                                  SCHEDULE 14A
                                 (RULE 14A-101)

         INFORMATION REQUIRED IN PROXY STATEMENT
         SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement               [ ] Confidential, For Use of the
Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

         ABLE TELCOM HOLDING CORP.
         (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials:

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:


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                            ABLE TELCOM HOLDING CORP.
                      1000 HOLCOMB WOODS PARKWAY, SUITE 440
                                ROSWELL, GA 30076
                                [DATE OF MAILING]

You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Able Telcom Holding Corp. We will hold the meeting on [September 29, 2000] at _______________ in Atlanta, Georgia at 10:00 a.m. Eastern Time. The Proxy Statement describes the business that we will conduct at the Annual Meeting which includes seeking your approval for the following Proposals, each of which are independent of the others. The proposals are as follows:

1. To elect four Directors to serve until our next annual meeting of shareholders or until their qualified successors are elected;

2. To approve amending our Articles of Incorporation to increase the number of authorized shares of:

(A)               Common Stock from 25 million to 100 million, and

(B)               Preferred Stock from one million to five million;

3. To approve amending our Articles of Incorporation to change our corporate name from "Able Telcom Holding Corp." to "The Adesta Group, Inc.";

4.       To further amend our 1995 Stock Option Plan to:

(A) Increase the number of shares authorized for issuance under the Plan from 1,300,000 to 5,500,000,

(B) Increase the number of options granted to Non-Affiliate Directors from a one-time grant of 5,000 options to an annual grant of 10,000 options,

(C) Grant additional options on an annual basis to Non-Affiliate Directors who serve as our Chairman of the Board or as Chairman or a member of a Board committee, and

(D) Extend the exercise period of options previously granted to Non-Affiliate Directors to the earlier of (A) September 19, 2005, or
         (B) the date which is two years after the date that a Non-Affiliate Director is no longer serving as a Director;

5. To ratify and approve the grant of 2,189,897 stock options to certain of our officers and directors outside of our 1995 Stock Option Plan. Issuance of these shares must be approved by the shareholders under the Nasdaq rules;

6. To approve issuing up to 2,600,000 shares of our Common Stock to WorldCom if it exercises options and stock appreciation rights obtained from us when we acquired the network construction and transportation systems business from WorldCom. Issuance of these shares must be approved by our shareholders under the Nasdaq rules;

7. To approve issuing shares of our Common Stock in connection with outstanding Series B securities issued to finance our acquisition of the network construction and transportation business from WorldCom. This proposal relates to 1,627,031 shares currently issuable to some holders of Series B securities plus additional shares which may be required to be issued pursuant to anti-dilution provisions contained in the Series B warrants. Issuance of these shares, when combined with 1,875,960 shares of Common Stock already issued to holders of our Series B Convertible Preferred Stock, must be approved by our shareholders under the Nasdaq rules;

8. To approve issuing shares of our Common Stock to holders of our Series C Convertible Preferred Stock and warrants upon conversion or exercise of those securities. This proposal relates to 4,700,000 shares currently issuable under the Series C Preferred Stock and warrants plus additional shares which may be required to be issued pursuant to anti-dilution provisions contained in the Preferred Stock and warrants. Issuance of these shares must be approved by our shareholders pursuant to the Nasdaq rules;

9. To approve issuing shares of our Common Stock in connection with a litigation settlement with Sirit Technologies, Inc. This proposal relates to up to 5,011,511 shares currently issuable to Sirit plus additional shares which may be


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         required to be issued pursuant to preemptive rights and anti-dilution rights held by Sirit. Issuance of these shares may be subject to approval by our shareholders under the Nasdaq rules;

10. To ratify appointing Arthur Andersen LLP as our independent accountants for the fiscal years ended October 31, 1999 and October 31, 2000; and

11. To transact any other business that may properly be presented at the 2000 Annual Meeting of Shareholders or any adjournments or postponements of the Annual Meeting.

Attending our Annual Meeting is limited to those persons who were our shareholders as of the record date of [August 17, 2000] (or their authorized representatives), and to our guests. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed Proxy Card and you will be pre-registered for the Annual Meeting. If your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker.

The Notice of the Annual Meeting and Proxy Statement on the following pages contain information concerning the business to be considered at the Annual Meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Your vote is important. Whether you plan to attend the Annual Meeting or not, please complete, date, sign and return the enclosed Proxy Card promptly. If you attend the Annual Meeting and prefer to vote in person, you may do so.

The continuing interest of our shareholders is gratefully acknowledged. We look forward to seeing you at the Annual Meeting.


                                           BILLY V. RAY, JR.
                                           Chairman of the Board


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                            ABLE TELCOM HOLDING CORP.
                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

The 2000 Annual Meeting of the Shareholders of Able Telcom Holding Corp. will be
held on [September 29, 2000] at         in Atlanta,Georgia at 10:00 a.m. Eastern
Time. At the 2000 Annual Meeting of Shareholders, we will ask you to vote on the following Proposals, each of which is independent of the others:

1. To elect four Directors to serve until our next annual meeting of shareholders or until their qualified successors are elected;

2. To approve amending our Articles of Incorporation to increase the number of authorized shares of:

(A)               Common Stock from 25 million to 100 million, and

(B)               Preferred Stock from one million to five million;

3. To approve amending our Articles of Incorporation to change our corporate name from "Able Telcom Holding Corp." to "The Adesta Group, Inc.";

4.       To further amend our 1995 Stock Option Plan to:

(A) Increase the number of shares authorized for issuance under the Plan from 1,300,000 to 5,500,000,

(B) Increase the number of options granted to Non-Affiliate Directors from a one-time grant of 5,000 options to an annual grant of 10,000 options,

(C) Grant additional options on an annual basis to Non-Affiliate Directors who serve as our Chairman of the Board or as Chairman or a member of a Board committee, and

(D) Extend the exercise period of options previously granted to Non-Affiliate Directors to the earlier of (A) September 19, 2005, or
         (B) the date which is two years after the date that a Non-Affiliate Director is no longer serving as a Director;

5. To ratify and approve the grant of 2,189,897 stock options to certain of our officers and directors outside of our 1995 Stock Option Plan. Issuance of these shares must be approved by the shareholders under the Nasdaq rules;

6. To approve issuing up to 2,600,000 shares of our Common Stock to WorldCom if it exercises options and stock appreciation rights obtained from us when we acquired the network construction and transportation systems business from WorldCom. Issuance of these shares must be approved by our shareholders under the Nasdaq rules;

7. To approve issuing shares of our Common Stock in connection with outstanding Series B securities issued to finance our acquisition of the network construction and transportation business from WorldCom. This proposal relates to 1,627,031 shares currently issuable to some holders of Series B securities plus additional shares which may be required to be issued pursuant to anti-dilution provisions contained in the Series B warrants. Issuance of these shares, when combined with 1,875,960 shares of Common Stock already issued to holders of our Series B Convertible Preferred Stock, must be approved by our shareholders under the Nasdaq rules;

8. To approve issuing shares of our Common Stock to holders of our Series C Convertible Preferred Stock and warrants upon conversion or exercise of those securities. This proposal relates to 4,700,000 shares currently issuable under the Series C Preferred Stock and warrants plus additional shares which may be required to be issued pursuant to anti-dilution provisions contained in the Preferred Stock and warrants. Issuance of these shares must be approved by our shareholders pursuant to the Nasdaq rules;

9. To approve issuing shares of our Common Stock in connection with a litigation settlement with Sirit Technologies, Inc. This proposal relates to up to 5,011,511 shares currently issuable to Sirit plus additional shares which may be required to be issued pursuant to preemptive rights and anti-dilution rights held by Sirit. Issuance of these shares may be subject to approval by our shareholders under the Nasdaq rules;


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10.      To ratify appointing Arthur Andersen LLP as our independent accountants for the fiscal years ended October 31, 1999 and October 31, 2000; and

11. To transact any other business that may properly be presented at the 2000 Annual Meeting of Shareholders or any adjournments or postponements of the Annual Meeting.

Our Board of Directors has fixed the close of business on [AUGUST 17, 2000] as the record date for determining our shareholders entitled to notice of and to notice of and vote at our Annual Meeting. A list of the Shareholders entitled to vote at the Annual Meeting may be examined by any of our Shareholders at our corporate offices at 1000 Holcomb Woods Parkway, Suite 440, Roswell, GA 30076.

The enclosed proxy is solicited by our Board of Directors. Please refer to the accompanying proxy materials for further information with respect to the business to be transacted at the Annual Meeting. Our Board of Directors requests that you complete, sign, date and return the enclosed Proxy Card promptly. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed Proxy Card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

By Order Of the Board of Directors


Roswell, Georgia                           BILLY V. RAY, JR.
____________, 2000                         Chairman of the Board

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED. NO POSTAGE IS NEEDED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. IF YOU EXECUTE A PROXY CARD, YOU MAY STILL ATTEND THE MEETING, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


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                       2000 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                            ABLE TELCOM HOLDING CORP.


                     PROXY STATEMENT FOR THE ANNUAL MEETING

The 2000 Annual Meeting of Shareholders of Able Telcom Holding Corp. will be held on [September 29, 2000] at ____________________ in Atlanta, Georgia at 10:00 a.m. Eastern Time, or at any adjournments or postponements of our Annual Meeting.

We will begin sending these Proxy materials, which include the Proxy Statement, the attached Notice of Annual Meeting and the enclosed Proxy Card on _________, 2000 to all shareholders entitled to vote. Our only class of voting stock is our Common Stock, par value $.001. Shareholders who owned Common Stock at the close of business on [AUGUST 17, 2000] our record date, are entitled to vote. On the record date, [16,374,504] shares of our Common Stock were outstanding. Our principal executive offices are located at 1000 Holcomb Woods Parkway, Suite 440, Roswell, GA 30076, and our telephone number is (888) 547-1570.

WHY WERE THESE PROXY MATERIALS SENT?

These Proxy materials were sent to you because our Board of Directors is soliciting proxies from shareholders of our shares of Common Stock to vote at our Annual Meeting. This Proxy Statement summarizes the information you need to know to decide how to vote at our Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed Proxy Card.

WHY DIDN'T WE HOLD A 1999 ANNUAL MEETING?

In connection with our planned 1999 Annual Meeting, we filed our initial preliminary proxy materials with the Securities and Exchange Commission in March 1999. However, the SEC Staff raised a number of questions regarding accounting and other disclosures that were made by us in our proxy materials and related filings in connection with our acquisition of the network construction and transportation systems business of MFS Network Technologies, Inc. from WorldCom in 1998. We may refer to this acquisition at times in this proxy statement as the MFSNT acquisition for convenience purposes. We were not able to resolve the SEC's questions until May 2000 so we could not complete our proxy materials for the 1999 Annual Meeting. As a result, the proposals we are submitting for shareholder approval at this 2000 Annual Meeting include those we initially intended to address at our 1999 Annual Meeting and that are still relevant, as well as new proposals.

WHAT IS BEING VOTED ON?

The proposals described in the attached Notice of 2000 Annual Meeting of Shareholders are being voted on at the Annual Meeting.

WHY IS THE PROXY STATEMENT LONGER AND MORE COMPLEX THAN NORMAL?

This Proxy Statement contains ten proposals, some of which involve explanations of complex transactions and legal requirements that have led to the proposals. For example, under Nasdaq rules, certain transactions require us to obtain the approval of holders of a majority of our shares casting votes if we plan to issue new shares of Common Stock that represent 20% or more of the shares of Common Stock that are outstanding at the time we agreed to issue the Common Stock. The Nasdaq rules apply to the following types of transactions relevant to Proposals Nos. 5, 6, 7, 8 and 9 of this Proxy Statement:

         - transactions where the Common Stock is issued to acquire another company;

         - transactions where the Common Stock is to be issued at a price below the greater of book value or market value of the Common Stock immediately prior to the issuance; and

         - transactions where an arrangement is made to issue Common Stock to officers and directors under an arrangement that does not include other employees, even if less than 20% of the outstanding Common Stock.


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

In July 1998, we acquired the network construction and transportation systems business from WorldCom, Inc. in a transaction that increased our size by three times. At that time, we did not have a sufficient number of authorized shares of our Common Stock available to meet our needs to finance this acquisition, as well as to provide incentives to employees and directors of a larger company. Therefore, in connection with this acquisition, we issued securities convertible into or exercisable for our Common Stock to third party investors, to provide financing, and to WorldCom. Although we have already issued these securities, because the total number of shares of Common Stock that possibly could be issued if all of these securities were converted or exercised could be more than 20% of our outstanding Common Stock at the time of the acquisition, and in some instances the conversion or exercise prices were or potentially could be less than the market price or book value of our Common Stock when we issued them, shareholder approval is required. Further, to allow us to issue Common Stock upon the conversion or exercise of these securities, we need to increase our authorized Common Stock to provide a sufficient number of shares of Common Stock for these issuances and for other purposes.

Prior to our signing the agreement relating to the acquisition from WorldCom on April 26, 1998, 9,379,824 shares of our Common Stock were outstanding. Thus, in completing the acquisition we were allowed to issue only up to approximately 1,875,960 shares of our Common Stock unless shareholder approval was received as required by Nasdaq. So far, we have issued 1,875,960 shares to the Series B investors upon their conversion of Series B Preferred Stock, so we cannot issue any shares to WorldCom upon exercise of its options or stock appreciation rights without shareholder approval. Likewise, we cannot issue any more shares to the Series B investors with regard to any securities they acquired in connection with the MFSNT acquisition without shareholder approval. Thus, we are seeking approval of Proposal Nos. 6 and 7 to allow us to issue these additional shares to WorldCom and the Series B investors.

Similarly, we sold the Series C Preferred Stock in January of this year, but before these securities are converted we need shareholder approval to increase our authorized shares of Common Stock and to issue the shares of Common Stock upon conversion or exercise of the Series C securities under the above-described Nasdaq rules. Just prior to selling the Series C securities on February 4, 2000, 15,862,838 shares of our Common Stock were outstanding. Therefore, under the Nasdaq rules we could issue only approximately 3,128,500 shares upon conversion of the Series C securities without shareholder approval. To date, we have not issued any shares of Common Stock to the holders of our Series C Preferred Stock and warrants. Therefore, to issue the full 4,700,000 shares of Common Stock we currently may be required to issue to the Series C investors, we are asking for shareholder approval as set forth in proposal No. 8.

The other proposals are being submitted for your approval because of considerations of Florida law, our Articles of Incorporation and Bylaws, contractual arrangements to which we are bound or the possible application of Nasdaq rules.

WHO MAY VOTE?

Shareholders who owned Common Stock at the close of business on [AUGUST 17, 2000], our record date, are entitled to vote at our 2000 Annual Shareholders Meeting. On the record date, [16,374,504] shares of our Common Stock were outstanding. Our Common Stock is our only class of voting stock.

HOW MANY VOTES DO I HAVE?

Each share of Common Stock that you owned as of our record date entitles you to one vote.

HOW MANY VOTES ARE NEEDED FOR A QUORUM?

As of [AUGUST 17, 2000,] 16,374,504 shares of Common Stock were issued and outstanding. The Annual Meeting will be held if a majority of our outstanding Common Stock entitled to vote is represented at our Annual Meeting. This means that 8,187,253 shares are required for a quorum. If you return the Proxy and/or attend the Annual Meeting in person, your shares of Common Stock will be counted to determine whether a quorum exists, even if you wish to abstain from voting on some or all matters introduced at the annual meeting. A shareholder "abstains" from voting only if he or she actually returns a Proxy Card marked "abstain". If you do not return a marked Proxy Card or attend in person, you will not be counted as attending the meeting. Failing to return a marked Proxy Card is not considered an "abstention". "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank, or other nominee, generally the nominee may only vote the Common Stock which it holds for you in accordance with your instructions. If a broker returns a Proxy Card but indicates no authority to vote on a particular matter, it is called a "broker non-vote."

If a quorum is not present or represented at the Annual Meeting, the shareholders who do attend the Annual Meeting in person or who are represented by proxy have the power to adjourn the Annual Meeting until a quorum is present or


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represented. At any adjournment of the Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Annual Meeting.

WHAT IMPACT DO OUR OFFICERS AND DIRECTORS HAVE ON VOTING?

Since our officers and directors currently own less than 2% of the actual voting rights of our outstanding Common Stock, their votes will have very little, if any, impact, on whether any of the Proposals are approved.

HOW DOES A SHAREHOLDER VOTE BY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed Proxy Card and return it promptly in the envelope provided. No postage is needed if the Proxy Card is mailed in the United States. Returning the Proxy Card will not affect your right to attend the Annual Meeting and vote. If you properly fill in your Proxy Card and send it to us in time to vote, your "Proxy" (one of the individuals named on your Proxy Card) will vote your shares as you have directed. If you sign the Proxy Card but do not make specific choices, your Proxy will vote your shares as recommended by our Board of Directors as follows:

         "FOR" electing the slate of Board of Directors proposed by us;

         "FOR" amending our Articles of Incorporation to increase the number of authorized shares of:

         (A)      Common Stock from 25 million to 100 million, and

         (B)      Preferred Stock from one million to five million;

         "FOR" amending our Articles of Incorporation to change our corporate name from "Able Telcom Holding Corp." to "The Adesta Group, Inc.";

         "FOR" further amending our 1995 Stock Option Plan to:

         (A) Increase the number of shares authorized for issuance under the Plan from 1,300,000 to 5,500,000,

         (B) Increase the number of options granted to Non-Affiliate Directors from a one-time grant of 5,000 options to an annual grant of 10,000 options,

         (C) Grant additional options on an annual basis to Non-Affiliate Directors who serve as Chairman of the Board, or as Chairman or a member of a Board committee, and

         (D) Extend the exercise period of options previously granted to Non-Affiliate Directors to the earlier of (A) September 19, 2005, or
         (B) the date which is two years after the date that the Non-Affiliate Director is no longer serving as a Director.

         "FOR" ratifying and approving the grant of stock options to certain of our officers and directors;

         "FOR" approving our issuing up to 2,600,000 shares of our Common Stock to WorldCom if it exercises options and stock appreciation rights it obtained in our acquisition from WorldCom;

         "FOR" approving our issuing shares of our Common Stock in connection with the exercise or conversion of our Series B securities;

         "FOR" approving our issuing shares of our Common Stock to holders of our Series C Convertible Preferred Stock and warrants upon conversion or exercise of those securities;

         "FOR" approving our issuing shares of our Common Stock in connection with a litigation settlement with Sirit Technologies, Inc.; and

         "FOR" ratifying our appointing Arthur Andersen LLP as our independent accountants for the fiscal years ended October 31, 1999 and October 31, 2000.


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

If any other matter is presented at the meeting, your Proxy will vote in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matter which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

MAY A PROXY BE REVOKED?

If you give a Proxy, you may revoke it at any time before it is voted. You may revoke your Proxy in one of three ways. First, you may send in another Proxy Card with a later date. Second, you may notify our Corporate Secretary in writing before the Annual Meeting that you have revoked the instructions on your Proxy Card. Third, you may vote in person at the Annual Meeting.

HOW DOES A SHAREHOLDER VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive even if you sent in a Proxy Card. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on [AUGUST 17, 2000] the record date.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

Proposal Nos. 1, 2, 3 and 10

The Florida Business Corporation Act provides that the directors are elected by a plurality of the votes cast (Proposal No. 1). Our by-laws and Florida law also provide that all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action, subject to greater votes required by other applicable rules (such as Nasdaq rules) or our Articles of Incorporation. None of Proposal Nos. 2, 3 or 10 require a greater vote. Abstentions marked on the Proxy Card and broker non-votes will have no legal effect, because none of Proposal Nos. 1, 2, 3 or 10 specify that a particular percentage of the shareholders entitled to vote is required. Failure to send in a Proxy Card will affect the existence of a quorum, but will not otherwise affect the vote. However, if you send in your Proxy Card but do not make a choice on the Proxy Card, you will be deemed to have voted "FOR" Proposal Nos. 1, 2, 3 and 10.

Proposal No. 4(A)

Because our Stock Option Plan provides for the issuance of incentive stock options under the Internal Revenue Code, the Code requires that amendments to the Stock Option Plan be approved by holders of a majority of the outstanding shares of Common Stock. Accordingly, abstentions marked on the Proxy Card, broker non-votes, and failure to send in a Proxy Card, will have the effect of a vote "AGAINST" Proposal No. 4(A). However, if you send in your Proxy Card but do not make a choice on the Proxy Card, you will be deemed to have voted "FOR" Proposal No. 4(A).

Proposal Nos. 4(B), 4(C), 4(D) and 5

Each proposals 4(B), 4(C), 4(D) and 5 have been approved by the Board pursuant to its authority to issue and modify options under and outside of our Stock Option Plan. However, Proposal No. 5 requires approval under the Nasdaq rules, as discussed below. Also, because the Board will be the beneficiary of these proposals, it seeks shareholder approval to avoid the appearance of a conflict of interest. Under the Florida Business Corporation Act, a transaction is not void or voidable because of a conflict of interest if holders of a majority of the outstanding shares of Common Stock, other than the interested directors' shares, approve the transaction. Abstentions marked on the Proxy Card, broker non-votes, and failure to send in a Proxy Card, will have the effect of a vote "AGAINST" Proposal Nos. 4(B), 4(C), 4(D) and 5. However, if you send in your Proxy Card but do not make a choice on the Proxy Card, you will be deemed to have voted "FOR" Proposal Nos. 4(B), 4(C), 4(D) and 5.

Proposal Nos. 6, 7, 8 and 9

The Nasdaq rules that are prompting these proposals require that holders of a majority of the votes cast on a matter approve the proposals. Accordingly, abstentions marked on the Proxy Card and broker non-votes, will have no legal effect, because none of Proposals 6, 7, 8 or 9 specify that a particular percentage of the shareholders entitled to vote is required. Failure to send in a Proxy Card will affect the existence of a quorum, but will not otherwise affect the vote. However, if you send in your Proxy Card but do not make a choice on the Proxy Card, you will be deemed to have voted "FOR" Proposal Nos. 6, 7, 8 and 9.


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

Proposal No. 5 is also subject to Nasdaq rules but the higher voting requirement for potential conflict of interest transactions under Florida law will satisfy Nasdaq rules as well.

IS VOTING CONFIDENTIAL?

Yes. Proxy Cards, ballots and voting tabulations that identify our individual shareholders are confidential. Only the inspectors of election and the employees and consultants associated with processing Proxy Cards and counting the votes have access to your card. Additionally, all comments directed to our management (whether written on the Proxy Card or elsewhere) remain confidential, unless you ask that your name be disclosed.

WHO PAYS THE COST OF SOLICITING THE PROXIES?

Able will pay the cost of this Proxy solicitation, which includes preparing, assembling and mailing the Notice of Annual Meeting, the Proxy Statement and the Proxy Card. In addition to soliciting Proxy Cards by mail, we expect that a number of our employees personally and by telephone will solicit shareholders for the same type of Proxy. None of these employees will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

HOW DOES A SHAREHOLDER OBTAIN A COPY OF OUR ANNUAL REPORTS ON FORM 10-K?

We have included a copy of our Amended Annual Report on Form 10-K for the Fiscal Year Ended October 31, 1999 and our Amended Annual Report on Form 10-K for the Fiscal Year Ended October 31, 1998, with these proxy materials. You may also obtain a copy of each of these Annual Reports, and all other reports electronically filed by us via the Internet, by accessing the Securities and Exchange Commission's EDGAR website at www.sec.gov/edaux/searches.html.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of August 17, 2000, the Common Stock owned beneficially by (i) each of our executive officers, (ii) each of our current directors, (iii) all executive officers and directors as a group, and (iv) each person known by us to be the "beneficial owner" of more than five percent of our Common Stock. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission ("SEC") to mean more than ownership in the usual sense. For example, you "beneficially" own Common Stock not only if you own it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) share the power to vote or sell the stock, or you have the right to acquire it within 60 days. Except as disclosed in the footnotes below, each of the executive officers and directors listed have sole voting and investment power over his shares. As of August 17, 2000, there were 16,374,504 shares of Common Stock issued and outstanding and approximately 425 holders of record.


                                                                                                      SHARES         PERCENTAGE
                                                                                                   BENEFICIALLY     BENEFICIALLY
NAME(1)                                    CURRENT TITLE                                             OWNED(2)          OWNED

Billy V. Ray, Jr.(3)                       Chief Executive Officer and                               410,000            2.5%
                                           Chairman of the Board of Directors

Edwin D. Johnson(3)(6)                     President and Chief Financial Officer and a               157,000               *
                                           Director

Frazier L. Gaines(4)                       Former Chief Executive Officer and Current                217,000            1.3%
                                           President - Able Telcom International

Charles A. Maynard                         Chief Operating Officer                                   200,000            1.2%

James E. Brands                            Senior Executive Vice President                           100,000               *


Michael Brenner                            General Counsel and Executive Vice President              100,000               *

Edward Z. Pollock(5)                       Associate General Counsel                                  66,000               *

Robert Sommerfeld                          President - Adesta Communications                         100,000               *

Philip A. Kernan, Jr.                      President - Adesta Transportation                         125,000               *

J. Barry Hall(10)                          President - Transportation Safety                         102,472               *
                                           Contractors, Inc.

Richard A. Boyle                           President - Patton Management Corp.                        65,000               *

C. Frank Swartz(3)                         Director                                                   30,000               *

H. Alec McLarty(7)(3)                      Director                                                   11,610               *

Gerald Pye                                 Director                                                      -0-             -0-

All Executive Officers and Directors as                                                            1,684,082           10.3%
a Group (15 persons)

Gideon D. Taylor(8)                        Former Director and Officer                               946,638            5.8%

WorldCom(9)                                                                                        3,050,000           18.6%

---------------

*        Less than 1%.

(1) The address for each of our directors and executive officers is 1000 Holcomb Woods Parkway, Suite 440, Roswell, GA 30076.

(2) All of the options granted to officers and directors since December 1998 are subject to shareholder approval. See Proposal No. 5 regarding these options.

(3)      Standing for reelection for director.

(4) Includes 80,000 shares underlying stock options, which are immediately exercisable subject to shareholder approval pursuant to Proposal No. 5, 128,000 shares held in a trust controlled by Mr. Gaines, and an aggregate of 9,000 shares held by Mr. Gaines as trustee to four minor children.

(5) Mr. Pollock owns 1,000 shares and options to purchase 65,000 shares, subject to shareholder approval pursuant to Proposal No. 5.

(6) Mr. Johnson owns 7,000 shares and options to purchase 150,000 shares, subject to shareholder approval pursuant to Proposal No. 5.

(7) These include 1,610 shares owned by Mr. McLarty's wife and 10,000 shares underlying options, which are immediately exercisable subject to shareholder approval pursuant to Proposal No. 5.

(8) These include 21,619 shares owned by Mr. Taylor's wife, and 220,000 shares underlying stock options, which are immediately exercisable subject to shareholder approval pursuant to Proposal No. 5. Mr. Taylor's address is 265 Harper Road, Dry Fork, VA 24549.

(9) These shares were issued to WorldCom by converting debt into 3,050,000 shares at $8.375 per share on January 13, 2000. WorldCom's address is 515 East Amite St., Jackson, Mississippi 39201.

(10) Mr. Hall received these shares in payment of the October 31, 1999 portion of an earn-out owed from our acquisition of the Georgia Electric Company.

                                 PROPOSAL NO. 1:

        TO ELECT FOUR DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF
          SHAREHOLDERS OR UNTIL THEIR QUALIFIED SUCCESSORS ARE ELECTED.

DIRECTORS

The following is a list of the persons nominated to be members of our Board of Directors, their ages, the year in which each was elected a director and, where applicable, the office held by the director. Each director elected will hold office until the next Annual Meeting of Shareholders, which is expected to be held in May 2001, or until their qualified successors have been duly elected. In the election, the four persons who receive the highest number of votes actually cast will be elected. The proxies named in the Proxy Card intend to vote for the election of the nominees unless otherwise instructed. If you do not wish your shares to be voted for a particular nominee, you must identify the exception in the appropriate space provided on the Proxy Card, in which event the shares will be voted for the other listed nominees. We have no reason to believe that any nominee will be unable or will refuse to serve.

NAME                                                                      AGE          SERVED AS A DIRECTOR SINCE

Billy V. Ray, Jr.,                                                         42                     1999
   Chief Executive Officer and Chairman of the Board of Directors

Edwin D. Johnson,                                                          43                     2000
   President, Chief Financial Officer and a Director

C. Frank Swartz, Director                                                  62                     1998

Alec McLarty, Director                                                     49                     1999

All directors are elected annually at our shareholders meeting and hold office following election until their qualified successors are elected. Once elected, the newly elected directors will determine who will serve as members of our Audit Committee, Compensation Committee, and Nominating Committee. Any member of our Board of Directors who is not an employee of us or any subsidiary and does not beneficially own, within the meaning of Rule 13d-2 of the Securities Exchange Act of 1934, as amended, more than five percent (5%) of any class of our outstanding capital stock is a "Non-Affiliate Director". Mr. Swartz and Mr. McLarty are "Non-Affiliate Directors".

The biographies of the persons nominated as Directors are as follows:

BILLY V. RAY, JR. has served as our Chief Executive Officer since December 1, 1998. From December 1, 1998 to May 2000, Mr. Ray also served as our President. Mr. Ray has served as a director since March 5, 1999 and was elected as Chairman of the Board of Directors on May 12, 2000. Mr. Ray also served as acting Chief Financial Officer from November 30, 1998 to February 2000. From October 1, 1998 to November 30, 1998, Mr. Ray was our Executive Vice President of Mergers and Acquisitions and Treasurer. From May 1998 to October 1998 and from January 1997 to June 1997, Mr. Ray served as a consultant to us. Mr. Ray served as our Chief Financial Officer from June 1997 to April 1998. From December 1995 to January 1997 and from April 1997 to July 1997, Mr. Ray was the President of Ten-Ray Utility Construction, Inc., a utility construction company. During a part of that period, he also served as a consultant to Alcatel, a maker of intelligent highway systems. From September 1994 to November 1995, Mr. Ray was the Controller of Tri-Duct, a utility construction company, and served as a consultant to Tri-Duct from November 1995 to March 1996. From March 1994 to September 1994, Mr. Ray was the staff manager at MasTec, Inc. a telecommunications infrastructure company and he was assistant to the president at Burnup & Sims, a utility construction company, from January 1993 to March 1994.

EDWIN D. JOHNSON joined the Company in May 2000 and serves as President, Chief Financial Officer and a director. From November 1998 to April 2000, Mr. Johnson served as Executive Vice President and Chief Financial Officer of Mortgage.com, an on-line banking and lending company. From March 1996 to June 1998, Mr. Johnson served as Chief Financial Officer of MasTec, Inc., a telecommunications infrastructure company. From January 1995 to March 1996, Mr. Johnson was a private real estate consultant. From October 1984 to January 1995, Mr. Johnson was worldwide Chief Financial Officer of Attwoods, plc, an international waste services company.

C. FRANK SWARTZ has served as one of our directors since August 1998 and as Chairman of the Board from November 30, 1998 to May 2000. Mr. Swartz has been retired since November 1994. For the five years prior to November 1994, Mr. Swartz was employed by GTE as the Director of Internal Support, based in Caracas, Venezuela.

H. ALEC MCLARTY has served as one of our directors since March 1999. He is the founder of Clarion Resources Communications Corporation ("Clarion") and has served as the Chairman and Chief Executive Officer of Clarion since January 1996. Clarion is a multi-faceted company in the domestic and international telecommunications industry providing services ranging from research and development to international long distance services. In 1987, Mr. McLarty founded Resurgens West, a telecommunications company and served as its President until January 1996.

RESIGNATIONS DURING FISCAL YEARS 1998 AND 1999

During the fiscal year ended October 31, 1998, three of our directors, Robert C. Nelles, John D. Foster and Richard J. Sandulli resigned to pursue other business interests.

During the fiscal year ended October 31, 1999, five of our directors resigned for unrelated reasons. Gideon D. Taylor resigned in March 1999 to pursue other business interests. Frazier L. Gaines resigned in March 1999 to devote time to his duties as president of our wholly-owned subsidiary, Able Telcom International. Robert Young resigned in May 1999 to devote more time to his consulting business. Thomas Davidson resigned in January 2000 to devote more time to his personal business. Jonathan Bratt resigned in February 2000 because he found it difficult to attend board meetings from his residence in Venezuela.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Our Board of Directors met 14 times during the fiscal year ended October 31, 1998 and, during that time, never acted by unanimous written consent. Our Board of Directors met 20 times during the fiscal year ended October 31, 1999 and, during that time, never acted by unanimous written consent.

Our Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee. The Audit Committee reviews the scope of the auditors' engagement, including the remuneration to be paid, and reviews the independence of the accountants. The Audit Committee, with the assistance of our Chief Financial Officer and other appropriate personnel, reviews our annual financial statements and the independent auditor's report, including significant reporting and operational issues, corporate policies and procedures as they relate to accounting and financial reporting and financial controls, litigation in which we are a party and use by our executive officers of expense accounts and other non-monetary perquisites, if any. The Audit Committee may direct our legal counsel or independent accountants to inquire into and report to it on any matter having to do with our accounting or financial procedures or reporting. The Audit Committee held two meetings during the fiscal year ended October 31, 1998 and three meetings during the fiscal year ended October 31, 1999. During fiscal year 1998, the members of the Audit Committee consisted of C. Frank Swartz, who also served as its Chairman, and Thomas Davidson. During fiscal year 1999, the members of the Audit Committee consisted of C. Frank Swartz, who also served as its Chairman, Billy V. Ray, Jr. and H. Alec McLarty.

In June 2000, the Board of Directors adopted a formal written charter for its Audit Committee. A copy of our Audit Committee Charter is attached to these proxy materials as Appendix D. Under Nasdaq's rules, by June 2001 our Audit Committee must be comprised of at least three members who are independent directors, each of whom is able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment. The Board is also obligated under Nasdaq rules to have at least one member of the Audit Committee with past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the Director's having financial sophistication such as being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors is committed to complying with this Nasdaq rule regarding its Audit Committee in a timely manner. Two of our director nominees meet the Nasdaq's definition of independence and financial sophistication. We intend to continue to search for an additional candidate for our Board who will also meet these requirements so that we will be in compliance with the Nasdaq rule prior to the June 2001 deadline.

Compensation Committee. The Compensation Committee is responsible for setting and approving the salaries, bonuses and other compensation for our executive officers, establishing compensation programs and determining the amounts and conditions of all grants of awards under our 1995 Stock Option Plan and grants of awards outside of that Plan. The Compensation Committee held two meetings during the fiscal year ended October 31, 1998 and three meetings during the fiscal year ended October 31, 1999. During the fiscal year ended October 31, 1998, the Compensation Committee consisted of Thomas Davidson, who served as its Chairman, C. Frank Swartz, and Gideon D. Taylor, who subsequently resigned as one of our Directors on March 9, 1999. During the fiscal year ended October 31, 1999, the Compensation Committee consisted of C. Frank Swartz, who also served as its Chairman, Billy V. Ray, Jr. and Alec McLarty.

Nominating Committee. The Nominating Committee is responsible for selecting those individuals who will stand for election to our Board of Directors. The Nominating Committee will consider all reasonable comments from shareholders regarding proposed nominees for directors, as well as nominations for Board members recommended by shareholders. To date, the Nominating Committee has no formal procedures for submitting comments or recommendations and has accepted both written and oral comments, as well as names of proposed nominees prior to the filing of a definitive proxy statement. Typically, once a recommendation has been received, the Committee will undertake due diligence as to the nominee's background, will discuss the comments on the proposed nominee with the shareholder submitting the candidate, and, if applicable, will meet with the candidate before making a final determination as to whether to recommend the proposed individual as a nominee for election to the Board of Directors. The Nominating Committee held one meeting during the fiscal year ended October 31, 1998 and two meetings during the fiscal year ended October 31, 1999. During the fiscal year ended October 31, 1998, the Nominating Committee consisted of Frazier L. Gaines, who served as its Chairman, and C. Frank Swartz. During the fiscal year ended October 31, 1999, the Nominating Committee consisted of C. Frank Swartz, who served as its Chairman, Billy V. Ray, Jr. and Alec McLarty.

With the exception of Gerald Pye, no director attended fewer than 75% of the meetings of the Board or any committee on which the director served during the fiscal years ended October 31, 1998 and October 31, 1999.

COMPENSATION OF DIRECTORS

Non-Affiliate Directors are currently paid $12,000 annually plus $750 for each committee meeting attended and are reimbursed for expenses associated with Board responsibilities. In addition, pursuant to Able's 1995 Stock Option Plan, Non-Affiliate Directors currently receive one-time automatic grants of options to purchase 5,000 shares of Common Stock as of the date the Non-Affiliate Director was initially elected or appointed, at an exercise price equal to the fair market value at the date of grant.

In April 1998, we granted options to purchase 10,000 shares of Common Stock to all directors, which grants were outside the Plan. These options are subject to shareholder approval, see Proposal No. 5. Employee directors receive no additional fees or remuneration for acting in their capacity as one of our directors.

On May 7, 1999 and as ratified on May 12, 2000, our Board of Directors voted to increase the annual fees paid and to make additional annual grants of options under the 1995 Stock Option Plan to Non-Affiliate Directors as described in the table below. The options grants are subject to Shareholder approval, as described in Proposal Nos. 4(B) and 4(C).

                                                                                          NUMBER OF OPTIONS
                      POSITION                                    FEES                       (ANNUALLY)
                      --------                              ------------------            -----------------

Chairman of the Board                                       $2,500 per month                    15,000


Board Member (other than Chairman of the Board)             $1,750 per month                    10,000


Audit Committee Chairman                                    $1,000 per meeting                   2,000


Audit Committee Member                                      $  750 per meeting                   1,000


Compensation Committee Chairman                             $1,000 per meeting                   2,000


Compensation Committee Member                               $  750 per meeting                   1,000


Nominating Committee Chairman                               $1,000 per meeting                   2,000

Nominating Committee Member                                 $  750 per meeting                   1,000

The fees described above will be paid on a monthly basis so long as the Non-Affiliate Director attends at least 65% of properly noticed meetings. Any adjustments to fee payments will be done on a quarterly basis.

During fiscal 1998 and fiscal 1999, the following options were granted to our directors as additional compensation for service as directors, some of whom no longer serve in that capacity and will not stand for reelection. The terms of these option grants are summarized below. Those of our directors who also serve or have served as our employees have received option grants in their capacity as employees as is discussed elsewhere in this proxy statement.

                                 NUMBER                           DATE OF       EXPIRATION
      DIRECTOR                 OF SHARES        GRANT PRICE    INITIAL GRANT       DATE

Thomas M. Davidson(2)           20,000           $   5.75        12/31/98        12/31/04
                                10,000           $   6.25          5/7/99          5/8/01

John D. Foster(3)               10,000(4)        $   6.20         4/24/98          7/3/04
                                20,000(4)        $  11.93         4/24/98          7/3/04

Robert C. Nelles(5)             10,000(4)        $   6.20         4/24/98          7/3/04
                                20,000(4)        $11.9375         4/24/98          7/3/04
                                15,000(4)        $   5.34         2/19/98         9/19/05

Richard J. Sandulli(6)          10,000(4)        $   6.20         4/24/98          7/3/04
                                20,000(4)        $11.9375         4/24/98          7/3/04

C. Frank Swartz(7)              20,000           $   5.75        12/31/98        12/31/04
                                10,000           $   6.75          6/9/99          6/9/02

Robert H. Young(8)              10,000           $   6.25          5/7/99          5/8/01

Alec McLarty(7)                 10,000           $   8.75         7/29/99         7/29/02


(11) On December 31, 1998, in an effort to correct a number of ambiguities in the minutes of the Board of Directors' meetings, and in order to comply with the incentive stock option terms of our 1995 Stock Option Plan, our Board of Directors rescinded all of the then issued option grants prior to December 31, 1998, with the exception of the grants to Mr. Nelles, Mr. Foster and Mr. Sandulli which met the requirements of the Plan. The Board then reissued new options outside of the Plan as reflected in the table in the amounts set forth above at the calculated fair market value per share on December 31, 1998, which was $5.75. However, because these new options were granted outside the Plan, the Company was required to make the grants subject to shareholder approval to comply with the Nasdaq rules.

(12)     Mr. Davidson resigned from our Board of Directors in January 2000.

(13)     Mr. Foster resigned from our Board of Directors on June 5, 1998.

(14)     Non-qualified stock options granted pursuant to our 1995 Stock Option
         Plan.

(15)     Mr. Nelles resigned from our Board of Directors on May 5, 1998

(16)     Mr. Sandulli resigned from our Board of Directors on August 25, 1998.

(17) Mr. Swartz and Mr. McLarty are standing for reelection for our Board of Directors.

(18)     Mr. Young resigned from our Board of Directors in May 1999.

The options granted outside the Stock Option Plan, including those in the chart granted to Messrs. Bratt, Davidson and Swartz, are subject to shareholder approval and are described in detail in Proposal No. 5.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and 10% shareholders to file reports regarding initial ownership and changes in ownership with the SEC and the Nasdaq Stock Market, Inc. executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Our information regarding compliance with Section 16 is based solely on a review of the copies of such reports furnished to us by our executive officers, directors and 10% shareholders. These forms include (i) Form 3, which is the Initial Statement of Beneficial Ownership of Securities, (ii) Form 4, which is a Statement of Changes in Beneficial Ownership, and (iii) Form 5, which is an Annual Statement of Changes in Beneficial Ownership (all of which, for fiscal year ended October 31, 1999, were inadvertently filed late for each Section 16 individual required to file the Form 5).

It is our General Counsel's intent to oversee the timely filing of the Section 16 forms.

All executive officers, directors and 10% shareholders appear to have made the required filings in a timely manner other than the following individuals who were delinquent in filing forms or failed to file forms during the fiscal years ended October 31, 1998 and October 31, 1999:

    NAME OF INDIVIDUAL                      POSITION                              DELINQUENCY OR FAILURE

Billy V. Ray, Jr.           Chief Executive Officer and             Form 4's which should have been filed for the months
                            Chairman of the Board of Directors      of November 1997, July 1998 and August 1998 were
                                                                    filed through a Form 5 for October 1998. The Form 5,
                                                                    however, was not filed timely pursuant Section 16.
                                                                    Form 5 for the fiscal year ended October 31, 1999,
                                                                    should have been filed by December 15, 1999, but was
                                                                    not filed until January 21, 2000.

Frazier L. Gaines           Former Chief Executive Officer, and     A Form 4 for the month of September was not filed in
                            President - Able Telcom International   a timely manner pursuant to Section 16. Form4s
                                                                    which should have been filed for the months of April
                                                                    and July 1998 were filed through a Form 5 for October
                                                                    1998.  However, the Form 5 was not filed timely
                                                                    pursuant to Section 16. Form 5 for the fiscal year
                                                                    ended October 31, 1999, should have been
                                                                    filed by December 15, 1999, but was not filed until
                                                                    January 21, 2000.

James E. Brands             Senior Executive Vice President         Form 5 for the fiscal year ended October 31,
                                                                    1999, should have been filed by December 15,
                                                                    1999, but was not filed until January 21, 2000.

G. Vance Cartee             Vice President of Business Development  Form 5 for the fiscal year ended October 31,
                                                                    1999, should have been filed by December 15,
                                                                    1999, but was not filed until January 21, 2000.

Michael A. Summers          Former Chief Accounting Officer         Form 5 for the fiscal year ended October 31,
                                                                    1999, should have been filed by December 15,
                                                                    1999, but was not filed until January 21, 2000.

Edward Z. Pollock           Associate General Counsel               Form 5 for the fiscal year ended October 31, 1999,
                                                                    should have been filed by December 15, 1999, but was not
                                                                    filed until January 21, 2000.

Stacy Jenkins               Former President - Adesta               Form 5 for the fiscal year ended October 31, 1999,
                            Communications                          should have been filed by December 15, 1999, but was
                                                                    not filed until January 21, 2000.

Richard A. Boyle            President - Patton Management Corp.     A Form 3 which should have been filed no later
                                                                    than April 10, 1998 was filed through a Form 5 in
                                                                    October 1998. However, the Form 5 was not filed
                                                                    timely pursuant to Section 16. Form 5 for the
                                                                    fiscal year ended October 31, 1999, should have
                                                                    been filed by December 15, 1999, but was not
                                                                    filed until January 21, 2000.

C. Frank Swartz             Chairman of the Board of                A Form 4 which should have been filed in August
                            Directors                               1998 was filed through a Form 5 for October 1998.
                                                                    However, the Form 5 was not filed timely pursuant to
                                                                    Section 16. Form 5 for the fiscal year ended October 31,
                                                                    1999, should have been filed by December 15,
                                                                    1999, but was not filed until January 21, 2000.

Alec McLarty                Director                                Form 4 for the month of May, 1999 was filed on
                                                                    Form 5 for fiscal year 1999. Form 5 for the
                                                                    fiscal year ended October 31, 1999, should have
                                                                    been filed by December 15, 1999, but was not
                                                                    filed until January 27, 2000.

Gerald Pye                  Director                                Form 5 for fiscal year ended October 31, 1999 has
                                                                    not yet been filed.

Jonathan A. Bratt(1)        Director                                A Form 4 which should have been filed for the

    NAME OF INDIVIDUAL                      POSITION                              DELINQUENCY OR FAILURE


                                                                    month of April 1998 was filed  through a Form 5 in
                                                                    October 1998.  The Form 5, however, was not filed
                                                                    timely pursuant to Section 16. Form 5 for the
                                                                    fiscal year ended October 31, 1999, should have
                                                                    been  filed  by December 15, 1999, but was not
                                                                    filed until January 24, 2000.

Thomas M. Davidson(2)       Director                                A Form 4 which should have been filed in August
                                                                    1998, was filed through a Form 5 for October
                                                                    1998. However, the Form 5 was not filed timely
                                                                    pursuant to Section 16. Form 5 for the fiscal
                                                                    year ended October 31, 1999, should have been
                                                                    filed by December  15, 1999, but was not filed
                                                                    until January 24, 2000.

(1)      Mr. Bratt resigned from our Board of Directors in February 2000.

(2)      Mr. Davidson resigned from our Board of Directors in January 2000.

EXECUTIVE OFFICERS

Biographical information for our executive officers is presented below.


      OFFICER'S NAME                AGE        OFFICE

      Billy V. Ray, Jr.              42        Chief Executive Officer and Chairman of the Board of Directors

      Edwin D. Johnson               43        President, Chief Financial Officer, Director

      Frazier L. Gaines              60        Former Chief Executive Officer, now President - Able Telcom
                                               International

      Charles C. Maynard             56        Chief Operating Officer

      James E. Brands                63        Senior Executive Vice President


      Michael Brenner                52        General Counsel and Executive Vice President

      Edward Z. Pollock              61        Associate General Counsel

      Robert Sommerfeld              50        President - Adesta Communications

      Philip A. Kernan, Jr.          49        President - Adesta Transportation

      J. Barry Hall                  50        President - Transportation Safety Contractors, Inc.

      Richard A. Boyle               46        President - Patton Management Corp.

For a biography of Billy V. Ray, Jr., and of Edwin D. Johnson, see "Directors".

FRAZIER L. GAINES was one of our Directors from August 1992 through March 19, 1999 and has served as President of Able Telcom International, Inc., one of our wholly owned subsidiaries, since June 1994. Mr. Gaines served as our Interim President and Chief Executive Officer from March 1998 to November 1998. From 1992 to 1994, Mr. Gaines was our Chief Operating Officer. From 1987 to 1992, Mr. Gaines was Vice President of Judycom, Inc. and Judycom Construction Corporation, both of which were located in Lexington, Kentucky and engaged in fiber optic installation.

CHARLES C. MAYNARD was named Chief Operating Officer of the Company in February 2000. From July 1999 to January 2000, Mr. Maynard was an independent communications consultant primarily for Able. From July 1997 to June 1999, Mr. Maynard served as the Chief Executive Officer of International Satellite Group (INSAT), a satellite telephone sales and rental company. From October 1996 to June 1997, Mr. Maynard was an independent communications consultant to Cybernetic Services, Inc. From October 1992 to September 1996, Mr. Maynard served as the Managing Director, U.S. Business Development, of TeleDiffusion de France
(TDF), a division of French Telecom, which was established to develop an international messaging network for the worldwide logistic industry.

JAMES E. BRANDS has served as our Senior Executive Vice President since March 1999. From November 1997 to March 1999, Mr. Brands was the CFO of Wilson Pest Control, Inc., a pest control services company. From July 1997 to November 1997. Mr. Brands served as the Executive Vice President and a Director of KBAS, Inc., an employee leasing company and from February 1997 to July 1997, he was the CFO of Arrow Exterminators, which provides pest control services. From January 1993 to March 1995, Mr. Brands served as Chairman, CEO and a Director of Marquest Medical Products, Inc. (NASDAQ: MMPI), which manufactures disposable products for respiratory, pulmonary and related medical segments and also served as Vice Chairman, CFO and a director of Scherer Healthcare, Inc. (Nasdaq:SCHR), which was involved in disposable medical products, pharmaceutical development and medical waste management. From January 1985 to February 1995, Mr. Brands was the Executive Vice President and a director of RPS Investments, Inc., a private investment company involved in real estate, manufacturing and services companies, and which was a control entity of Sherer Healthcare, Inc. Since 1981, Mr. Brands has been the owner of Brands & Co., which provides financial and business consulting services.

MICHAEL BRENNER joined the Company in May 2000 and serves as General Counsel and Executive Vice President. From November 1998 to April 2000, Mr. Brenner served as General Counsel to Mortgage.com, an on-line mortgage and lending company. From July 1995 to November 1998, Mr. Brenner served as deputy city attorney for West Palm Beach, Florida.

EDWARD Z. POLLOCK became our General Counsel in November 1998; he became Associate General Counsel in May 2000. From 1963 to 1998, Mr. Pollock was a sole practitioner at the law firm of Edward Z. Pollock.

ROBERT SOMMERFELD was named President of Adesta Communications, Inc. in April 2000. From August 1998 to April 2000, Mr. Sommerfeld served as Vice President of Business Development for Adesta Communications, Inc., formerly MFS Network Technologies, Inc. ("MFSNT"). Prior to our purchase, Mr. Sommerfeld served MFSNT as project manager since its inception in 1988, which was formed as a subsidiary of Peter Kiewit Sons', Inc.

PHILIP A. KERNAN, JR. joined the company in February 2000 as President of Adesta Transportation, Inc. From July 1997 to June 1999, Mr. Kernan served as President and Chief Financial Officer of Skysite Communications, Inc, a satellite communications company. From January 1994 to June 1997, Mr. Kernan served as Vice President of David Werner International, an executive placement firm.

J. BARRY HALL serves as President of Transportation Safety Contractors, Inc. ("TSCI"). From October 1996 to October 1999, Mr. Hall served both as President of TSCI and Georgia Electric Company. From 1990 to October 1996, Mr. Hall was Vice President of Georgia Electric Company.

RICHARD A. BOYLE has been the President of Patton Management Corp., one of our subsidiaries since March 1996. From May 1991 to March 1996, Mr. Boyle was Vice President and General Manager of Wright & Lopez, Inc., a telecommunications contractor. From January 1990 to May 1991, Mr. Boyle was Vice President and General Manager of Pressure Concrete Construction Company, a division of South Eastern Public Services Co.

The Chief Executive Officer is elected by and serves at the discretion of our Board of Directors. All other executive officers are appointed by the Chief Executive Officer.

EXECUTIVE COMPENSATION

The following table contains summary information for the years indicated of compensation to (i) those persons serving as our Chief Executive Officer during the 1999 fiscal year, (ii) the other four of our most highly compensated executive officers who were serving as such at October 31, 1999, and (iii) up to two additional individuals who had served as one of our executive officers during the 1999 fiscal year but who were not executive officers at October 31, 1999. The persons referred to in clauses (ii) and (iii) above generally are not included in the table if they received total annual salary and bonus of $100,000 or less for the 1999 fiscal year end. The persons named in this table are collectively referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

           FOR THE FISCAL YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997

                                                                                                   Long Term
                                                                                                    Compen-
                                                                                                     sation
                                                             Annual Compensation                     Awards

                                                                                       Other      Securities
                                                                                       Annual     Underlying     All other
                 Name and                                                              Compen-    Options(6)/     Compen-
            Principal Position                 Year      Salary($)      Bonus($)      sation($)     SARs(#)      sation($)

Billy V. Ray, Jr.(1)                           1999       203,792       200,000        24,000       150,000             --
Chief Executive Officer and                    1998        48,462        40,000            --        35,000        110,818
Chairman of the Board of Directors             1997        34,615            --            --            --         56,961


Frazier L. Gaines(2)                           1999       201,138            --         2,500            --             --
Former Chief Executive Officer, and            1998       153,986            --            --       290,000          4,609
President- Able Telcom International           1997       110,000            --            --            --      1,024,375


Stacy Jenkins(4)                               1999       207,304        55,000         4,000       125,000             --
Former President of Adesta Communications


Michael Arp(3)                                 1999       149,565        30,000        24,000        65,000             --
Former Acting President - GEC and TSCI

J. Barry Hall(5)                               1999       240,000       150,000            --            --             --
President - Transportation Safety              1998       209,173        75,000            --            --         33,906
Contractors, Inc.                              1997       161,538            --            --            --             --


Richard Boyle(7)                               1999       159,000        70,000        19,200        65,000             --
President - Patton Management Corp.

(19) Mr. Ray has served as our Chief Executive Officer since December 1, 1998. From December 1, 1998 to May 2000, Mr. Ray also served as President. He served as acting Chief Financial Officer from November 3, 1998 to February 2000. From October 1, 1998 to November 30, 1998, Mr. Ray served as Executive Vice President of Mergers and Acquisition and Treasurer. From May 1998 to October 1998 and from January 1997 to June 1997, he served as a consultant to us. From June 1997 to April 1998 he served as our Chief Financial Officer. For 1999, other compensation includes auto allowance of $6,000 and housing allowance of $18,000. In 1998, other compensation included consulting fees in the amount of $92,099, an automobile allowance of $5,400, a housing allowance of $12,600 and health insurance premiums paid on Mr. Ray's behalf of $719. In 1998, 25,000 options expired during the time Mr. Ray served as our consultant. In 1997, other annual compensation includes compensation for consulting services rendered prior to Mr. Ray's appointment in June 1997, as our Chief Financial Officer, and a travel and housing allowance.

(20) Mr. Gaines served as our President and Chief Executive Officer from March 1998 through November 30, 1998. Prior thereto, Mr. Gaines was President of Able Telcom International, Inc. (a position which he continues to hold). For 1999, other compensation includes an auto allowance of $2,500. For 1998, other compensation includes an automobile allowance of $4,500 and health insurance premiums paid by us on Mr. Gaines behalf in the amount of $109. For 1997, other compensation consists of an automobile allowance, a housing allowance and an amount of $991,375, which represents the difference between the price paid by Mr. Gaines upon the exercise of certain stock options and the fair market value of the underlying Common Stock on the date of exercise.

(21) Mr. Arp is no longer employed by us but will receive severance pay in the amount of $15,000 monthly through December 2000. Mr. Arp joined us in January 1999. In 1999, Mr. Arp's other compensation included a $1,500 monthly housing allowance and a $5,000 auto allowance. Mr. Arp served as Acting President of Georgia Electric Company and Transportation Safety Contractors, Inc. from November 1999 to March 2000.

(22) Mr. Jenkins' other compensation includes $4,000 for automobile allowance. Mr. Jenkins resigned from the Company in March 2000.

(23) In 1998, other compensation includes a housing allowance of $24,000, an automobile allowance of $7,800 and contributions to our 401K plan of $2,106.

(24)     Includes options that have not yet been approved by shareholders.

(25) Mr. Boyle's other compensation includes a housing allowance of $14,400 plus an automobile allowance of $4,800.

THE ABLE TELCOM HOLDING CORP. 1995 STOCK OPTION PLAN, AS AMENDED

For several years we have maintained the 1995 Stock Option Plan. We originally authorized 550,000 shares of Common Stock to be issued under the Plan. In April 1998, our shareholders approved amending the Plan to increase the number of shares authorized under the Plan by 750,000 to 1,300,000 shares. We intend to amend our registration statement on Form S-8 to register the additional 750,000 shares of Common Stock reserved for issuance under the Plan. For a description of the 1995 Stock Option Plan and of further amendments proposed to be made to the plan, see Proposal Nos. 4(A) through 4(D).

OPTION GRANTS TO EXECUTIVE OFFICERS THROUGH AUGUST 17, 2000

During the fiscal year ended October 31, 1998, we issued options to purchase an aggregate of 892,000 shares of Common Stock to our subsidiary employees, our officers and directors at exercise prices ranging from $6.20 to $14.00 per share. On December 31, 1998, all of these options were rescinded. Immediately thereafter, the same number of options were issued on December 31, 1998 at an exercise price of $5.75, which was the average of the ten-day closing market price for our Common Stock for the period from December 16 to December 30, 1998. The expiration date of these options range from December 31, 2000 to April 24, 2005. The 892,000 options granted in the fiscal year ended October 31, 1998 were immediately vested upon re-grant on December 31, 1998. All of these grants are subject to Shareholder approval. During fiscal year 1999, we issued options to purchase an aggregate of approximately 1.8 million shares of Common Stock to employees, consultants and advisors, some of which grants are described in more detail in the table below. The expiration and vesting schedules vary from immediate vesting to vesting and expiration through June 30, 2004. No options were issued with an exercise price less than the then market value of the Common Stock.

OPTION EXERCISES AND PERIOD-END VALUES

As of August 17, 2000, there were 150,000 options that were "in-the-money", assuming shareholder approval of Mr. Johnson's options under Proposal No. 5. Options are "in-the-money" if the exercise price is less than or equal to the market price of our Common Stock. Mr. Johnson's options are exercisable at $2.44 per share and the closing price for our Common Stock on August 17, 2000 was $2.50 per share.

EMPLOYMENT, CONSULTING AGREEMENTS AND ARRANGEMENTS

BILLY V. RAY, JR., Chief Executive Officer and Chairman of the Board of Directors, is party to an employment agreement, dated June 15, 2000 with us (the "Ray Employment Agreement"). The Ray Employment Agreement terminates on May 1, 2003, and is automatically renewable for three years. It provides that Mr. Ray is to be paid a salary of $350,000 per year, plus a housing allowance of $1,800 per month and an automobile allowance of $1,500 per month, as well as health and life insurance benefits for the term of the agreement. The Ray Employment Agreement also provides for a minimum bonus of $150,000 annually, and stock options for 150,000 shares which were fully vested upon grant and are exercisable at $2.84 per share, fair market value at the date of grant. These options expire on July 15, 2010 and are subject to shareholder approval. This grant was in addition to a grant dated February 21, 2000 to purchase 100,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date our shareholders approve this additional grant and a grant dated December 31, 1998 to purchase 100,000 shares of Common Stock at an exercise price of $5.75 per share. The February 21, 2000 options vest immediately on the date approval is received from the shareholders and the December 31, 1998 options vested immediately upon grant. These options were issued to

Mr. Ray under previous employment agreements all of which were otherwise superceded by the Ray Employment Agreement. The Ray Employment Agreement also contains a covenant by Mr. Ray not to compete with us for a period of three years following termination of his employment. Should Mr. Ray's employment be terminated without cause, Mr. Ray will be paid out the full remainder of his contract without any duty to mitigate. On May 7, 1999, Mr. Ray was granted options to purchase 50,000 shares of Common Stock at $6.37 per share, one third of which vested May 7, 1999, one third of which vested May 31, 2000 and one third of which will vest on May 31, 2001. Additionally Mr. Ray's employment contract provides for a loan of $300,000 to him.

EDWIN D. JOHNSON, President and Chief Financial Officer is a party to an employment agreement, dated May 8, 2000 with us (the "Johnson Employment Agreement"). The Johnson Employment Agreement terminates on May 7, 2003 and provides that Mr. Johnson is to be paid a salary of $300,000 per year, plus an automobile allowance of $1,500 per month, as well as health and life insurance benefits for the term of the agreement. The Johnson Employment Agreement also provides for a minimum bonus of $150,000 annually and stock options for 150,000 shares, which were fully vested upon grant and are exercisable at $2.44 per share, fair market value at date of grant. These options expire on May 7, 2010 and are subject to shareholder approval. The Johnson Employment Agreement also contains a covenant by Mr. Johnson not to compete with us for a period of three years following termination of his employment. Should Mr. Johnson's employment be terminated without cause, Mr. Johnson will be paid out the full remainder of his contract without any duty to mitigate. Additionally Mr. Johnson's employment contract provides for a loan of $300,000 to him.

FRAZIER L. GAINES, President of Able Telcom International, Inc., is party to an employment agreement, dated November 12, 1998 with us (the "Gaines Employment Agreement"). The Gaines Employment Agreement terminates on November 11, 2001, may be extended for one additional year by mutual agreement, allows for a consulting agreement to be signed at the end of the initial three year term, and provides that Mr. Gaines is to be paid a salary of $200,000 per year, plus health and life insurance and a monthly automobile allowance of $500. The Gaines Employment Agreement also provides that we will pay all health and life insurance benefits plus $60,000 per year for the number of years equal to Mr. Gaines' years of service currently 11 years and payable beginning at Mr. Gaines' termination date. The Gaines Employment Agreement also contains a covenant by Mr. Gaines not to compete with us for a period of three years following termination of his employment. The Gaines Employment Agreement also provides that if Mr. Gaines' employment is terminated with cause Mr. Gaines will be entitled to 30 days prior notice. However, should Mr. Gaines' employment be terminated without cause, Mr. Gaines will be paid one-year's severance plus regular Company health and insurance benefits. $100,000 of this amount would be payable immediately upon termination with the remainder of the $100,000 payable within 45 days from termination. In addition, the Gaines Employment Agreement provides for the grant of options to purchase 100,000 shares of Common Stock, subject to approval by our Board of Directors, which vest over a three year period, or immediately upon either a change in control or ownership of us. To date, these options have not been approved by our Board of Directors and thus have not yet been granted.

CHARLES C. MAYNARD, Chief Operating Officer, is a party to an employment agreement dated February 21, 2000 with us (the "Maynard Employment Agreement"). The Maynard Employment Agreement terminates on February 20, 2003 and provides that Mr. Maynard is to be paid a salary of $240,000 per year, plus insurance and other benefits. The Maynard Employment Agreement also provides that if Mr. Maynard's employment is terminated with cause, Mr. Maynard will be entitled to 90 days prior notice. However, if Mr. Maynard`s employment is terminated without cause, Mr. Maynard will be paid out the remainder of his contract plus fringe benefits without any rights of mitigation. In addition, the Maynard Employment Agreement provides for the grant of options to purchase 200,000 shares of Common Stock, subject to approval of our shareholders, which will vest over a two-year period at prices ranging from $6.00 to $9.50 per share.

JAMES E. BRANDS, Senior Executive Vice President, is party to a consulting and employment agreement, dated March 15, 1999 with us (the "Brands Employment Agreement"). The Brands Employment Agreement terminates on April 5, 2002, and may be extended by mutual agreement for an additional one-year period. The Brands Employment Agreement provides that Mr. Brands was paid (i) a consulting fee of $20,000 for the period commencing March 15, 1999 and ending May 15, 1999, and (ii) a salary of (A) $5,750 for the period between April 2, 1999 to April 30, 1999, and (B) $2,500 for the period between May 1, 1999 to May 31, 1999 and that will be paid at least $12,500 per month from June 1, 1999 through April 5, 2001; provided that if another executive or management employee other than a CEO is hired during the initial term of the Brands Employment Agreement at a rate of more than $12,500 per month, Mr. Brands' monthly rate shall immediately become the same as such employee. Mr. Brands is also entitled to an automobile allowance of $500 per month or at our option, we may provide Mr. Brands with a late model Lincoln Town Car and reimbursement of its operating costs, a housing allowance of $1,500 per month effective August 1, 1999 (during the period April 2, 1999 to July 31, 1999, Mr. Brands was reimbursed for actual expenses incurred), plus health and life insurance benefits. However, no housing allowance has been paid to Mr. Brands. In addition, the Brands Employment Agreement provides for the grant of options to purchase 100,000 shares of Common Stock at $6.375 per share, of which 75,000 vested as of April 5, 1999 and 25,000 vested June 21, 2000. Shareholder approval is required for these options. The exercise period terminates two years from each vesting date. Mr. Brands was granted a salary increase to $175,000 per year as of January 1, 2000, and to $240,000 per year as of February 21, 2000.

MICHAEL BRENNER, General Counsel and Executive Vice President, is party to an employment agreement, dated May 3, 2000 with us (the "Brenner Employment Agreement"). The Brenner Employment Agreement terminates on May 2, 2003 and provides that Mr. Brenner is to be paid a salary of $200,000 per year, plus an automobile allowance of $1,000 per month, as well as health and life insurance benefits. The Brenner Employment Agreement also calls for a minimum bonus of $50,000 annually, and stock options for 100,000 shares, which vest immediately and are exercisable at $2.69 per share, fair market value at date of grant. These options expire on May 2, 2010 and are subject to shareholder approval. The Brenner Employment agreement also contains a covenant by Mr. Brenner not to compete with us for a period of three years following termination of his employment. Should Mr. Brenner's employment be terminated without cause, he will be paid out the full remainder of his contract without any duty to mitigate. Additionally Mr. Brenner's contract provides for a loan of $200,000 to him.

EDWARD POLLOCK, Associate General Counsel, is party to an employment agreement, dated January 1, 1999 with us (the "Pollock Employment Agreement"). The Pollock Employment Agreement terminates on December 31, 2000 and provides for Mr. Pollock to be paid an initial salary of $10,000 per month for the period from January 1, 1999 to June 30, 1999, increased to $11,000 per month for the period from July 1, 1999 to December 31, 1999, increased to $12,000 monthly for the period from January 1, 2000 to June 30, 2000, and increased to $12,500 monthly for the period from July 1, 2000 to December 31, 2000. In addition, the Pollock Employment Agreement provides an automobile allowance of $300 per month, plus health insurance and other benefits. The Pollock Employment Agreement may be extended for an additional two-year period by mutual agreement. The Pollock Employment Agreement also contains a covenant by Mr. Pollock not to compete with us for a period of three years following termination of his employment. The Pollock Employment Agreement also provides that if Mr. Pollock's employment is terminated with cause, Mr. Pollock will be entitled to 90 days prior notice. However, should Mr. Pollock's employment be terminated without cause, Mr. Pollock will be paid out the remainder of his contract. In addition, the Pollock Employment Agreement provides for the grant of options to purchase 40,000 shares of Common Stock, as approved by our Board of Directors, which vest over a three year period (20,000 options vested on January 1, 1999, 10,000 options vested on January 1, 2000 and 10,000 options will vest on January 2, 2001), unless there is a change in control or ownership of us, in which case, the options vest. Effective May 7, 1999, Mr. Pollock's salary increased to $150,000 per year and he was granted options to purchase 25,000 shares at $6.375 per share, one-third of which vested as of May 7, 1999, one-third vested on May 7, 2000 and one-third will vest on May 7, 2001. The exercise period for the options granted on May 7, 1999 to Mr. Pollock commences as of the date of vesting and continues through the earlier of (i) September 19, 2005 or (ii) two years from the date he is no longer employed by us. Shareholder approval is required for these options.

PHILIP A. KERNAN, Jr., President of Adesta Transportation, is a party to an employment agreement dated February 21, 2000 with us (the "Kernan Employment Agreement"). The Kernan Employment Agreement terminates on February 20, 2003 and provides that Mr. Kernan is to be paid a salary of $182,000 per year, plus insurance and other benefits. The Kernan Employment Agreement also provides that if Mr. Kernan's employment is terminated with cause, that Mr. Kernan will be entitled to 90 days prior notice. However, if Mr. Kernan's employment is terminated without cause, Mr. Kernan will be paid out the remainder of his contract plus fringe benefits without any rights of mitigation. In addition, the Kernan Employment Agreement provides for the grant of options to purchase 125,000 shares of Common Stock, subject to approval of our shareholders, which will vest over a two-year period at prices ranging from $6.00 to $9.50 per share.

J. BARRY HALL, President of Transportation Safety Contractors, Inc. ("TSCI"), is party to an employment agreement dated October 12, 1996 with TSCI (the "Hall Employment Agreement"). The Hall Employment Agreement terminates on October 11, 2001, and provides that Mr. Hall is to be paid a salary of $150,000 per year, plus insurance and other benefits. The Hall Employment Agreement also contains a covenant by Mr. Hall not to compete with us for a period of two years following termination of his employment, unless we terminate the Hall Employment Agreement for cause or if Mr. Hall terminates the agreement with good reason, in which case the non-competition period will terminate after six (6) months (which period may be extended by us up to one year in exchange for additional compensation). Effective May 7, 1999, Mr. Hall received a cash bonus of $100,000, based upon compensation that has been assigned to Mr. Hall from Gerry Hall, a former Chief Executive Officer of ours.

RICHARD A. BOYLE, President of the Patton Management Group, is party to an employment agreement, dated August 1, 2000 with us (the "Boyle Employment Agreement"). The Boyle Employment Agreement terminates on July 31, 2003, and provides that Mr. Boyle is to be paid a salary of $185,000 per year, plus insurance and other benefits. The Boyle Employment Agreement also contains a covenant by Mr. Boyle not to compete with us for a period of two years following termination of his employment. The Boyle Employment Agreement also provides that if Mr. Boyle is terminated with cause, Mr. Boyle will not be entitled to any notice. Effective May 7, 1999, Mr. Boyle was granted options to purchase 65,000 shares of Common Stock at $6.375 per share, one-third of which vested as of May 7, 1999, one-third vested on May 7, 2000 and one-third vest on May 7, 2001. The exercise period for the options granted on May 7, 1999 to Mr. Boyle commences as of the date of vesting and continues through the earlier of (i) September 19, 2005 or (ii) two years from the date Mr. Boyle is no longer employed by us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended October 31, 1999, compensation for our executive officers was determined by our Compensation Committee, consisting of Messrs. C. Frank Swartz, H. Alec McLarty and Billy V. Ray, Jr. Mr. Swartz is Chairman of the Committee and he and Mr. McLarty are the two non-employee members of the Compensation Committee. In addition to being a director of Able, Mr. Ray is our Chief Executive Officer. Mr. Ray excused himself from all discussions and abstained from voting on any issues relating to the compensation and bonuses to be paid to Mr. Ray as Chief Executive Officer.

In April 1998, we engaged Washington Equity Partners ("WEP") as an advisor in connection with the MFSNT acquisition. At the time of the engagement, Mr. Thomas
A. Davidson, a member of our Board of Directors and a former member of the Compensation Committee, who resigned as a director in January 2000, was Managing Director of WEP. In connection with the engagement, we agreed to pay WEP a fee if we consummated the financing of the MFSNT acquisition through an investor contacted by WEP. We also committed to reimburse WEP for its reasonable travel and out-of-pocket expenses (up to a maximum of $20,000 without prior approval) incurred in connection with its engagement. Mr. Davidson subsequently left his position as Managing Director of WEP in April 1998 and WEP assigned its rights in the agreement to Mr. Davidson. Mr. Davidson became one of our directors in June 1998. On October 21, 1998, we agreed with Mr. Davidson to pay him $1,332,000 in satisfaction of amounts owing under our agreement with WEP. During the 1999 fiscal year, Mr. Davidson was paid $350,000 of this amount and on April 30, 1999, Mr. Davidson converted the remaining $828,002 due, into 118,286 shares of Common Stock at the then market price of $7.00 per share.

Mr. Davidson was a codefendant with us in the Sirit lawsuit described in Proposal No. 9. Under our indemnification obligations to Mr. Davidson as a director and now a former director, we have paid attorneys fees and costs for the defense of this lawsuit. One counsel has represented us and Mr. Davidson so it is not possible to segregate amounts paid on his behalf from the amounts paid on our behalf. However, Mr. Davidson has benefited materially from these payments. Mr. Davidson paid the settlement amount related to claims against him without our assistance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 12, 1996, we acquired all of the issued and outstanding capital stock of Georgia Electric Company ("GEC"), which prior to the acquisition was owned equally by Gerry W. and J. Barry Hall (collectively, the "Halls"). Following the acquisition, Gerry Hall was elected to our board of directors, and on June 12, 1997, was elected our President and Chief Executive Officer. Gerry Hall resigned as our President, Chief Executive Officer and a director on March 2, 1998. Barry Hall is president of our subsidiary Transportation Safety Contractors Inc. The purchase price for the GEC acquisition was $3 million in cash, plus the issuance at the end of each of the next five fiscal years of a number of shares of Common Stock to be determined pursuant to a formula contained in the acquisition agreement. The formula involves dividing a dollar figure derived from GEC's actual pre-tax profits and operating margins compared with target profits and margins for each fiscal year by a discounted per share price. The GEC acquisition agreement was amended in February 1998 to increase the percentage discount applicable to the price of the Common Stock for purposes of this formula, thus increasing the potential earn-out consideration to the Halls. At the same time the amendment limited the total market value of the shares of Common Stock which could be issued under the agreement. In the event that GEC is sold by us prior to the end of fiscal year 2001, we are obligated to issue to Gerry Hall and Barry Hall a number of shares of Common Stock having a market value (as determined in accordance with the contract) of $1 million for each year that earn-out consideration remains payable. Gerry Hall's resignation as our President, CEO and director had no relationship with the amendment to the GEC acquisition Agreement. The shares issued to the Halls for fiscal year 1998 totaled 508,398 and for fiscal year 1999 totaled 204,944.

During fiscal 2000, we loaned $300,000 to Edwin D. Johnson, our President, $300,000 to Billy V. Ray, Jr., our Chief Executive Officer and Chairman, and $200,000 to Michael Brenner, our General Counsel and Executive Vice President. Each of these loans was made pursuant to provisions of the employment agreements between us and these individuals. The terms of these loans require interest at prime to be paid annually and for the principle to be repaid in three years by Messrs. Johnson and Brenner and in six years by Mr. Ray.

See also "Compensation Committee Interlocks and Insider Participation" regarding certain related party transactions between members of our Compensation Committee and with Mr. Thomas Davidson, one of our former directors.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including the Proxy materials, in whole or in part, the following Report on Executive Compensation and the Performance Graph shall not be deemed to be incorporated by reference into any of those filings.

REPORT ON EXECUTIVE COMPENSATION

During the fiscal year ended October 31, 1999, the Compensation Committee was responsible for setting and approving the salaries, bonuses and other compensation for our Executive Officers, establishing compensation programs, and determining the amounts and conditions of all grants of awards under the Plan.

Compensation Objectives. The Compensation Committee believes that the objectives of executive compensation are to attract, motivate and retain highly qualified executives, to align the interests of these executives with those of the shareholders and to motivate Company executives to increase shareholder value by improving corporate performance and profitability. To meet these objectives, our Board of Directors seeks to provide competitive salary levels and compensation incentives that attract and retain qualified executives, to recognize individual performance and achievements, as well as our performance relative to our peers and to encourage ownership of Company stock.

Executive Salaries. Base salaries for executives are determined initially by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for comparable management talent and the compensation practices among public companies the size of, or in businesses similar to, our Company. Salary adjustments are determined and normally made at twelve-month intervals.

Annual Bonuses. We have historically paid bonuses to executives who the Board of Directors determines have contributed materially to our success during the most recently completed fiscal year. The bonuses are intended to enable our executives to participate in our success, as well as provide incentives for future performance. Bonus compensation has typically been determined as a percentage of the executive's salary based upon our pre-tax net income as a whole or the pre-tax net income of the subsidiary which employs the executive.

Compensation Of The Chief Executive Officer. The compensation of Billy V. Ray, Jr., our Chief Executive Officer, was adjusted during the year to better reflect the accomplishments of Mr. Ray. The increases were based upon arm-length negotiations between Mr. Ray and the remaining members of our Board of Directors. In agreeing to increase Mr. Ray's compensation, the Board of Directors sought to provide an appropriate incentive to Mr. Ray. The Board of Directors believes that Mr. Ray's salary was appropriate for the chief executive officer of a public company the size of our Company. See "Summary Compensation Table" for information concerning Mr. Ray's compensation. The Board of Directors approved the payment of a bonus to Mr. Ray of $200,000, based upon our operating results and strategic accomplishments during fiscal year 1999. Mr. Ray did not participate in discussion of nor did he vote on any issues relating to his compensation.

Frazier Gaines served as our Chief Executive Officer from March 1998 through November 1998 (excluding August 19-31, 1998) when he resigned to direct his energies into Able Telcom International. During the fiscal year ended October 31, 1999, Mr. Gaines was paid $15,000 as Chief Executive Officer for the period of November 1 to November 30, 1998 when Mr. Gaines resumed his position as President of Able Telcom International. Mr. Gaines received other compensation that is more fully presented in the "Summary Compensation Table".

Stock Options. The Board of Directors may grant to our employees long-term incentives consisting of Non-Qualified Stock Options, Incentive Stock Options and stock options outside the Plan. The Plan provides for the eligibility of all 2,100 employees, as well as Non-Affiliated Directors, consultants and advisors. In order to vary the types of awards that may be offered, our Board of Directors approved the Plan Amendments contained in Proposal No. 4, which will increase the number of shares of stock available for grant under the Stock Option Plan and will allow for the grant of shares of Common Stock subject to restrictions. During fiscal year 1999, our Board of Directors approved grants of stock options to all Executive Officers. See "Executive Compensation--Option Grants During the Fiscal Year Ended October 31, 1999".

Respectfully Submitted,

Billy V. Ray, Jr., Chairman
C. Frank Swartz
Alec McLarty

STOCK PERFORMANCE

The following performance graph compares the cumulative total return on our Common Stock with the cumulative total return of the companies in the Standard & Poor's 500 Index, the Nasdaq Telecommunications Stocks Index and a self-determined peer group consisting of Advanced Communications Systems, Inc., AmeriLink Corp.; ANTEC Corporation; C-Cor Electronics, Inc.; Comtech Telecommunications Corp.; Dycom Industries, Inc.; Eltrax Systems, Inc.; Internet Communications Corp.; IPC Information Systems, Inc.; IWL Communications, Inc.; Lockheed Martin; MasTec, Inc.; NumereX Corp.; Porta Systems Corp.; Tollgrade Communications Corp.; View Tech, Inc.; and World Access, Inc. The cumulative total return for each of the periods shown in the performance graph is measured assuming an initial investment of $100 on October 31, 1994 and assuming dividend reinvestment. No dividends have been paid on the Common Stock.

  COMPARISON OF THE 12-MONTH CUMULATIVE TOTAL RETURN AMONG ABLE TELCOM HOLDING
      CORP., THE S&P 500 INDEX, SELF-DETERMINED PEER GROUPS AND THE NASDAQ
                         TELECOMMUNICATIONS STOCKS INDEX

                                        1994        1995         1996         1997         1998         1999
                                        ----        ----         ----         ----         ----         ----
Able Telcom Holding Corp.                100          75          120          110          100          125

Peer Group                               100         145          200          220          250          130

S&P 500                                  100         125          155          205          250          320

Nasdaq Telecommunications                100         110          120          175          235          430

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTING THE SLATE OF FOUR DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL
                    THEIR RESPECTIVE SUCCESSORS ARE ELECTED.

                                 PROPOSAL NO. 2:

  TO RATIFY AND APPROVE AMENDMENTS TO OUR ARTICLES OF INCORPORATION TO INCREASE
                       THE NUMBER OF AUTHORIZED SHARES OF

                 (A) COMMON STOCK FROM 25 MILLION TO 100 MILLION
              (B) PREFERRED STOCK FROM ONE MILLION TO FIVE MILLION

Current Number of Authorized Common and Preferred Shares

Our Articles of Incorporation currently authorize 25 million shares of Common Stock and five million shares of Preferred Stock. As of August 17, 2000, there were 16,374,504 shares of Common Stock issued and outstanding, leaving approximately 8,600,000 additional shares available for issuance. As of August 17, 2000, there were 5,000 shares of Series C Preferred Stock issued and outstanding, leaving 995,000 additional shares available for issuance.

Number of Authorized Common Shares Needed

As of August 17, 2000, on a fully diluted basis, if all our securities exercisable or convertible into Common Stock were vested, and exercised or converted, and we complied with our obligations to Sirit to issue Common Stock, we would be required to issue approximately 19 million shares. These securities include approximately

         - 9,818,542 shares of Common Stock (to cover the Sirit litigation and including shares underlying convertible securities); and

         - 9,382,200 shares of Common Stock underlying outstanding options, warrants and stock appreciation rights.

This number of shares does not include the number of shares needed to satisfy the following obligations:

- Any contractual obligations we have to the Series B investors and the Series C investors to reserve more than 100% of the shares that are issuable upon conversion of their existing securities. If these shares were included, we would need approximately an additional 4,700,000 shares; and

- Contractual obligations to security holders, including our agreements with the Series B investors, the Series C investors and Sirit (as described at Proposal No. 9), which contain provisions requiring that we issue additional shares if we take certain kinds of actions that would dilute the holders ownership interests. For example, under the Series C Preferred Stock, if we subdivide our Common Stock by stock split or stock dividend into a greater number of shares, the conversion price of the Series C Preferred Stock must be proportionately reduced. Thus, if we effected a two for one split of our Common Stock, the conversion price of the Series C Preferred Stock would be divided in half and the number of shares issuable upon conversion of the Series C Preferred Stock would be doubled. In light of these anti-dilution provisions, we could be required to issue a much larger number of shares of Common Stock than that specified above.

Reasons for Authorizing Additional Shares of Common Stock

By increasing our authorized shares of Common Stock from 25 million to 100 million, we will have more than a sufficient number of shares to meet our current obligations. As is demonstrated above, we currently do not have a sufficient number of shares of Common Stock to meet our obligations. This means that we have no stock available for future actions, including future fundraising activities or acquisitions. If we do not have enough shares of Common Stock to meet our current obligations, we will be required to make substantial cash payments which we are currently unable to make and for which we may have difficulty obtaining financing. If we do not receive approval to increase our authorized Common Stock so that these obligations can be met and we are required to make cash payments, to the extent we are unable to finance these payments on favorable terms, our financial condition, cash flow and ability to proceed with the funding of our operations will be materially affected.

Additionally, increasing our number of authorized shares will allow our Board flexibility to act promptly in issuing stock to meet our future business needs, which may include:

         -paying existing creditors,

         -financing transactions to improve our financial and business position,

         -stock splits or stock dividends,

         -acquisitions and mergers,

         -for employee benefit plans and

         -other proper business purposes.

Furthermore, if additional shares are readily available, our Board of Directors will be able to act quickly without spending the time and incurring the expense of soliciting proxies and holding additional shareholders' meetings. The Board, however, may issue additional shares of Common Stock and Preferred Stock without action on the part of the shareholders only if the action is permissible under Florida law, and only if the rules of the exchange on which the Common Stock is listed (currently the Nasdaq National Market System) permit those issuances. There are no additional costs or expenses due to the State of Florida, where we are incorporated, as a result of the increase in authorized shares, other than the costs associated with the filing of an Amendment to our Articles of Incorporation.

Preferred Shares

Our Board is also seeking approval to increase the number of authorized shares of Preferred Stock from one million shares to five million shares, on terms which may be fixed by the Board of Directors without further shareholder action. As of the record date, of the three series of Preferred Stock we have designated, only 5,000 shares of our Series C Preferred Stock are issued and outstanding. Therefore, as of August 17, 2000, we have remaining 995,000 shares of Preferred Stock which can be designated for issuance in the future. Our Board of Directors believes that an increase in the number of shares of authorized Preferred Stock from one million to five million will ensure that a sufficient number of shares is available for future activities, including additional fund raising or use of Preferred Stock in acquisitions.

Board of Directors Recommendation

For the above-described reasons, on March 4, 1999, and as ratified on May 12, 2000, our Board of Directors unanimously adopted a resolution setting forth proposed amendments to our Articles of Incorporation:

1. Authorizing amendments to the first paragraph of Article III of our Articles to increase the number of authorized shares of

         Common Stock, par value $.001, from 25 million shares to 100 million shares; Preferred Stock, par value $.10, from one million shares to five million shares; and

2. Directing that the amendments be submitted to the shareholders for their review, adoption and approval at our 2000 Annual Meeting of Shareholders.

Effect of Increasing the Authorized Shares

Each of the additional authorized shares of Common Stock may be issued at any time and will have the same rights and privileges as the currently authorized Common Stock. The additional authorized Preferred Stock may be issued at any time by resolutions of a majority of our Board of Directors in one or more series with the designations, powers, preferences and rights, including without limitation, dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences and other qualifications and limitations as our Board of Directors determines. Shareholders should keep in mind that the terms of any series of Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of our Common Stock. Further, we may use the additional authorized shares to discourage others from attempting to gain control of us by diluting the voting power of shares outstanding or increasing the voting power of those who support our Board of Directors in opposing a takeover bid or a solicitation adverse to our management we deem not in our shareholders' best interests.

Assuming the amendments are approved, no further Shareholder approval is required for us to issue authorized Common Stock or Preferred Stock, unless required by law, including the rules of the Nasdaq Stock Market, including Rule 4460(i), described in this Proxy Statement. You may vote separately to increase the number of authorized shares of (i) Common Stock and (ii) Preferred Stock.

Proposals

If only Proposal 2(A) described in this Proposal is approved, the first paragraph of Article III of the Articles of Incorporation will read as follows:

                                   ARTICLE III

The number of shares of stock that this Corporation is authorized to have outstanding at any one time is:

         ONE HUNDRED AND ONE MILLION (101,000,000) SHARES CONSISTING OF ONE HUNDRED MILLION (100,000,000) SHARES OF COMMON STOCK HAVING A PAR VALUE OF ONE TENTH OF A CENT ($.001) PER SHARE AND ONE MILLION (1,000,000) SHARES OF PREFERRED STOCK HAVING A PAR VALUE OF TEN CENTS ($.10) PER SHARE.

If only Proposal 2(B) described in this Proposal is approved, the first paragraph of Article III of the Articles of Incorporation will read as follows:

                              ARTICLE III

The number of shares of stock that this Corporation is authorized to have outstanding at any one time is:

         THIRTY MILLION (30,000,000) SHARES CONSISTING OF TWENTY FIVE MILLION (25,000,000) SHARES OF COMMON STOCK HAVING A PAR VALUE OF ONE TENTH OF A CENT ($.001) PER SHARE AND FIVE MILLION (5,000,000) SHARES OF PREFERRED STOCK HAVING A PAR VALUE OF TEN CENTS ($.10) PER SHARE.

If Shareholder approval is obtained for either Proposal 2(A) or Proposal 2(B) or for both Proposals, the amendments become effective once the amendment is filed with the Secretary of State of the State of Florida, which is expected to occur as soon as practicable after the shareholders approve the amendments.

What is the Effect if the Shareholders Do Not Approve These Proposals?

If the shareholders do not approve Proposal No. 2(A), we will not be able to meet our current contractual obligations to issue shares of Common Stock or reserve shares of Common Stock for issuance. Accordingly, if the shareholders do not approve Proposal 2(A), it will have the effect of votes against Proposal Nos. 6, 7, 8 and 9, which describe contractual obligations that require us to issue shares of Common Stock or pay substantial amounts of cash which we currently cannot afford.

In addition, if the shareholders do not approve either Proposal No. 2(A) or Proposal No. 2(B), we will be severely limited in our ability to use our securities as consideration for services and for acquisitions. For example, we will not be able to issue securities to current or future employees pursuant to stock options and will be forced to provide all bonuses in cash. Further, we may not be able to use our securities in acquisitions or to raise additional capital. As a result, our results of operations, profitability and cash-flow could be adversely and materially affected.

An Overview of our Common Stock

The following summarizes the rights of holders of our Common Stock:

         Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by our shareholders generally, including the election of directors;

         There are no cumulative voting rights;

         The holders of our Common Stock are entitled to dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available for the purpose, if any;

         Upon our liquidation, dissolution or winding up, the holders of shares of Common Stock will be entitled to share ratably in the distribution of all of our assets remaining available for distributions after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

         The holders of Common Stock have no preemptive or other subscription rights to purchase shares of our stock, and are not entitled to the benefits of any redemption or sinking fund provisions.

An Overview of Our Preferred Stock

Our Articles of Incorporation authorize our Board of Directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series within the limits set forth in our Articles of Incorporation and applicable law. Among other rights, the Board may determine, without further vote or action by our stockholders:

         The number of shares constituting the series and the distinctive designation of the series;

         The dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

         Whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

         Whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

         Whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

         Whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

         The rights and liquidation value of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

Unless our Board provides otherwise, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. We have no present intent to issue any additional series of Preferred Stock.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVING AMENDMENTS TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                                       OF

                 (A) COMMON STOCK FROM 25 MILLION TO 100 MILLION
              (B) PREFERRED STOCK FROM ONE MILLION TO FIVE MILLION

                                 PROPOSAL NO. 3:

    TO AMEND OUR ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATE NAME FROM
             "ABLE TELCOM HOLDING CORP." TO "THE ADESTA GROUP, INC."

As part of our agreements with WorldCom related to the MFSNT acquisition, we were permitted to use the trade name "MFSNT" or any part of that trade name only during the 18-month transition period immediately following the acquisition. Effective February 2000, we changed the names of our subsidiaries bearing "MFS" as part of their name as follows:

         MFS Network Technologies, Inc. changed its name to Adesta Communications, Inc.,
         MFS Transportation Systems, Inc. changed its name to Adesta Transportation, Inc., and
         MFS TransTech, Inc. which changed its name to TransTech, Inc.

Although our current name "Able Telcom Holding Corp." does not include any portion of the trade name MFSNT, we believe that it is important that the parent holding company have a name that is similar to that of the majority of its subsidiaries. This similarity in names will assist in market identification of all of the members of the corporate family as well as help in achieving a name brand recognition within our markets. Therefore, the Board of Directors has recommended the change of our name to "The Adesta Group, Inc." To effect this name change, we are required to amend our Articles of Incorporation. The Articles of Incorporation may be amended to change our name only with shareholder approval.

Why "Adesta"?

The word "Adesta" is derived from the Latin word, adeo, which means to unite or come together. Part of our mission is that through our subsidiaries, our products and services are helping to unite the world through state-of-the-art communications infrastructure. As such, we believe that the name "The Adesta Group, Inc." better reflects our mission.

The Proposed Name Change

We are asking our shareholders to approve amending our Articles of Incorporation to change our corporate name from "Able Telcom Holding Corp" to "The Adesta Group, Inc." To accomplish this name change, our Board of Directors proposes that Article I of our Articles of Incorporation be amended to read as follows:

                                 ARTICLE I NAME

                      The name of the Corporation shall be:

                             THE ADESTA GROUP, INC.

If this Proposal is Approved, Must our Shareholders Take Any Actions?

It will not be necessary for you to surrender your share certificates upon approval of the proposed name change. Rather, when share certificates are presented for transfer or other reasons, new share certificates bearing the name "The Adesta Group, Inc." will be issued. Until that time, your share certificates containing the old name will automatically be deemed to represent that of the newly named company. Additionally, we will continue to trade our Common Stock under the symbol "ABTE".

Our Board's Ability to Terminate This Proposal

We recommend that our shareholders vote "FOR" amending our corporate name. However, if, our Board decides completing our corporate name change becomes inadvisable because a claim is made challenging the name change, or any other circumstance exists which makes the name change inadvisable, our Board may terminate this proposal to amend our Articles of Incorporation. The termination of this proposal may be effective either before or after approval of the name change by the shareholders.


    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVING AMENDING
      OUR ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATE NAME FROM "ABLE
               TELCOM HOLDING GROUP" TO "THE ADESTA GROUP, INC."

                                 PROPOSAL NO 4:

           TO APPROVE FURTHER AMENDING OUR 1995 STOCK OPTION PLAN TO:

         (A) INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE FROM 1,300,000 TO 5,500,000

         (B) INCREASE THE NUMBER OF OPTIONS GRANTED TO NON-AFFILIATE DIRECTORS FROM A ONE-TIME GRANT OF 5,000 OPTIONS TO AN ANNUAL GRANT OF 10,000 OPTIONS,

         (C) GRANT ADDITIONAL OPTIONS ON AN ANNUAL BASIS TO NON-AFFILIATE DIRECTORS WHO SERVE AS OUR CHAIRMAN OF THE BOARD, AND AS CHAIRMAN OR AS MEMBER OF A BOARD COMMITTEE, AND

         (D) EXTEND THE EXERCISE PERIOD OF OPTIONS PREVIOUSLY GRANTED TO NON-AFFILIATE DIRECTORS TO THE EARLIER OF (A) SEPTEMBER 19, 2005, OR (B) THE DATE WHICH IS TWO YEARS AFTER THE DATE THAT THE NON-AFFILIATE DIRECTOR IS NO LONGER SERVING AS A DIRECTOR.

Why are We Proposing to Increase the Number of Authorized Shares Under the Plan?

Of the 1,300,000 shares of Common Stock authorized to be issued under our 1995 Stock Option Plan, as amended, there were approximately 200,000 shares that remain unissued and available for grant. Our Board of Directors believes this is not sufficient to adequately meet the Plan's purposes and objectives. We are proposing to increase the number of shares of Common Stock authorized to be issued under the Plan by 4,200,000 shares to 5,500,000 shares. We believe that increasing the number of shares is necessary to ensure we will have a sufficient reserve of Common Stock under the Plan to continue to attract, retain and motivate key individuals essential to our long-term growth and success.

Why are We Proposing to Increase the Number of Options Granted to Non-Affiliate Directors from a One-Time Grant of 5,000 to an Annual Grant of 10,000?

Our Board of Directors believes that to attract and retain highly qualified, well-respected directors to our Board, Board members should receive adequate compensation. We believe that owning our securities is one incentive to encourage our directors, as well our employees, to identify with the interest of our shareholders and to work toward increasing our profitability and operating results.

Further, the SEC and Nasdaq have recently modified certain rules regarding the number and qualifications of Board members. By June 2001, the Audit Committee of the Board of Directors of companies such as Able that are listed on the Nasdaq National Market System must have at least three "independent" directors. A director is not considered "independent" if, among other things, he or she

-        has been employed by us in the past three years,

- has received more then $60,000 from us during the previous fiscal year except for board services or retirement plans,

-        is related to any of our executive officers, or

- has been a partner, controlling shareholder, or in management of a company with whom we do business that is more than 5% of our consolidated gross revenues for that year, or has been an executive and served on that entity's compensation committee.

Currently, the make-up of our Board does not meet these new requirements regarding independent directors although Mr. Swartz and Mr. McLarty qualify as independent directors. Therefore, in addition to seeking well-respected qualified individuals to serve on our Board, generally new Board members should also meet the criteria as "independent" directors. In fact, to maintain compliance with the Nasdaq rules, we must identify and elect one additional independent director by June 2001. Because these new requirements affect most public companies such as ours, there will be greater competition to obtain the services of qualified Board members. We believe that we will be better able to attract qualified directors meeting the independence requirement if we are able to provide competitive compensation, including an adequate number of stock options.

Our Plan currently provides that Non-Affiliate Directors are granted non-qualified stock options to purchase 5,000 shares of Common Stock as of the date the Non-Affiliate Director is initially elected or appointed. The exercise price for these options is the fair market value of our Common Stock at the date of grant. Our Board believes that increasing the number of non-qualified stock options initially granted to Non-Affiliate Directors from 5,000 to an annual grant of 10,000 non-qualified stock options will help to attract better qualified Non-Affiliate Directors and retain existing Non-Affiliate Directors. Currently, the 5,000 options initially granted to Non-Affiliate Directors vest immediately. However, in order to encourage Non-Affiliate Directors to remain as members of the Board and to stand for reelection, we propose in connection with the increase in the number of options, that the annual options be granted on the date a Non-Affiliate Director is elected each year, but the options vest one year from the date of grant (as opposed to immediately), so long as the Non-Affiliate Director is a Board member on the vesting date. Our plan defines a "Non-Affiliate Director" as a person who is not our employee and who does not own more than 5% of any class of our outstanding capital stock. This definition is not identical to the definition of "independent" director described above, but many of the persons who meet the "independent" director requirements of the new SEC and Nasdaq rules will also qualify as Non-Affiliate Directors under the Plan.

Further, in the past two years, we have experienced difficulty with retaining directors. Eight directors resigned during the two fiscal years ended October 31, 1999. We believe that granting options to Non-Affiliate Directors, whether "independent" or not, is one way to improve our retention rate.

Why are We Proposing to Make Additional Annual Grants of Options to Non-Affiliate Directors Who Serve as Our Chairman of the Board and as Chairman or a Member of a Board Committee?

In order to add additional incentives to qualified Board members, we are also asking for our shareholders to approve our granting, on an annual basis, additional options under the Plan to Non-Affiliate Directors who serve in the following capacities:

                  POSITION                                    NUMBER OF OPTIONS

                  Chairman of the Board of Directors                5,000
                  Audit Committee Chairman                          2,000
                  Audit Committee Member                            1,000
                  Compensation Committee Chairman                   2,000
                  Compensation Committee Member                     1,000
                  Nominating Committee Chairman                     2,000
                  Nominating Committee Member                       1,000

These options will vest one year from the date of grant so long as the Non-Affiliate Director is serving in his or her capacity as of the vesting date. We believe that additional grants will also encourage Non-Affiliate Directors to take a leadership role with other Board members and to actively participate as Board committee members on a constant basis.

Why are We Proposing to Extend the Exercise Period of Options Previously Granted to Non-Affiliate Directors Under the Plan?

The options previously granted to Non-Affiliate Directors expire on and cannot be exercised after the earlier of

         September 19, 2005, or

         the date which is 30 days after the date that a Non-Affiliate Director no longer serves as a member of our Board, or as Chairman, or as a Chairman or a member of a Board committee, as applicable.

We are proposing to extend the exercise period to the earlier of

         September 19, 2005, or
         the date which is two years after the date the Non-Affiliate Director no longer serves as a member of the Board, or as Chairman, or as Chairman or a member of a Board committee, as applicable.

By extending the term, Non-Affiliate Directors will have more time to exercise their options, which, assuming the price of our Common Stock increases, makes them more valuable to the director and makes it more likely that the option will be exercised, thus providing us with additional cash upon exercise. Because the options are potentially more valuable in the future, they may encourage directors to remain with us longer.

Our Board of Directors approved these proposed amendments on March 5, 1999 (as to Proposal 4(A) and Proposal 4(D) described above) and on May 7, 1999 (as to Proposal 4(B) and 4(C). Our Board ratified these proposed amendments on May 12, 2000.

What is the Effect if the Shareholders Do Not Approve These Proposals?

If the shareholders do not approve Proposal No. 4(A), we will not be able to grant additional options to employees, directors or consultants under the Plan. Yet, to hire and retain employees, directors and consultants we may be required to pay cash to those individuals who would have received options as compensation or to issue options outside the Plan. Options issued outside the Plan will not have the benefit of incentive stock option treatment. Depending on the recipient's position with the company, for example, if the recipient is a director or executive officer, shareholder approval could be required before each option grant. To the extent we are unable to make grants to directors or are unable to make grants in a timely manner because of the delay of seeking shareholder approval, or if Proposal Nos. 4(B), 4(C) and 4(D) are not approved, we may not be able to attract qualified, motivated persons to serve as Board members. Additionally, we may have difficulty attracting the independent directors we need under Nasdaq rules. If we cannot comply with those rules, Nasdaq could impose penalties or other liabilities which could include delisting or suspending the trading of our Common Stock.

Summary of our Plan.

Options to purchase 1,062,885 shares of Common Stock have been granted under the Plan through August 1, 2000. Additionally, 2,260,000 shares of common stock have been granted outside the Plan as shown in Proposal No. 5.

No options have been granted under the Plan through the record date to (i) any of our Named Executive Officers, (ii) our current executive officers, (iii) our current directors who are not executive officers, (iv) the nominees for election as a director, or (v) any other person who received or is to receive 5% of the options, warrants or rights. All employees, as a group have received options to purchase a total of 1,062,885 shares of common stock under the Plan.

--How Many Shares of Common Stock are Currently Available Under the Plan?

Under the Plan, we may grant stock options to purchase up to 1,300,000 shares of Common Stock, but only approximately 230,000 shares are currently available. In general, if stock options are canceled, or expire or terminate unexercised, the shares covered by those options will again be available for the grant of options. No options may be granted under the Plan after September 19, 2005.

--Who is Eligible to Participate in the Plan?

All employees, Non-Affiliate Directors, consultants or advisors of Able and our affiliates are eligible to participate in the Plan. There are currently approximately 2000 employees, two Non-Affiliate Directors and approximately 12 consultants and advisors eligible to participate in the Plan.

--What are the Details of Awards of Common Stock Under the Plan?

The Plan administrators may grant awards to employees consisting of shares of Common Stock, which may be subject to those restrictions, terms and conditions as the Plan administrators may determine. The Plan administrators may determine, among other things, the time period over which those shares will become vested, the date or dates as of which the risk of forfeiture of the shares will lapse, the establishment of conditions for the lapse or termination of the risk of forfeiture other than the expiration of the vesting period, and the circumstances under which vesting requirements will be waived or accelerated.

Upon the award of Common Stock, the recipient has all rights of a shareholder with respect to the shares, including, without limitation, the right to receive dividends, the right to vote those shares and, subject to and conditioned upon the full vesting of the shares of restricted stock, the right to tender those shares.

--Who are the Plan's Administrators and What Do the Plan Administrators Do?

Our Plan administrators are members of our Board of Directors. The Plan administrators generally


         - select who is eligible for awards,

         - determine the types of awards and the number of shares subject to the awards,

         - set forth the terms and conditions of the awards,

         - establish, amend and rescind any rules and regulations relating to the Plan, and

         - make all other determinations necessary to administer the Plan.

--What Type of Awards May Be Granted under the Plan?

The awards granted under the Plan may be either incentive stock options, non-qualified stock options or restricted stock awards. Stock options qualify as "incentive stock options" if they meet the requirements of Section 422 of the Internal Revenue Code. Stock options are non-qualified stock options if they do not meet these requirements.

--What Are the Details of the Stock Options Under the Plan?

Incentive stock options may be granted to employees. Non-qualified stock options may granted to employees, to directors who are neither officers nor employees of our company, to consultants and to other persons who provide services to us and our affiliates.

The Plan administrators determine the purchase price of each share of Common Stock purchasable under any incentive stock option at the date of grant, however, the purchase price cannot be less than 100% of the fair market value of Common Stock on the grant date. The purchase price per share of Common Stock purchasable under any non-qualified stock option is determined by the Plan administrators.

--Do Optionees Under the Plan Have Shareholder Rights?

Optionees do not have shareholder rights (e.g., right to vote and receive dividends) until they exercise their option and receive shares of Common Stock.

--When Do the Stock Options Under the Plan Expire?

Each stock option expires and is no longer exercisable on the dates that the Plan administrators determine when the options are granted. Stock options can also be terminated under certain circumstances following a "Change of Control".

--What Happens to the Options Under the Plan Upon a Change of Control?

According to our Plan, a "Change of Control" occurs if

         - We are dissolved or liquidated,

         - We reorganize, merge or consolidate with one or more corporations where we are not the surviving entity, or

         - We transfer substantially all of our property or more than 80% of our then outstanding shares to another corporation not controlled by our shareholders.

Upon a Change of Control, the Plan and any outstanding options will terminate unless we provide for the Plan to be assumed and continued with our options either assumed or replaced with substitute options covering the shares of a successor corporation. If no provision is made for Plan continuation, we will give all option holders advance written notice of the Change of Control, all options will become fully exercisable and the option holders will then have 30 days to exercise their options.

--What Happens Under the Plan if There is a Change in Our Corporate Structure?

If our corporate structure changes or if our shares change (i.e. if we recapitalize, our stock splits, we consolidate, we undertake a rights offering, or we issue a stock dividend), our Plan administrators will make appropriate adjustments to the number or class of shares which may be distributed under the Plan and the option price or other price of shares subject to the outstanding awards under the Plan in order to maintain the purpose of the original grant.

--Are Awards Under the Plan Assignable?

Options may not be sold, assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution. An option may only be exercised by the optionee during his or her lifetime or his or her estate, for a period of time after the optionee's death.

--How Can The Plan Be Amended?

Our Board of Directors has the power to amend the Plan without shareholder approval; however, no amendment may impair an existing award or alter the rights of a recipient of options already granted under the Plan without the recipient's consent. Further, in order to amend the Plan to

-        increase the number of the shares reserved for issuance under the Plan,

-        change the class of persons eligible to receive awards under the Plan,

- extend the maximum period during which an option may be granted or exercised,

- reduce the option price per share under any option below the fair market value of the Common Stock at the time the option was granted or

-        extend the term of the Plan,

we must seek shareholder approval.

What are the Federal Income Tax Aspects of the Stock Options?

The following is a summary of the federal income tax consequences generally arising with respect to stock options granted and to be granted under the Plan.

--Incentive Stock Options.

The grant and exercise of an incentive stock option generally results in no taxable income to the participant and no income tax deduction for Able. However, state or local income tax or estate tax consequences may apply. If the participant holds the shares acquired upon exercise of an incentive stock option for at least two years from the date of the grant and at least one year from the date of exercise, the participant will recognize long-term capital gain or loss upon a subsequent sale of the shares. This is based upon the difference between the sale proceeds and the fair market value of the shares on the exercise date. We are not allowed any deduction for federal income tax purposes. If the participant disposes of the shares acquired upon exercise of an incentive stock option within either of these holding periods, he or she will generally recognize as ordinary income an amount equal to the lesser of

         - the fair market value of our Common Stock on the date of exercise over the exercise price, or

         - the amount realized upon disposition over the exercise price.

If this occurs, we generally are entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of that amount realized by the participant as ordinary income is taxed at the rates applicable to short-term or long-term capital gains, depending on the holding period.

--Non-qualified Stock Options.

The grant of a non-qualified stock option has no tax consequences to us or to the participant, unless the option has a readily ascertainable fair market value (as determined under applicable tax law at the time of grant). Once a non-qualified stock option is exercised, however, the participant generally will recognize ordinary income in the amount of the excess of the fair market value on the date of exercise of the shares of Common Stock acquired over the exercise price. This amount will be deductible for federal income tax purposes by us. The holder of these shares will, upon subsequently disposing of the shares, recognize short-term or long-term capital gain or loss, depending on the holding period of the shares.

--All Stock Options.

With regard to both incentive stock options and non-qualified stock options, the following material federal income tax consequences also apply:

         - Any Officers or Directors of Able subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their non-qualified stock options;

         - If the vesting or exercise period of any award is accelerated because of a Change of Control, payments relating to the awards, either alone or together with other payments, may constitute parachute payments under Section 280G of the tax code, which excess amounts may be subject to excise taxes;

         - Incentive stock option exercises may have implications in computing alternative minimum taxable income; and

         - If a participant is entitled to any tax deduction, it is subject to the applicable tax rules (including, without limitation, Section 162(m) of the tax code regarding a $1 million limitation on deductible compensation);

In general, Section 162(m) of the tax code does not allow a publicly held corporation like us, for federal income tax purposes, to deduct compensation in excess of $1.0 million per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to specific exceptions. Our 1995 Stock Option Plan does not currently qualify for the exceptions and is therefore subject to the limitations of
Section 162(m).

Our Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the tax code.

May Shareholders Vote Separately on Proposal No. 4(A), 4(B), 4(C) and 4(D)?

Yes.

What Benefit Will Non-Affiliate Directors Receive if Proposal Nos. 4(A), 4(B), 4(C) and 4(D) are Approved?

On March 5, 1999 and on May 7, 1999, the members of our Board of Directors adopted the amendments to the Plan described in Proposal No. 4(A) - 4(D) and ratified these amendments on May 12, 2000. However, because C. Frank Swartz, and Alec McLarty, both Directors, were the only Non-Affiliate Directors at the time of those meetings, each abstained from voting on any matters related to Proposal No. 4(A) - 4(D) relating to Non-Affiliate Directors. While neither Mr. McLarty nor Mr. Swartz voted to adopt the amendments to the Plan relating to Non-Affiliate Directors, because they are members of our Board of Directors, which is recommending approval of each of these Proposals, their recommendations "FOR" may be considered a conflict of interest since shareholder approval would result in a personal benefit to each of them. See also Proposal No. 5 - Benefits to Board Members if this Proposal is approved - for a discussion concerning conflicts of interest of certain directors.

DIRECTOR CONFLICTS

Each of proposals 4(B), 4(C) and 4(D) have been approved by the Board pursuant to its authority to issue and modify options under our 1995 Stock Option Plan. However, because certain members of the Board would also be the beneficiary of these proposals, we seek shareholder approval to avoid the appearance of a conflict of interest. Under the Florida Business Corporation Act, a transaction will not be void or voidable because of a conflict of interest if holders of a majority of the outstanding shares of Common Stock, other than the interested directors' shares, approve the transaction.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" FURTHER AMENDING OUR 1995 STOCK OPTION PLAN TO:

         (A) INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE FROM 1,300,000 TO 5,500,000,

         (B) INCREASE THE NUMBER OF OPTIONS GRANTED TO NON-AFFILIATE DIRECTORS FROM A ONE-TIME GRANT OF 5,000 OPTIONS TO AN ANNUAL GRANT OF 10,000 OPTIONS,

         (C) GRANT ADDITIONAL OPTIONS ON AN ANNUAL BASIS TO NON-AFFILIATE DIRECTORS WHO SERVE AS OUR CHAIRMAN OF THE BOARD, AND AS CHAIRMAN OR A MEMBER OF A BOARD COMMITTEE, AND

         (D) EXTEND THE EXERCISE PERIOD OF OPTIONS PREVIOUSLY GRANTED TO NON-AFFILIATE DIRECTORS TO THE EARLIER OF (A) SEPTEMBER 19, 2005, OR (B) THE DATE WHICH IS TWO YEARS AFTER THE DATE THAT THE NON-AFFILIATE DIRECTOR IS NO LONGER SERVING AS A DIRECTOR.

MEMBERS OF THE BOARD OF DIRECTORS RECOMMENDING SHAREHOLDER APPROVAL MAY HAVE CONFLICTS OF INTEREST MAKING THESE RECOMMENDATIONS AND MAY PERSONALLY BENEFIT FROM APPROVING PROPOSAL NO. 4(A) - 4(D). SEE "WHAT BENEFIT WILL NON-AFFILIATE DIRECTORS RECEIVE IF PROPOSAL NOS. 4(A) - 4(D) ARE APPROVED?"

                 EXPLANATORY NOTE FOR PROPOSAL NOS. 5 THROUGH 9

WHY SHAREHOLDER APPROVAL IS REQUIRED FOR PROPOSAL NOS. 5 THROUGH 9

Because our Common Stock is listed on the Nasdaq National Market, we are required to comply with Nasdaq's listing rules. Proposals 5 through 9 are affected by three of those rules.

First, the rules provide that we must get shareholder approval if we grant stock, options or other rights to officers and directors outside a broadly based plan that includes other employees.

Second, the rules provide that we must get shareholder approval if we issue Common Stock or securities convertible into or exercisable for Common Stock in a private offering if

                  1. the price at which we issue the Common Stock is less than the greater of book or market value of the Common Stock, and

                  2. the number of shares issued equals 20% or more of the number of shares of Common Stock outstanding or 20% or more of the voting power outstanding before the transaction that gave rise to the issuance.

Third, the rules provide that we must get shareholder approval if we issue Common Stock in an acquisition of a business if the number of shares issued equals 20% or more of the number of shares of Common Stock outstanding or 20% or more of the voting power outstanding before the transaction that gave rise to the issuance.

Each of our Proposal Nos. 5, 6, 7 and 8 and possibly 9, explained in detail below, meet one or more of these criteria requiring shareholder approval.

WHAT HAPPENS IF WE DON'T COMPLY WITH NASDAQ RULES?

If we do not maintain the criteria that Nasdaq requires, Nasdaq could delist our Common Stock from the Nasdaq National Market System. If this occurs, our Common Stock would likely be traded in the over-the-counter market on the OTC Electronic Bulletin Board. If so, the market price of our Common Stock may be adversely impacted and a shareholder may find it difficult to dispose, or obtain accurate quotations as to the market value, of our Common Stock.

While approval of Proposal Nos. 5, 6, 7, 8 and 9 will permit us to comply with the Nasdaq rules described above, there are other Nasdaq rules applicable to us generally. If we violate any of those rules, we are also subject to a delisting risk. Those other rules include:

-        maintaining a minimum of three independent directors by June 2001,

- establishing and maintaining an audit committee of at least three members, all of which shall be independent directors by June 2001, and

-        holding an annual shareholders meeting.

We did not hold an annual shareholders meeting in 1999. We have discussed our failure to hold an annual meeting in 1999 with Nasdaq and have been granted a waiver of this requirement so long as we hold our annual meeting on or before October 2, 2000. If we fail to hold our meeting by October 2, 2000, we will be in violation of this requirement and would be subject to a delisting risk. In addition, we do not have three independent directors and our audit committee does not consist solely of independent directors. Of the currently nominated directors, Mr. Swartz and Mr. McLarty do meet the independent director requirement. If we are unable to locate a third independent director for inclusion on our Board of Directors prior to June 2001, we would also be in violation of Nasdaq requirements and would be subject to additional delisting risk.

WHAT IS THE EFFECT IF OUR SHAREHOLDERS APPROVE EACH OF PROPOSAL NOS. 5 THROUGH
9?

If the shareholders approve each of Proposal Nos. 5, 6, 7, 8 and 9, we will be able to comply with Nasdaq rules when we issue the shares described in those proposals. In the case of Proposal Nos. 6, 7, 8 and 9, we are contractually committed to either issue the shares or compensate the holders by other means, such as with substantial cash payments that we cannot afford. Accordingly, if we do not receive shareholder approval, we will suffer adverse consequences under those contracts, as explained in more detail in our description of the specific proposals.

Approval of Proposal Nos. 5, 6, 7, 8 and 9 would result in the issuance of 18,004,399 shares of Common Stock or securities convertible into or exercisable for Common Stock. As of August 17, 2000, there were 16,374,504 shares of Common Stock outstanding. Accordingly, if as of August 17, 2000 we issued all of the Common Stock provided for in Proposal Nos. 5, 6, 7, 8 and 9, the shares issued would constitute 52.4% of our issued and outstanding shares of Common Stock as of that date.

The table below shows the shares of Common Stock on an as converted or exercised basis, which are proposed to be issued under each of Proposal Nos. 5, 6, 7, 8 and 9, and as a group. The percentages in the table are based on shares outstanding on August 17, 2000. However, Proposal Nos. 6, 7, 8 and 9 each would have resulted in a more than 20% issuance under Nasdaq rules when measured at the time we became contractually committed to issue those shares. The specific details about Proposal Nos. 5, 6, 7, 8 and 9 follow this Explanatory Note.

                                                                                             PERCENTAGE OF SHARES
                                                                                              OUTSTANDING AS OF
PROPOSAL                                                         NUMBER OF SHARES(1)          AUGUST 17, 2000(2)

Proposal No. 5:                                                       2,189,897                     13.4%

Proposal No. 6:                                                       2,600,000                     13.7%

Proposal No. 7:                                                       3,502,991                     19.5%

Proposal No. 8:                                                       4,700,000                     22.3%

Proposal No. 9:                                                       5,011,511                     19.9%

TOTAL SHARES OF COMMON STOCK ISSUABLE IF PROPOSAL NOS.
5, 6, 7, 8 AND 9 ARE APPROVED                                        18,004,399                     52.4%

(1) Proposal Nos. 7, 8 and 9 include shares of Common Stock issuable pursuant to anti-dilution provisions contained in the Series C Convertible Preferred Stock and warrants and the Sirit settlement agreement, as described below. That number of shares cannot be determined at this time. Accordingly, the number of shares for Proposal Nos. 7, 8 and 9, the total number of shares, and the related percentages, may be higher than reflected in the table.

(2) The number of shares outstanding for purposes of each calculation has been adjusted to reflect the issuance of the shares contained in the related proposal and, in the case of Proposal No. 9, all additional shares the issuance of which are a precondition to the issuance of the shares described in that proposal.

Also, if we do not maintain the criteria that Nasdaq requires (including, among others, those criteria described above) or if our shareholders do not approve some or all of these Proposals, but we nonetheless grant or issue the securities described in Proposal Nos. 5 through 9 in violation of Nasdaq rules, Nasdaq could delist our Common Stock. If this occurs, our Common Stock would likely be traded in the Over-The-Counter market on the OTC Electronic Bulletin Board. If so, the market price of our Common Stock may be adversely impacted and a shareholder may find it difficult to dispose, or obtain accurate quotations as to the market value, of our Common Stock.

RELATIONSHIP BETWEEN PROPOSAL NO. 2(A) AND PROPOSAL NOS. 6, 7, 8 AND 9

Prior to approval of Proposal No. 2(A), our Articles of Incorporation allow us to issue only 8.6 million additional shares of Common Stock. Most of those additional shares are already required to be issued pursuant to existing obligations. If each of Proposal Nos. 6, 7, 8 and 9 are approved by the shareholders, the approvals would require us to issue more shares of Common Stock than are currently authorized under our Articles of Incorporation. Accordingly, notwithstanding shareholder approval of Proposal Nos. 6, 7, 8 and 9, if the shareholders do not approve Proposal 2(A), we will not be able to issue all of the shares of Common Stock contemplated by Proposal Nos. 6, 7, 8 and 9 and we will suffer the same adverse consequences as if Proposal Nos. 6, 7, 8 and 9 had not been approved by the shareholders, as described in the following pages.

                                 PROPOSAL NO. 5

  TO RATIFY AND APPROVE THE GRANT OF 2,189,897 STOCK OPTIONS TO CERTAIN OF OUR OFFICERS AND DIRECTORS OUTSIDE OF OUR 1995 STOCK OPTION PLAN. ISSUANCE OF SHARES

    PURSUANT TO THESE OPTIONS MUST BE APPROVED BY THE SHAREHOLDERS PURSUANT
                                TO NASDAQ RULES.

REASONS FOR APPROVING OUR ISSUING STOCK OPTIONS GRANTED TO OUR OFFICER AND DIRECTORS OUTSIDE THE STOCK OPTION PLAN.

Our Board of Directors approved the granting of an aggregate of 2,189,897 stock options to our executive officers and directors outside our 1995 Stock Option Plan. Under Nasdaq rules these grants are subject to shareholder approval. Our Board of Directors believes it is in our best interest to ratify our granting these options to be issued to our executive officers and directors to attract, retain, motivate and award key individuals who we believe are essential to our long-term growth and success and upon whose efforts and judgment our success largely depends.

WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL OF THIS PROPOSAL?

If our shareholders approve Proposal No. 5, to the extent that all of the options that are the subject of this Proposal were exercised as of August 17, 2000, 2,189,897 additional shares would be issued, resulting in an additional 10.9% of our outstanding shares of Common Stock as of August 17, 2000. No further shareholder action would be required once the shareholders approve this Proposal. Assuming all the options were exercised for cash, we would receive approximately $10.7 million. We intend to use any proceeds from the exercise of these options for general corporate and working capital purposes.

WHAT HAPPENS IF OUR SHAREHOLDERS DO NOT APPROVE THIS PROPOSAL?

If our shareholders do not ratify Proposal No. 5, our Board will rescind the options described in Proposal No. 5 because their continued existence would violate Nasdaq rules and jeopardize the listing of our Common Stock on the Nasdaq National Market. To the extent any individual who was granted one of the options that is later rescinded objects, he could seek other monetary compensation to offset any value with respect to the options that were rescinded. If this were to occur, we may be required to pay additional compensation to certain of our executive officers and directors, as opposed to receiving cash upon exercises of options. Further, any officer or director who believes that we made an unconditional promise to grant these options could bring suit seeking damages for breach of promise. These additional costs could affect our cash flow and profitability.

IF THIS PROPOSAL IS APPROVED, WHO WILL RECEIVE THE 2,189,897 OPTIONS?

The 2,189,897 options subject to this proposal relate to a variety of options which have been granted to our officers and directors and to a lesser degree, to our advisory board and a consultant since 1998, outside of our 1995 Stock Option Plan. These options are granted outside of the Plan because at the time these options were granted, we did not have a sufficient number of shares under the Plan to cover these grants, as well as grants to our other employees. Therefore, we granted options under the Plan to our employees who are not also officers or directors under the Plan and qualified grants to officers and directors (as well as our advisory board and a consultant) with a requirement to seek additional shareholder approval. A brief description of the material terms of the stock option grants and a table summarizing the benefits to be conferred on the listed recipients follows:

           NAME                 OPTIONS      GRANT DATE     VESTING     VESTING DATE    EXERCISE        FAIR       EXPIRATION
                                GRANTED                     SCHEDULE                      PRICE        MARKET         DATE
                                                                                                      VALUE(1)

Billy V. Ray, Jr                  10,000      12/31/98        10,000      12/31/98      $   5.75      $   5.75      12/31/00
Chief Executive Officer          100,000      12/31/98       100,000      12/31/98      $   5.75      $   5.75      12/31/01
and Chairman of the Board         50,000        5/7/99        17,000        5/7/99      $  6.375      $  6.375        5/7/03
of Directors                          --            --        16,500        5/7/00      $  6.375      $  6.375        5/7/03
                                      --            --        16,500        5/7/01      $  6.375      $  6.375        5/7/03
                                 100,000       2/21/00       100,000            (2)           (3)                    2/21/05
                                 150,000       6/15/00       150,000       6/15/00      $   2.84      $ 2.8438       6/15/10

Frazier Gaines(4)                 80,000      12/31/98        80,000      12/31/98      $   5.75      $   5.75      12/31/00
Former Chief Executive            16,000      12/31/98        16,000      12/31/98      $   5.75      $   5.75      12/31/00
Officer                           16,000      12/31/98        16,000      12/31/98      $   5.75      $   5.75      12/31/00
President - Able Telcom           16,000      12/31/98        16,000      12/31/98      $   5.75      $   5.75      12/31/00
International                     32,000      12/31/98        32,000      12/31/98      $   5.75      $   5.75      12/3/100
                                  30,000      12/31/98        30,000      12/31/98      $   5.75      $   5.75        7/3/04
                                 100,000      12/31/98       100,000      12/31/98      $   5.75      $   5.75      12/31/00

Edwin D. Johnson                 150,000        5/8/00       150,000        5/8/00      $   2.44      $ 2.4375        5/8/10
President, Chief Financial
Officer and a Director

Charles A Maynard                200,000       2/21/00        50,000       2/11/00      $   6.00      $ 4.8125       2/21/05
Chief Operating Officer               --            --        75,000       2/11/01      $   8.50      $ 4.8125       2/21/05
                                      --            --        75,000       2/11/02      $   9.50      $ 4.8125       2/21/05


James Brands                     100,000        4/1/99        75,000        4/5/99      $  6.375      $  6.375       4/30/02
Senior Executive Vice                 --            --        25,000       4/21/00      $  6.375      $  6.375       4/30/02
President

Vance Cartee(5)                   40,000      12/31/98        20,000      12/31/98      $   5.75      $   5.75      12/31/01
Vice President of Business            --            --        10,000      12/31/99      $   5.75      $   5.75      12/31/01
Development                           --            --        10,000      12/31/00      $   5.75      $   5.75      12/31/01
                                  25,000        5/7/99         8,500        5/7/99      $  6.375      $  6.375        5/7/03
                                      --            --         8,250        5/7/00      $  6.375      $  6.375        5/7/03
                                      --            --         8,250        5/7/01      $  6.375      $  6.375        5/7/03
                                  35,000       7/26/99        11,667       7/26/99      $   9.94      $ 9.9375       7/26/02
                                      --            --        11,667       7/26/00      $   9.94      $ 9.9375       7/26/02
                                      --            --        11,666       7/26/01      $   9.94      $ 9.9375       7/26/02

Michael Brenner                  100,000        5/3/00       100,000        5/3/00      $   2.69      $ 2.6875        5/3/10
General Counsel and
Executive Vice President

Edward Z. Pollock                 40,000      12/31/98        20,000      12/31/98      $   5.75      $   5.75      12/31/01
Associate General Counsel             --            --        10,000      12/31/99      $   5.75      $   5.75      12/31/01
                                      --            --        10,000      12/31/00      $   5.75      $   5.75      12/31/01
                                  25,000        5/7/99         8,500        5/7/99      $  6.375      $  6.375        5/7/03
                                      --            --         8,250        5/7/00      $  6.375      $  6.375        5/7/03
                                      --            --         8,250        5/7/01      $  6.375      $  6.375        5/7/03

Michael A. Summers(6)             40,000        6/1/99        15,000        6/1/99      $  7.625      $  7.625        6/1/03
Former Chief Accounting               --            --        15,000        6/1/00      $  7.625      $  7.625        6/1/03
Officer                               --            --        10,000        6/1/01      $  7.625      $  7.625        6/1/03

           NAME                 OPTIONS      GRANT DATE     VESTING     VESTING DATE    EXERCISE        FAIR       EXPIRATION
                                GRANTED                     SCHEDULE                      PRICE        MARKET         DATE
                                                                                                      VALUE(1)

Philip Kernan                    125,000       2/21/00        25,000        2/1/00      $   6.00      $ 4.8125       2/21/05
President - Adesta                    --            --        50,000        2/1/01      $   8.50      $ 4.8125       2/21/05
Transportation                        --            --        50,000        2/1/02      $   9.50      $ 4.8125       2/21/05

Michael Arp(7)                    40,000        1/1/99        20,000        1/1/99      $   5.75      $   5.75      12/31/03
Former Acting President -             --            --        10,000        1/1/00      $   5.75      $   5.75      12/3/103
GEC and TSCI                          --            --        10,000        1/1/01      $   5.75      $   5.75      12/31/03
                                  25,000        5/7/99         8,500        5/7/99      $  6.375      $  6.375        5/7/03
                                      --            --         8,250       5/31/99      $  6.375      $  6.375        5/7/03
                                      --            --         8,250       5/31/00      $  6.375      $  6.375        5/7/03

Richard Boyle                     65,000        5/7/99        22,000        5/7/99      $  6.375      $  6.375        5/7/01
Patton Management                     --            --        21,500       5/31/99      $  6.375      $  6.375        5/7/01
Corporation                           --            --        21,500       5/31/00      $  6.375      $  6.375        5/7/01

C. Frank Swartz(8)                20,000      12/31/98        20,000      12/31/98      $   5.75      $   5.75      12/31/04
Director                          10,000        6/9/99        10,000        6/9/99      $   6.75      $   6.75        6/9/02

Alec McLarty(8)                   10,000       9/29/99        10,000       3/10/00      $   8.81      $ 8.8125       9/29/02
Director

Jonathan Bratt(9)                 30,000      12/31/98        30,000      12/31/98      $   5.75      $   5.75        7/3/04
Former Director

Thomas Davidson(10)               20,000      12/31/98        20,000      12/31/98      $   5.75      $   5.75      12/31/04
Former Director                   10,000        5/7/99        10,000        5/7/99      $  6.375      $  6.375        5/8/01

Robert Young(11)                  10,000        5/7/99        10,000        5/7/99      $  6.375      $  6.375        5/8/01
Former Director

Gideon Taylor(12)                 30,000      12/31/98        30,000      12/31/98      $   5.75      $   5.75        7/3/04
Former Officer and Director      120,000      12/31/98       120,000      12/31/98      $   5.75      $   5.75      12/31/00
                                  70,000      12/31/98        70,000      12/31/98      $   5.75      $   5.75        7/3/04

Jay Dominguez                     20,000      12/31/98        20,000      12/31/98      $   5.75      $   5.75      12/31/00
Former Officer

Allen Maines                      80,000        5/3/99        40,000        5/3/99      $   6.75      $   6.75        5/3/09
Advisory Board Chairman               --            --        10,000       11/3/99      $   9.00      $   9.00        5/3/09
                                      --            --        10,000        5/3/00      $   2.69      $ 2.6875        5/3/09
                                      --            --        10,000       11/3/00           (13)                     5/3/09
                                      --            --        10,000        5/3/01           (13)                     5/3/09

Bobby Vick                        10,000        5/3/99        10,000        5/3/99      $   6.75      $   6.75        5/3/09
Advisory Board

Paul Lapides                      10,000        5/3/99        10,000        5/3/99      $   6.75      $   6.75        5/3/09
Advisory Board

Jeffrey Sonnenfeld                10,000        5/3/99        10,000        5/3/99      $   6.75      $   6.75        5/3/09
Advisory Board

Tyler Dixon                       40,000        4/1/99        40,000        4/1/99      $  6.375      $  6.375           (14)
Consultant

Gaston Moons                      50,000      12/3/198        50,000      12/31/98      $   5.75      $   5.75      12/31/00

           NAME                  OPTIONS      GRANT          VESTING     VESTING         EXERCISE      FAIR      EXPIRATION
                                 GRANTED      DATE           SCHEDULE     DATE             PRICE      MARKET        DATE
                                                                                                      VALUE(1)

Total Options Granted           2,260,000
Total Options Subject to
Shareholder Approval(15)        2,189,897

(1)      Fair market value on date of grant.

(2)      The vesting date will be the date of approval by shareholders.

(3) The exercise price will equal fair market value on the date of approval by the shareholders.

(4) 210,000 of Mr. Gaines' stock options have been transferred to unrelated third parties.

(5) Mr. Cartee resigned in July 2000, at that time 58,417 options had vested. The additional options will not vest since Mr. Cartee is no longer an employee of the Company.

(6) Mr. Summers resigned in May 2000; at that time 30,000 options had vested. The additional options will not vest since Mr. Summers is no longer an employee of the Company.

(7) Mr. Arp resigned in May 2000; at that time 46,750 options had vested. The additional options will not vest since Mr. Arp is no longer an employee of the Company.

(8) Mr. Swartz and Mr. McLarty are standing for reelection for our Board of Directors.

(9)      Mr. Bratt resigned from our Board of Directors in February 2000.

(10)     Mr. Davidson resigned from our Board of Directors in January 2000.

(11)     Mr. Young resigned from our Board of Directors in May 1999.

(12) Mr. Taylor resigned as an officer and from our Board of Directors in February 1999.

(13) The exercise price will equal fair market value on the date of approval by the shareholders.

(14) These options must be exercised within two years of the expiration of Mr. Dixon's agreement with us (March 31, 2000), or any extension or renewal hereof (whichever last occurs).

(15) Total Options Granted minus 41,853 options which were granted to Mr. Cartee but did not vest and were cancelled due to his resignation, 10,000 options which were granted to Mr. Summers but did not vest and were cancelled due to his resignation and 18,250 options which were granted to Mr. Arp but did not vest and were cancelled due to his resignation.

The options listed in the above chart are the only options subject to approval in this Proposal No. 5. These options do not represent all the options we have granted during the relevant time period. Other options were granted under our 1995 Stock Option Plan, which are referenced in other portions of this proxy statement.

WHY WEREN'T THESE OPTIONS GRANTED UNDER THE PLAN?

Our Board of Directors administers the grant of options outside our Plan and selects those officers and directors who are eligible for awards and the number of shares subject to the awards. Our Board also sets the terms and conditions of awards and determines what is necessary to administer granting the stock options. These options were not issued under the 1995 Stock Option Plan because we wanted to use the limited number of remaining shares available under the Plan for non-management employees so that we could give them incentive stock options, allowing them to benefit from more favorable tax treatment.

WHAT ARE THE ACCOUNTING CONSIDERATIONS

Accounting rules require us to record a compensation expense to the extent the fair market value of the Company's Common Stock on the date our shareholders approve this Proposal exceeds the exercise price of the option. If the option is fully vested on the date our shareholders approve this Proposal, the calculated compensation will be charged to expense immediately. Otherwise, the calculated compensation will be charged to expense ratably over the term of the option. Approximately 84% of the options described in Proposal No. 5 will be fully vested on the date our shareholders approve this proposal. Based upon fair market value of the Company's Common Stock on August 17, 2000, the Company would incur no compensation expense related to the options described in Proposal No.
5. However, the price of our Common Stock will fluctuate over time so we cannot now predict whether there will be a compensation charge based on our price as of the date of shareholder approval. Some compensation charge would apply if our price is $2.45 or greater as of that date.

The table below provides a range of possible compensation charges based upon assumed market prices of the Company's Common Stock on the measurement date.

          Fair Market Value of Company Common Stock on Measurement Date

                                     $2.44 or less     $3.00    $5.00     $6.00     $7.00

Total Compensation Expense                $--           $166     $677    $1,127    $2.305
(in thousands)

BENEFITS TO OFFICERS AND DIRECTORS IF THIS PROPOSAL NO. 5 IS APPROVED

All of our current officers and directors will personally benefit from our shareholders approving Proposal No. 5 since each would receive options described in this Proposal. While each of our directors abstained from voting for any grant of options from which he would personally benefit, each is recommending that the shareholders vote for this entire Proposal, which may be considered to be a conflict of interest.

Further, under the Florida Business Corporation Act, a transaction will not be void or voidable because of a conflict of interest if holders of a majority of the outstanding shares of Common Stock, other than the interested directors' shares, approve the proposals. However, Florida law requires a higher voting standard than Nasdaq for approval.

The higher voting requirement for potential conflict of interest transactions under Florida law will satisfy Nasdaq rules as well. Nevertheless, because there are other ways to satisfy Florida law with respect to potential conflict of interest transactions, if the lower voting standard of the Nasdaq rules is met for Proposal No. 5, and the higher Florida law standard is not met, we may choose to deem Proposal No. 5 approved and satisfy the conflict of interest requirements by other means.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFYING AND APPROVING THE GRANT OF 2,189,897 STOCK OPTIONS TO CERTAIN OF OUR OFFICERS AND
                   DIRECTORS OUTSIDE OF OUR STOCK OPTION PLAN

 EXPLANATORY NOTE RELATING TO PROPOSAL NOS. 6 AND 7 REGARDING ACQUISITION OF THE
     NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS FROM WORLDCOM

Proposal Nos. 6 and 7 are directly related to an acquisition we completed in June 1998. We acquired the network construction and transportation systems businesses from WorldCom, Inc. that were then operated under the name MFS Network Technologies, Inc. We have since divided those businesses into our Adesta Communications and Adesta Transportation subsidiaries.

What follows is a summary description of this acquisition to assist you in deciding how to vote on Proposal Nos. 6 and 7.

THE BUSINESSES ACQUIRED

The network construction and transportation systems businesses of WorldCom provided design, development, engineering, installation, construction, operation and maintenance services for telecommunications systems, as well as design, development, integration, installation, construction, project management, maintenance and operation of automated toll collection systems, electronic traffic management and control systems and computerized manufacturing systems. Now, as our subsidiaries Adesta Communications and Adesta Transportation, those business provide the same services to our clients. See Appendix B for additional information concerning our business and the business of MFS Network Technologies before the acquisition.

The address and telephone number of Adesta Communications and Adesta Transportation is 1200 Landmark Center, Suite 1300, Omaha, Nebraska 68102-1841, telephone number (888) 638-6866. Our address and telephone number is 1000 Holcomb Woods Parkway, Suite 440, Roswell, GA 30076, telephone number (770) 993-1570.

No federal or state regulatory approvals were required in connection with the acquisition.

ACQUISITION OF NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS - SUMMARY TERM SHEET

1.       Purchaser:

         Able Telcom Holding Corp.

2.       Seller:

         MFS Network Technologies, Inc. ("MFSNT"), a wholly-owned subsidiary of MFS Communications Company, Inc., a wholly-owned subsidiary of WorldCom.

3.       Acquisition Date:

         The acquisition was consummated on July 2, 1998 pursuant to a merger agreement dated April 26, 1998 ("MFSNT Agreement") that was further amended on September 9, 1998 (the "September Agreement").

4.       Acquisition Structure:

         We acquired all of the assets of the network construction and transportation systems business of MFSNT that included the stock of MFS Transportation Systems, Inc., MFS TransTech, Inc. and MFS Network Technologies of the District of Columbia, Inc.

5.       Consideration:

         a.       Cash Purchase Price: $58.8 million

         b. WorldCom Option: We granted, subject to shareholder approval, an option to WorldCom (the "WorldCom Option") to purchase up to 2,000,000 shares of our Common Stock, at an exercise price of $7.00 per share but subject to a 1,817,941 share maximum issuance limitation through "cashless exercise". The value of the WorldCom Option was estimated at the date of grant at $3.5 million.

                  On January 8, 1999, the Company and WorldCom agreed to convert the WorldCom Option into stock appreciation rights with similar terms and provisions, except that the SARs provide for the payment of cash to WorldCom based upon the appreciation of the Company's common stock over a base price of $7.00 per share. The SARs may revert back to the WorldCom Option allowing for the exercise of all 2,000,000 shares if required shareholder approval of the options is received.

         c. WorldCom Phantom Stock Awards: The Company granted the right to receive upon satisfaction of certain conditions phantom stock awards (which are referred to in this proxy as WorldCom
                  SARs) equivalent of up to 600,000 shares of common stock, payable in cash, stock, or a combination of both at our option. The WorldCom SARs are now exercisable only on the following two days: July 2, 2001, or July 2, 2002. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share. The value of the WorldCom SARs was estimated at the date of grant at $0.6 million.

         d. Contingent Consideration: The MFSNT acquisition agreements, as amended, provide that on November 30, 2000, the Company shall pay to WorldCom certain amounts, if positive: (i) the difference between $12.0 million related to losses on MFSNT projects in existence on March 31, 1998 and recorded by MFSNT as of June 30, 1998, and the amount actually lost on such contracts through November 30, 2000, and (ii) the difference between $5.0 million and the aggregate costs incurred by us for defense of litigation, and payments made in settlement or in payment of judgments with respect to preacquisition litigation. The range of cash potentially payable to WorldCom is from $0 to $17.0 million. Presently, we do not expect to owe WorldCom any amounts under these formulas.

6.       Master Services Agreement:

         In conjunction with the acquisition, we entered into a five-year agreement with WorldCom to provide telecommunications infrastructure services to WorldCom for a minimum of $40.0 million per year, provided that the aggregate sum payable will be not less than $325.0 million, including a fee of 12 percent of reimbursable costs under the agreement. If we decline any of the first $130.0 million of contract work in any year of the agreement, the value of the declined work reduces the aggregate amount required. We agreed that WorldCom will have met all of its obligations to the extent that payments reach an aggregate of $500.0 million at any time during the five-year term. The agreement had an initial term of five years, which was extended in July 2000 to July 1, 2006. In fiscal year 1999, we recognized revenues of approximately $61.6 million and in fiscal year 1998, $30.0 million, from the WorldCom Master Services Agreement.

7.       Other:

ADDITIONAL ACQUISITION TERMS

         We were entitled to use name "MFSNT" during the 18-month transition period commencing on July 2, 1998.

The acquisition was accounted for using the purchase method of accounting at a total price of approximately $67.5 million of which $30 million was paid by our issuance of a promissory note to WorldCom.

The purchase price for the acquisition consisted of the following consideration (in millions):

Contract price                                     $58.8
Transaction related costs                            4.6
WorldCom Option                                      3.5
WorldCom Equity Award                                0.6

Total Purchase Price                               $67.5

In conjunction with the acquisition, we issued the securities to WorldCom described in Proposal No. 6 and sold the securities described in Proposal No. 7 to third parties.

In addition to the securities issued to WorldCom and the WorldCom Master Services Agreement, on January 12, 2000, WorldCom converted approximately $25.5 million of the original $30.0 million note we issued as part of the acquisition, into 3,050,000 shares of our Common Stock. The conversion was based on the January 8, 2000 closing price of our Common Stock of $8.375 per share. The remainder of the original $30.0 million note, approximately $4.5 million including capitalized note interest, was converted into an amended and restated note. The new WorldCom note bears interest at 11.5 percent and will mature February 1, 2001.

The obligations under the new WorldCom note are junior and fully subordinated to those under our secured credit facility. No amounts may be paid on the WorldCom note so long as any debt is outstanding under the secured credit facility. Subject to the subordination provisions and after full payment of all amounts owed under the secured credit facility, the WorldCom note may be prepaid as follows:

         - By applying 8 percent of the payment WorldCom owes us under the WorldCom Master Services Agreement,

         - By paying to WorldCom a portion of certain proceeds received by us upon the sale of certain conduit assets, and

         - By paying to WorldCom a portion of certain proceeds received from time to time under maintenance contracts for certain conduit projects.

In addition, if we do not repay the WorldCom Note in full by November 30, 2000, WorldCom also will be able to:

         - Require us to pay a 13.5 percent annual default rate of interest as long as we are in default,

         - Reduce the minimum yearly and aggregate revenues we would otherwise receive under the WorldCom Master Services Agreement, and

         - Refuse to give us additional work under the WorldCom Master Services Agreement while we are in default.

REASONS FOR THE ACQUISITION

The acquisition was deemed beneficial to us and our shareholders by our Board of Directors for the following reasons:

         - In order to expand in the domestic market, we have pursued a strategy of growth through strategic acquisitions since December 1995. In general, this acquisition strategy was designed to decrease our exposure in foreign markets. As a result of our acquisition strategy, we acquired seven businesses including the businesses of MFS Network Technologies. The acquisition further increased our United States operations.

         - The services provided by MFS Network Technologies were complementary to the services provided by us and our other subsidiaries prior to the date of the acquisition.

         - The WorldCom Master Services Agreement provides a steady revenue stream to us for a number of years and allows our existing partners and customers to bid on contracts with WorldCom.

         - The acquisition increased our market share in the telecommunications industry.

DETAILED FINANCIAL AND TRANSACTION INFORMATION

See Appendix B for

         - selected financial data included in our (A) Annual Report on Form 10-K for fiscal year ended October 31, 1998, (B) Amended Annual Report on Form 10-K for the fiscal year ended October 31, 1999 (collectively, the "Form 1999 10-K"), and (C) Current Report on Form 8-K as filed July 16, 1998, as amended August 31, 1998, as further amended October 2, 1998, and as further amended May 30, 2000 (collectively, the "MFSNT Acquisition 8-K"); and

         - Management's Discussion and Analysis of Financial Condition and Results of Operations for us and MFS Network Technologies. Copies of the Form 1998 10-K, Form 1999 10-K and MFSNT Acquisition 8-K are being mailed with these Proxy Materials.

See Appendix C for

         -        financial statements for MFS Network Technologies; and

         - combined pro forma financial information for us and MFS Network Technologies.

                                 PROPOSAL NO. 6:

 TO APPROVE ISSUING UP TO 2,600,000 SHARES OF OUR COMMON STOCK TO WORLDCOM IF IT
   EXERCISES OPTIONS AND STOCK APPRECIATION RIGHTS IT OBTAINED FROM US WHEN WE ACQUIRED THE NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS FROM
     WORLDCOM. ISSUANCE OF THESE SHARES MUST BE APPROVED BY THE SHAREHOLDERS
                            PURSUANT TO NASDAQ RULES.

WHAT ARE THE OPTIONS AND STOCK APPRECIATION RIGHTS CURRENTLY HELD BY WORLDCOM AND HOW DID THEY ACQUIRE THEM?

In conjunction with our acquisition of the network construction and transportation systems business of MFS Network Technologies, Inc. from WorldCom in July 1998, we granted WorldCom the following securities:

         - an option to purchase up to 2,000,000 shares of our Common Stock, at an exercise price of $7.00 per share.

         - SAR awards equal to 600,000 shares of Common Stock, which when exercised, would entitle WorldCom to receive in cash or Common Stock the difference between $5.0938 per share, the then fair market value of our Common Stock, and the market price of our Common Stock on the date WorldCom exercises the SAR, up to a maximum of $15 million ($25.00 per share) in cash or Common Stock at our discretion (the "Initial WorldCom SAR").

To finance a portion of the acquisition, we also issued to third parties 4,000 shares of Series B Convertible Preferred Stock and warrants to purchase up to 1,000,000 shares of Common Stock at $19.80 per share. Nasdaq took the position that the WorldCom Option, the Initial WorldCom SAR, and these additional security issuances to third parties should be integrated for purposes of determining whether shareholder approval would be required under Nasdaq's shareholder approval rules. The integration would have inadvertently caused us to violate the Nasdaq rules unless we modified the WorldCom Option, because we would have issued more than 20% of our outstanding Common Stock in connection with the acquisition.

Because of the issues raised by the Nasdaq rules, unless and until we received shareholder approval of the WorldCom Option, the WorldCom Option has been converted to additional SARs for 2,000,000 shares of Common Stock. If these SARs were exercised, WorldCom would receive cash in the amount of the difference between $7.00 per share and the market price of our Common Stock on the date WorldCom exercises the SAR, multiplied by the number of shares subject to exercise up to a maximum of 2,000,000 shares (the "Additional WorldCom SAR"). We have also entered into an agreement with WorldCom describing the terms upon which the Initial WorldCom SAR would actually be granted to WorldCom, including the receipt of shareholder approval.

WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL OF THIS PROPOSAL?

If shareholders approve Proposal No. 6, the WorldCom Option as modified will again become an option and the modification converting it into additional SARs will automatically terminate. Thus, WorldCom will own the WorldCom Options and the Initial WorldCom SAR. If shareholders do not approve Proposal No. 6, WorldCom will own the Initial WorldCom SAR and the additional WorldCom SAR, but they will not be payable at our option with stock and the Additional WorldCom SAR. The following chart summarizes the terms of the securities held by WorldCom and results of shareholder approval and nonapproval of Proposal No. 6.

IF SHAREHOLDERS APPROVE PROPOSAL NO. 6:

                                          WORLDCOM OPTION                       INITIAL WORLDCOM SAR(1)

Type of Security                 Stock options                              Stock appreciation right awards

Type of Property Issuable        2,000,000 shares of Common Stock           Cash, Common Stock, or any
Pursuant to Exercise of                                                     combination, at our discretion
Security

Aggregate Base Common            N/A                                        600,000 shares
Stock

Exercise Price(2)                $7.00 per share                            $5.0938 per share(3)

Ceiling Collar Price, if any     None                                       $32.0938 per share(3)
(2)

Determination of Amount of       Number of shares exercised by              Difference between the exercise price
Property Issuable                WorldCom                                   and the fair market value of our
                                                                            Common Stock on the date of exercise
                                                                            of the SAR, subject to the Ceiling
                                                                            Collar Price

Exercise Period/Dates            January 1, 2000 through January 2, 2002    July 1, 2000, July 2, 2001 or July 2,
                                                                            2002

Other Material Terms             Any stock issued pursuant to the SARs      Any stock issued pursuant to the SARs
                                 must be registered with the SEC            must be registered with the SEC

Maximum Consideration            $14 million                                $0
Payable to Us

Maximum Consideration            2,000,000 shares of Common Stock           $15 million in cash, stock or a
Payable to WorldCom                                                         combination

(1) The value of an SAR is determined by subtracting the exercise price from the fair market value of Common Stock on the exercise date. For example, if WorldCom exercised 1,000 SARs when the fair market value of our Common Stock was $10.0938 per share, then the value of the SARs exercised would be equal to $5,000 ($10.0938 (fair market value) less $5.0938 (exercise price) x 1000 shares (SARs exercised)).

(2) May be adjusted in the event of any capital restructuring such as stock splits, recapitalization or reclassification of our Common Stock.

(3) If the fair market value of our Common Stock as of the date immediately preceding our issuing the Initial WorldCom SAR is greater than the exercise price of $5.0938, then we will adjust the exercise price to then fair market value, and the ceiling collar price shall be adjusted to a dollar amount equal to the then fair market value plus $25.00. Additionally, the Aggregate Base Common Stock will be adjusted by

                  -multiplying 600,000 by a fraction,
                  -the numerator of which shall be the adjusted exercise price,
                   and
                  -the denominator of which shall be $5.0938;

         up to a maximum of 700,000 shares of Common Stock.

IF SHAREHOLDERS DO NOT APPROVE PROPOSAL NO. 6

                                     ADDITIONAL WORLDCOM SAR                     INITIAL WORLDCOM SAR

Type of Security                 Stock appreciation right awards            Stock appreciation right awards

Type of Property Issuable        Cash                                       Cash
Pursuant to Exercise of
Security

Aggregate Base Common Stock      2,000,000 shares                           600,000 shares

Exercise Price(1)                $7.00 per share                            $5.0938 per share(2)

Ceiling Collar Price, if any     None                                       $32.0938 per share(2)
(1)

Determination of Amount of       Difference between the exercise price      Difference between the exercise price
Property Issuable                and the fair market value of our           and the fair market value of our
                                 Common Stock on the date of exercise       Common Stock on the date of exercise
                                 of the SAR                                 of the SAR, subject to the Ceiling
                                                                            Collar Price

Exercise Period/Dates            On or after January 1, 2000                July 1, 2000, July 2, 2001 or July 2,
                                                                            2002

Other Material Terms             None                                       None

Maximum Consideration            $0                                         $0
Payable to Us

Maximum Consideration            Unlimited. If more than $10 million in     $15 million in cash
Payable to WorldCom              any 12 month period, we can pay the
                                 excess with a promissory note at 10%
                                 interest per annum

(1) May be adjusted in the event of any capital restructuring such as stock splits, recapitalization or reclassification of our Common Stock.

(2) If the fair market value of our Common Stock as of the date immediately preceding our issuing the Initial WorldCom SAR is greater than the exercise price of $5.0938, then we will adjust the exercise price to then fair market value, and the ceiling collar price shall be adjusted to a dollar amount equal to the then fair market value plus $25.00. Additionally, the Aggregate Base Common Stock will be adjusted by

                  -multiplying 600,000 by a fraction,
                  -the numerator of which shall be the adjusted exercise price,
                   and
                  -the denominator of which shall be $5.0938;

         up to a maximum of 700,000 shares of Common Stock.

REASONS FOR APPROVING PROPOSAL NO. 6.

If our shareholders approve Proposal No. 6, the WorldCom Option can result in a payment from WorldCom to us of up to $14 million and the Initial WorldCom SAR may be payable in stock, rather than cash, at our option. The maximum number of shares payable would be 2,600,000, which as of August 17, 2000 would be 13.7% of our outstanding Common Stock after issuance. Any cash received upon the exercise of WorldCom Options would be used to repay a portion of our existing debt obligations to WorldCom, if any, and for general corporate and working capital purposes. At worst, if WorldCom exercised all of its Initial WorldCom SAR and chose to make payment in cash, we would have to pay no more than $15 million.

On the other hand, if the shareholders do not approve Proposal No. 6, no cash would be paid by WorldCom to us upon exercise of their securities. We could not issue any stock to WorldCom without violating Nasdaq rules and risking the delisting of our Common Stock. If we do not issue the stock, we will become obligated to pay a potentially unlimited amount of cash and notes to WorldCom under the Initial Worldcom SAR and the Additional WorldCom SAR, depending on the fair market value of our Common Stock when exercised. We would have only 15 to 30 days to pay WorldCom if it exercised these SARs. Any payments due to WorldCom could be significant, depending on the number of SARs exercised and the then fair market value of our Common Stock, and could severely diminish our existing cash flow, working capital and availability under our credit facility, as well as adversely impact our business and financial condition. Also, while our senior lender has approved the grant of the SARs to WorldCom, it has not waived the right to call a default in the event that any of the SARs are exercised for cash or for stock.

In addition, we want to encourage WorldCom to continue to hold an equity position in us, given the current, as well as contemplated, volume of business conducted between WorldCom affiliates and us. For instance, we and WorldCom have signed an eight-year Master Services Agreement where we are providing telecommunications infrastructure services to WorldCom affiliates. This agreement is expected to provide potential revenues to us of more than $900 million over its eight year period.

   THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVING OUR ISSUING UP TO 2,600,000 SHARES OF OUR COMMON STOCK TO WORLDCOM IF IT EXERCISES OPTIONS AND
   STOCK APPRECIATION RIGHTS IT OBTAINED FROM US WHEN WE ACQUIRED THE NETWORK
         CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS FROM WORLDCOM.

                                 PROPOSAL NO. 7

         TO APPROVE ISSUING SHARES OF OUR COMMON STOCK IN CONNECTION WITH
        OUTSTANDING SERIES B SECURITIES ISSUED TO FINANCE THE ACQUISITION
      FROM WORLDCOM OF THE NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS
   BUSINESS FROM WORLDCOM. THIS PROPOSAL RELATES TO 1,627,031 SHARES CURRENTLY ISSUABLE UNDER THESE SECURITIES PLUS ADDITIONAL SHARES WHICH MAY BE REQUIRED TO
    BE ISSUED PURSUANT TO ANTI-DILUTION PROVISIONS CONTAINED IN THE WARRANTS DESCRIBED. ISSUANCE OF THESE SHARES, WHEN COMBINED WITH 1,875,960 SHARES OF
  COMMON STOCK ALREADY ISSUED TO HOLDERS OF OUR SERIES B PREFERRED STOCK, MUST
           BE APPROVED BY THE SHAREHOLDERS PURSUANT TO NASDAQ RULES.

BACKGROUND

A portion of the consideration for the acquisition of MFS Network Technologies from WorldCom was paid in cash. To generate a portion of the cash necessary to pay these amounts, we issued 4,000 shares of Series B Convertible Preferred Stock and warrants to purchase up to an aggregate of 1,000,000 shares of our Common Stock at an exercise price of $19.80. We received $18.1 million in net proceeds from issuing these securities and used the net proceeds to pay a portion of the acquisition price to WorldCom and to pay approximately $4.6 million in other costs associated with the acquisition.

During the fiscal year ended October 31, 1998, the holders of the Series B Convertible Preferred Stock elected to convert 436 shares into Common Stock at an average conversion price of approximately $2.18 per share. We issued 1,007,927 shares of Common Stock in conversion of these shares. We then redeemed 2,785 shares of Series B Convertible Preferred Stock for cash, leaving 779 shares of Series B Convertible Preferred Stock outstanding.

We also redeemed 630,000 of the warrants for $3.00 per share. The exercise price for the remaining 370,000 warrants was reduced to $13.50 in connection with the holders' waiving defaults under the terms of the Series B Convertible Preferred Stock. As additional consideration for the waiver, the expiration date of the warrants was extended from June 30, 2003 to January 13, 2005. This warrant expiration will be extended one day for each day after July 17, 2000 until a registration statement covering the underlying shares is declared effective. Under Nasdaq rules, we cannot issue shares pursuant to these warrants without shareholder approval.

In February 2000, we redeemed the remaining 779 shares of Series B Convertible Preferred Stock by paying approximately $10.9 million in cash, issuing 801,787 shares of Common Stock and issuing new warrants to purchase 66,246 shares of Common Stock at $.01 per share. The 66,246 warrants have since been exercised to purchase 66,246 shares of Common Stock. We also agreed to issue an additional 1,057,031 shares of Common Stock and additional warrants to purchase 200,000 shares of Common Stock at $10.125 per share, following shareholder approval as required by Nasdaq rules. The 200,000 warrants will have an expiration date of February 3, 2005 and will be extended one day for each day after November 30, 2000 until a registration statement covering the underlying shares is declared effective.

We raised the cash portion of the redemption price by selling the Series C Convertible Preferred Stock and warrants discussed in Proposal No. 8.

The following table summarizes the current holdings of Common Stock and warrants resulting from the transactions described above and relevant to Proposal No. 7.

Shares of Series B Convertible Preferred Stock outstanding .....................                           0

Shares of Common Stock issued upon conversion of Series B
     Convertible Preferred Stock(1) ............................................      1,007,927

Shares of Common Stock issued in redemption of Series B
     Convertible Preferred Stock(1) ............................................        801,787

Shares of Common Stock issued upon exercise of Warrants to
     purchase Common Stock at $.01 per share(1) ................................         66,246
                                                                                      ---------

TOTAL SHARES ISSUED TO SERIES B CONVERTIBLE PREFERRED
     STOCK HOLDERS .............................................................                   1,875,960

Shares of Common Stock to be issued in redemption of Series
     B Convertible Preferred Stock upon shareholder approval
     (1)(5) ....................................................................      1,057,031

Shares of Common Stock issuable upon exercise of Warrants
     to purchase Common Stock at $13.50 per share and upon
     shareholder approval(1)(2)(3)(4) ..........................................        370,000

Shares of Common Stock issuable upon exercise of Warrants
     to purchase Common Stock at $10.125 per share and upon
     shareholder approval(1)(2)(4) .............................................        200,000
                                                                                      ---------

TOTAL SHARES SUBJECT TO SHAREHOLDER APPROVAL UNDER PROPOSAL
     NO. 7 .....................................................................                   1,627,031
                                                                                                   ---------

Totalshares of Common Stock issued and issuable to Series B Convertible
     Preferred Stock holders after approval of
     Proposal No. 7 ............................................................                   3,502,991
                                                                                                   =========

(1)      Subject to registration rights.

(2) Each of these warrants has a "cashless exercise" feature. A "cashless" exercise means that a person exercising their securities will receive shares of Common Stock with a total market value equal to the per share excess of the market value of the Common Stock over the exercise price multiplied by the number of shares being exercised.

(3) We have the right to redeem these warrants for $35.00 per share unless we are in default under the warrants. Because we have not yet registered the underlying Common Stock, we currently do not have the right to redeem these warrants.

(4) No holder may exercise warrants that would cause it to own more than 4.99% of the outstanding shares of our Common Stock on the date of exercise.

(5) If we do not obtain shareholder approval to issue these shares, we must pay Palladin $4,228,124 instead of issuing the shares.

WHAT ARE THE REGISTRATION RIGHTS WITH RESPECT TO THE SECURITIES DESCRIBED IN THIS PROPOSAL?

Holders of all of the shares and warrants described in this Proposal No. 7 have the right to have their Common Stock registered under the Securities Act of 1933 on Form S-1. Those shares and warrants are designated with footnote (1) in the table above. We have filed a registration statement with the SEC covering those shares but have not completed the process for having this registration statement declared effective. The holders have extended our registration deadline to November 30, 2000.

Generally, the holders of the securities listed above have a right to cash payments and other consideration if we do not timely register the shares or maintain our listing on Nasdaq or another approved market. Specifically, if we do not timely register the holders' shares, the exercise price of the various warrants is reduced by 1% if our registration is late by 1 to 30 days, and 1.5% for each 30-day period thereafter. If during the registration period our Common Stock is delisted, we owe cash penalty payments of 3% of the value of the Common Stock owned or issuable to the holder for each 30 day period the Common Stock is not listed. If we fail to make any of these payments, the warrant exercise price is reduced by 30% and the holder can require us to redeem the Common Stock at 130% of their value, plus the delinquent amounts.

INTEREST OF CERTAIN PERSONS

The 2,785 shares of Series B Convertible Preferred Stock which we redeemed had been purchased from the original holders by Cotton Communications, Inc. The sole shareholder, officer and director of Cotton was Tyler Dixon. Mr. Dixon is a partner with the law firm of Raiford, Dixon & Thackston, LLP, to which we paid $125,000 and $297,000 in legal fees during fiscal 1998 and fiscal 1999, respectively. He also serves as a consultant to us.

Cotton received no cash consideration from us in connection with the redemption. As a convenience to us, we had provided Cotton with an advance of funds to purchase those shares from the initial investors in connection with the initial investors' waiving certain of our defaults under the Series B Convertible Preferred Stock. The consideration for the redemption of the shares from Cotton was merely cancellation of the advance. However, we also agreed to continue using Mr. Dixon's legal services and we waived any conflicts associated with the legal services he performed in this regard.

REASONS FOR APPROVING PROPOSAL NO. 7

We believe that it is in our shareholders' best interest for the Series B investors to receive the 1,627,031 additional shares. These shares allowed us to acquire Adesta Communications and Adesta Transportation from WorldCom, thus increasing our revenues by five-fold. These shares also allowed us the flexibility to defer certain obligations we had to the Series B holders that we were unable to fulfill at the time. Finally, a portion of the rights associated with these shares were given in consideration of the Series B investors' cooperation in effecting the Sirit litigation settlement described in Proposal No. 9.

If Proposal No. 7 is not approved, we would not be able to issue the shares and warrants to the holders without violating Nasdaq rules that could cause our stock to be delisted. We would be forced to either risk delisting, or fail to issue the shares under our agreements with Series B investors. The consequences of not issuing the shares include the penalties described above for failing to timely register the shares. They also include a $4.2 million cash payment that we would owe to some of the Series B investors for failure to issue an aggregate of 1,057,031 shares of Common Stock. This could materially and adversely affect our cash flow and materially and adversely affect our operations because

         -        we would immediately be obligated to pay this amount,

         - any payments could severely diminish our existing cash flow, working capital and availability under our credit facility, as well as adversely impact our business and financial conditions, and

         -        it could result in a default under our senior credit facility.

WHY DOESN'T THE PROPOSAL SPECIFY THE NUMBER OF SHARES TO BE ISSUED?

Under the current terms of the warrants described in this proposal, we are currently obligated to issue 570,000 shares of Common Stock. However, we cannot determine at this time how many additional shares may be issued upon exercise of these warrants pursuant to certain anti-dilution provisions which provide that the number of shares issuable upon exercise could be changed to reflect stock splits, stock dividends, mergers or similar transactions and reorganizations or reclassifications of our Common Stock. This could result in a greater number of shares being issued upon their exercise.

We cannot determine at this time what adjustments may be made under the terms of these warrants. Accordingly, we are seeking shareholder approval for an indeterminate number of shares of Common Stock issuable as a result of these adjustments. As with all additional issuances of Common Stock, these issuances pursuant to anti-dilution adjustments will cause additional dilution to the then existing holders of the Common Stock.

WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL OF THIS PROPOSAL?

Assuming our shareholders approve Proposal No. 7 and we issue all 1,627,031 shares described in this proposal, along with the 1,875,960 shares we previously issued to the same holders, those holders would have received a total of 3,502,991 shares of Common Stock. As of August 17, 2000, this would have represented 29.6% of our outstanding Common Stock immediately after the issuance.

Assuming all the warrants described in this Proposal No. 7 were exercised for cash as of August 17, 2000, we would receive proceeds of approximately $6.9 million. Any cash received upon the exercise of those warrants would be used to reduce our debt and for general corporate and working capital purposes. However, holders of the warrants have the right to exercise those warrants on a "cashless basis", as described above. We would receive no proceeds from warrants exercised on a cashless basis but the number of shares issued would be less.

   THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVING OUR ISSUING SHARES
    OF OUR COMMON STOCK IN CONNECTION WITH OUTSTANDING SERIES B SECURITIES
       ISSUED TO FINANCE THE ACQUISITION OF THE NETWORK CONSTRUCTION AND
               TRANSPORTATION SYSTEMS BUSINESS FROM WORLDCOM.

                                 PROPOSAL NO. 8

      TO APPROVE ISSUING SHARES OF OUR COMMON STOCK TO HOLDERS OF SERIES C CONVERTIBLE PREFERRED STOCK AND WARRANTS UPON THE CONVERSION OR EXERCISE OF
  THOSE SECURITIES. THE PROPOSAL RELATES TO 4,700,000 SHARES CURRENTLY ISSUABLE UNDER THE SERIES C PREFERRED STOCK AND WARRANTS PLUS ADDITIONAL SHARES WHICH
 MAY BE REQUIRED TO BE ISSUED PURSUANT TO ANTI-DILUTION PROVISIONS CONTAINED IN
   THE PREFERRED STOCK AND WARRANTS. ISSUANCE OF THESE SHARES MUST BE APPROVED
                  BY THE SHAREHOLDERS PURSUANT TO NASDAQ RULES.

BACKGROUND

In February 2000, we created and sold 5,000 shares of a new series of preferred stock, the Series C Convertible Preferred Stock, and warrants to purchase 200,000 shares of Common Stock at $10.75 a share, for aggregate proceeds of $15 million to us. We used a portion of this $15 million to repurchase certain of our remaining shares of Series B Convertible Preferred Stock and the rest for general working capital purposes.

In connection with our settlement of the Sirit litigation described in Proposal No. 9, we modified the terms of the Series C Convertible Preferred Stock and agreed to issue to the Series C Convertible Preferred Stock holders additional warrants to purchase 375,000 shares of Common Stock at $6.00 per share and warrants to purchase 375,000 shares of Common Stock at $8.00 per share. The descriptions below of the Series C Convertible Preferred Stock and the warrants incorporate these modifications.

Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is non-voting, pays dividends at a rate of 5.9% of the stated $3,000 value of each share and is convertible at the option of the holder into Common Stock at a conversion price of $4.00 per share. The conversion rights may be exercised on the earlier of the date of shareholder approval of this Proposal No. 8 and Proposal No. 2(A), or December 1, 2000. We must pay dividends accrued through November 30, 2000 by December 31, 2000, in cash, or the accrued dividends will be added to the $3,000 stated value of each share.

Conversion Rights. If holders of Series C Convertible Preferred Stock could convert to Common Stock as of August 17, 2000, they would be entitled to 3,750,000 shares of Common Stock ($3,000 (stated value) divided by $4.00 (conversion price) multiplied by 5,000 (number of Series C shares outstanding)), or 18.6% of our outstanding shares immediately following the conversion. The $4.00 conversion price is subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of our Common Stock, or if we issue Common Stock or convertible securities at a price less than the conversion price or at a variable price. The conversion price is also subject to adjustment if certain events, like the registration of the underlying Common Stock by November 30, 2000, do not occur. Because of these potential adjustments, these securities may be convertible at a price that is not now readily determinable. Because the conversion price may be reduced, resulting in our issuing more shares of Common Stock than originally contemplated, our then-existing holders of the Common Stock will face additional dilution.

Holder Redemption Rights. In addition to our redemption obligations if we do not timely register the Common Stock as described below, we may be required to redeem the Series C Convertible Preferred Stock if shareholders do not approve this Proposal No. 8. See the discussion below under "What Happens if our Shareholders Do Not Approve This Proposal?" We would have five business days to make the redemption payments.

Furthermore, if we enter into a major transaction such as a merger, sale of all or substantially all of our assets or a purchase, tender or exchange offer accepted by holders of more than 30% of our outstanding shares of Common Stock, the holders can require us to redeem the Series C Convertible Preferred Stock for 120% of the liquidation value. For reference purposes, the aggregate liquidation value of the Series C Convertible Preferred Stock on August 17, 2000 was $15 million. This redemption payment would be required to be made before consummation of the major transaction.

The Warrants. Holders of the Series C Convertible Preferred Stock hold the following warrants to purchase Common Stock:

         -        200,000 at $10.75 per share, expiring February 4, 2005;

         -        375,000 at $6.00 per share, expiring July 6, 2002; and

         -        375,000 at $8.00 per share, expiring July 6, 2002.

The exercise prices of these warrants are subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of our Common Stock, or if we issue Common Stock or convertible securities at a price less than the exercise price or the fair market value of our Common Stock.

WHAT ARE THE REGISTRATION RIGHTS WITH RESPECT TO THE SECURITIES DESCRIBED IN THIS PROPOSAL?

Holders of the Series C Convertible Preferred Stock have the right to have the Common Stock issued upon conversion of the Series C Convertible Preferred Stock and upon exercise of their warrants registered under the Securities Act of 1933 on Form S-1. Our registration obligations cover all of the Common Stock issuable upon conversion of the Series C Convertible Preferred Stock, plus 997,500 shares issuable pursuant to exercise of the warrants, plus any shares issued as anti-dilution adjustments. We have until November 30, 2000 to register these securities.

If we do not timely register the holders' shares issuable upon conversion of the Series C Convertible Preferred Stock, the conversion price of the Series C Convertible Preferred Stock is reduced by 10% on December 1, 2000, and an additional 1% for each 30-day period thereafter. If we do not timely register the holder's shares issuable upon exercise of the warrants, the exercise price of the warrants is reduced by 1% on December 1, 2000, and 1.5% for each 30-day period thereafter.

If we fail to timely register the shares, the holders would also have the right after December 1, 2000 to require us to redeem for cash all of the Series C Convertible Preferred Stock, for the greater of 120% of the liquidation value or a price based on a formula incorporating the trading price of our Common Stock. As measured on August 17, 2000, the trading price of our Common Stock would have to be greater than $4.80 per share for the formula to produce a redemption price greater than 120% of the liquidation value measured as of August 17, 2000.

For 90 days after the registration statement is effective, neither we nor any of our subsidiaries may issue any equity securities or instruments or rights convertible into or exchangeable or exercisable for any equity securities except:

         - issuances pursuant to currently outstanding convertible securities;

         -        shares issued pursuant to our Stock Option Plan; or

         -        options otherwise issued to our employees.

DELINQUENT PAYMENTS

If we fail to timely pay any redemption price or any other penalty we are obligated to pay to holders of the Series C Convertible Preferred Stock, the holders can require us to redeem all of the Series C Convertible Preferred Stock, all of the Series C warrants held by them, and any shares of Common Stock issued upon conversion or exercise of those securities. The redemption price would be the greater of

         - 1.20 multiplied by the conversion price on the date of redemption multiplied by the total number of shares of Common Stock being redeemed plus Common Stock issuable upon conversion or upon exercise; or

         - a price based on a formula incorporating the trading price of our Common Stock. Based on the conversion value of the Series C Convertible Preferred Stock on August 17, 2000, the trading price of our Common Stock would have to be greater than $6.01 per share for the formula to produce a redemption price greater than the formula based on the conversion price measured as of August 17, 2000.

We also would be required to pay default interest at 2% per month for any delinquent amounts.

WHY DOESN'T THE PROPOSAL SPECIFY THE NUMBER OF SHARES TO BE ISSUED?

Based on conversion prices as of August 17, 2000, the holders of Series C Convertible Preferred Stock are entitled to receive up to 4,700,000 shares of Common Stock, 3,750,000 of which would arise from conversion of their Series C Convertible Preferred Stock and 950,000 of which would arise from exercise of their warrants. However, the conversion price of the Series C Convertible Preferred Stock may be lowered upon stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of our Common Stock, or if we issue Common

Stock or convertible securities at a price less than the conversion price. A lower conversion price would result in a greater number of shares issued upon conversion. Similarly, the exercise price of the warrants may be lowered upon the occurrence of similar events, with a corresponding increase in the number of shares purchasable pursuant to those warrants.

We cannot determine at this time what adjustments may be made to the conversion price and exercise price, if any. Accordingly, we are seeking shareholder approval for an indeterminate number of shares of Common Stock issuable as a result of these adjustments. As with all additional issuances of Common Stock, these issuances pursuant to anti-dilution adjustments will cause additional dilution to the then existing holders of the Common Stock.

REASONS FOR APPROVING PROPOSAL NO. 8

We believe that it is in our shareholders' best interest for the holders of the Series C Preferred Stock and warrants to receive the 4,700,000 shares of Common Stock upon conversion or exercise of their securities, plus an additional number of shares of Common Stock issuable pursuant to the anti-dilution provisions of those securities. The Series C securities were issued to redeem some of our obligations to holders of Series B Convertible Preferred Stock, which obligations we were unable to fulfill at the time. The holders of the Series C Preferred Stock and warrants also cooperated with us in effecting the Sirit litigation settlement described in Proposal No. 9.

Shareholder approval of this Proposal No. 8 is the first step in the process to eliminate the Series C Convertible Preferred Stock and warrants because it will allow the holders to convert and exercise their securities for Common Stock. However, prior to conversion of the Series C Convertible Preferred Stock, we will continue to be bound by the terms of that series, including our obligation to have a registration statement declared effective by November 30, 2000. Even if the shareholders approve the issuance of shares of Common Stock issuable upon conversion or exercise of the Series C securities, we could still be in default of our other obligations which would give the holders the right to require us to redeem the Series C Common Stock for cash, as described above.

WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL OF THIS PROPOSAL?

Assuming our shareholders approve Proposal No. 8, the 4,700,000 shares of Common Stock we would issue pursuant to conversion of the Series C Convertible Preferred Stock and exercise of the warrants would represent 22.3% of our outstanding Common Stock immediately after issuance, as of August 17, 2000. The actual percentage may be higher or lower at the time we issue the shares, depending on the number of shares of Common Stock outstanding at the time and depending on the effect, if any, of the anti-dilution provisions in the Series C Convertible Preferred Stock and the warrants.

Assuming all the warrants to purchase 950,000 shares of Common Stock were exercised as of August 17, 2000, we would have received proceeds of approximately $7.4 million. Any cash received upon the exercise of the warrants would be used to reduce our debt and for general corporate and working capital purposes.

WHAT HAPPENS IF OUR SHAREHOLDERS DO NOT APPROVE THIS PROPOSAL?

If our shareholders do not approve Proposal No. 8, we will not be able to issue the Common Stock issuable upon conversion of the Series C Preferred Stock and upon exercise of the warrants without violating Nasdaq rules and risking the delisting of our stock. If we do not issue the shares, we will be required to pay the following cash amounts:

         - a cash penalty of $450,000 for each 30 days we delay issuing the Common Stock upon conversion, based on the August 17, 2000 liquidation value of the Series C Convertible Preferred Stock, which liquidation value is $15 million in the aggregate; and

         - the cash redemption price of the shares of the Series C Preferred Stock, redeemable at the holders' option after December 1, 2000, for the greater of 120% of the liquidation value -- approximately $18.0 million as of August 17, 2000 - or a price based on a formula incorporating the trading price of our Common Stock. Based on the conversion value of the Series C Convertible Preferred Stock on August 17, 2000, the trading price of our Common Stock would have to be greater than $4.80 per share for the formula to produce a redemption price greater than 120% of the liquidation value on August 17, 2000;

Any cash payments would materially and adversely affect our cash flow because:

         -        we only have five business days to redeem the Series C
Preferred Stock;

         - the payments could be significant, depending on the amount, penalties, number of shares to be redeemed, or other monetary obligations relating to the Series C securities, and could severely diminish our existing cash flow, working capital and availability under our credit facility, as well as adversely impact our business and financial conditions; and

         -        could result in a default under our senior credit facility.

A redemption payment could also result in a default in one or more of our other obligations, including our obligations to senior lenders under our credit facility. Those defaults would have a material adverse impact on our business, financial condition, results of operations and cash flow.

   THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVING OUR ISSUING SHARES OF OUR COMMON STOCK TO HOLDERS OF SERIES C CONVERTIBLE PREFERRED STOCK AND
          WARRANTS UPON THE CONVERSION OR EXERCISE OF THOSE SECURITIES.

                                 PROPOSAL NO. 9

  TO APPROVE ISSUING SHARES OF OUR COMMON STOCK IN CONNECTION WITH A LITIGATION
   SETTLEMENT BETWEEN US AND SIRIT TECHNOLOGIES. THE PROPOSAL RELATES TO UP TO 5,011,511 SHARES CURRENTLY ISSUABLE TO SIRIT, PLUS ADDITIONAL SHARES WHICH MAY
BE REQUIRED TO BE ISSUED PURSUANT TO PREEMPTIVE AND ANTI-DILUTION RIGHTS HELD BY
 SIRIT. ISSUANCE OF THESE SHARES MAY BE SUBJECT TO APPROVAL BY THE SHAREHOLDERS
                            PURSUANT TO NASDAQ RULES.

BACKGROUND

In May 1998, SIRIT Technologies, Inc. filed a lawsuit against us and Thomas M. Davidson, a former member of our Board of Directors. Sirit sued for tortious interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with our acquisition of Adesta Communications and Adesta Transportation from WorldCom. In May 2000, the jury awarded Sirit compensatory damages against us in the amount of $1.2 million and punitive damages in the amount of $30.0 million. Additionally, the Court assessed punitive damages against Mr. Davidson.

In August 2000, we and Sirit, among others, entered into a settlement agreement which resulted in the court's entry of a consent judgment vacating the $31.2 million judgment. As part of the Sirit settlement, we agreed to issue Sirit and its affiliates, subject to using our best efforts to obtain shareholder approval,

         -        4,074,597 shares of our Common Stock, and

         - an additional 936,914 shares of Common Stock at such time as holders of the Series C Convertible Preferred Stock have converted their shares of Series C Convertible Preferred Stock into Common Stock. This amount assumes that the Series C Convertible Preferred Stock has a $15.0 million face value and is converted at a conversion price of $4.00 per share, which numbers were accurate as of August 17, 2000.

Holders of the Series B Convertible Preferred Stock and warrants and holders of the Series C Convertible Preferred Stock and warrants modified their own rights to help convince Sirit to enter into the settlement agreement.

OUR OBLIGATIONS TO REGISTER THE SIRIT SHARES.

We have agreed to use our best efforts to obtain all necessary corporate, regulatory and other third party consents to register the Sirit shares by November 30, 2000 by "piggybacking" on the registration statement filed for the Series B and Series C investors. We agreed to file a registration statement on Form S-1 by August 31, 2000 for Sirit and to use our best efforts for the registration to become effective on or before November 30, 2000.

OUR OTHER MATERIAL OBLIGATIONS TO THE SIRIT PARTIES WITH RESPECT TO OUR
SECURITIES

Preemptive Rights Upon Issuance of Securities to the Holders of Securities described in Proposal Nos. 7 and 8. In addition to the shares Sirit may receive when the Series C Convertible Preferred Stock is converted, if the holders of the securities described in Proposal Nos. 7 and 8 are entitled to additional shares of our Common Stock or derivative securities, we must issue a pro rata portion to Sirit so that Sirit maintains the same percentage ownership interest it had immediately prior to the issuance. Sirit may acquire those shares for the same consideration as is paid by the holders of the securities described in Proposal Nos. 7 and 8.

Anti-dilution Rights Upon Issuance of Securities to Other Third Parties. Sirit also is entitled to maintain its percentage ownership of our outstanding shares of Common Stock upon issuance of shares to parties other than those described in Proposal Nos. 7 and 8. Sirit has a right to purchase additional securities pro-ratably and on the same terms to maintain its percentage ownership. Sirit's anti-dilution right expires two years after we issue the Sirit shares and does not apply to any shares we issue to parties other than those described in Proposal Nos. 7 and 8 where we receive value of $10.00 per share or more.

Payments to Holders of Securities Described in Proposal Nos. 7 and 8. If we are required to make any cash payments to the holders of securities described in Proposal Nos. 7 and 8, including cash penalties and redemption payments, Sirit will become entitled to additional shares of Common Stock for no additional consideration. The number of shares to which they would become entitled would be the amount of funds paid to the holders in excess of $15,000,000, divided by $4.00. If any shares to which Sirit is entitled would increase its percentage ownership above 19.99%, then Sirit has the right to those shares, but will not be issued to Sirit without Sirit's consent.

WHY DOES THE PROPOSAL NOT SPECIFY THE NUMBER OF SHARES TO BE ISSUED?

Under the current terms of the settlement with Sirit, we are currently obligated to issue up to 5,011,511 shares of Common Stock. However, we cannot determine at this time how many additional securities may be issued to Sirit pursuant to its pre-emptive rights, anti-dilution rights and rights associated with payments to holders of securities described in Proposal Nos. 7 and 8. Accordingly, we are seeking shareholder approval for an indeterminate number of shares of Common Stock issuable as a result of these issuances required by our settlement with Sirit. As with all additional issuances of Common Stock, these issuances pursuant to anti-dilution adjustments will cause additional dilution to the then existing holders of the Common Stock.

REASONS FOR APPROVING OUR ISSUING THE SIRIT SHARES.

We have a contractual obligation to the Sirit parties to use our best efforts to seek shareholder approval so that no issues can be raised subsequently as to whether the issuance required shareholder approval under the Nasdaq rules. If we do not issue the shares of Common Stock to Sirit by November 30, 2000, or if we fail to register the shares in a timely manner, we must pay them $20.0 million in cash pursuant to a consent judgment.

WHAT IS THE EFFECT IF PROPOSAL NO. 9 IS APPROVED?

The 5,011,511 shares of Common Stock to which Proposal No. 9 relates would constitute 23.4% of our outstanding Common Stock on August 17, 2000 immediately after issuance of those shares.

WHAT IS THE EFFECT IF WE DO NOT OBTAIN SHAREHOLDER APPROVAL?

If we do not obtain shareholder approval, we will not be able to issue the Sirit shares without violating Nasdaq rules and risking delisting of our Common Stock. We currently do not have the funds available to pay the $20 million consent judgment that would be due upon failure to issue the Sirit shares by November 30, 2000. We may not be able to obtain outside funding to pay the consent judgment. Assuming we could obtain the cash through outside funding, the repayment terms would likely not be favorable to us and would materially and adversely affect our operations.

   THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVING OUR ISSUING SHARES OF OUR COMMON STOCK IN CONNECTION WITH A LITIGATION SETTLEMENT BETWEEN US AND
                               SIRIT TECHNOLOGIES.

                                 PROPOSAL NO. 10

   RATIFYING OUR APPOINTING ARTHUR ANDERSEN LLP AS OUR INDEPENDENT ACCOUNTANTS

Our Board of Directors has selected Arthur Andersen LLP to serve as our independent accountants for the fiscal years ending October 31, 1999 and October 31, 2000 and recommends to that our shareholders vote to ratify its appointment. Arthur Andersen Representatives are expected to be present at the Annual Shareholders Meeting, will have the opportunity to speak if they wish, and we expect that they will be available to respond to appropriate questions.

Arthur Andersen LLP has served as auditor of our consolidated financial statements since it was engaged by us on October 12, 1998. Ernst & Young LLP, our previous auditor, resigned effective September 7, 1998. The reports of Ernst & Young LLP on our financial statements for the fiscal years ended October 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our financial statements for each of the two years ended October 31, 1997 and 1996, and in the subsequent interim periods, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to Ernst & Young's satisfaction, would have caused it to make reference to the matter in their reports.

Ernst & Young did inform us of the existence of the following reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities Act of 1933, as amended:

         In its Report to the Audit Committee for the year ended October 31, 1997, Ernst & Young LLP advised us as to the existence of reportable conditions in the Company's system of internal controls. These reportable conditions related to:
         (i) the lack of segregation of duties over the cash disbursement function, (ii) the failure to provide adequate documentation to support the business purpose of certain significant transactions with related parties, and (iii) the lack of monitoring controls over operations of its foreign subsidiaries.

During the fiscal years ended October 31, 1997 and 1996 and during the subsequent interim period prior to engaging Arthur Andersen LLP, neither we nor anyone on our behalf consulted with Arthur Andersen LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements. Previously, however, Arthur Andersen LLP was the independent auditor for MFS Network Technologies, Inc. and Patton Management Corporation, both of which were acquired by us during fiscal year 1998.

Our Board of Directors approves appointing our auditors annually and subsequently submits the decision to the shareholders to ratify the appointment. The Board's decision is based upon our Audit Committee's recommendations, after reviewing the scope of the accountant's engagement, including the remuneration to be paid, and after reviewing the accountant's independence.

VOTE REQUIRED

Our by-laws and Florida law provide that this Proposal is approved if the votes cast in favor of the action exceed the votes cast against the action. Abstentions marked on the Proxy Card and broker non-votes will have no legal effect, because Proposal No. 10 does not specify that a particular percentage of the shareholders entitled to vote is required. Failure to send in a Proxy Card will affect the existence of a quorum but will not otherwise affect the vote. However, if you send in your Proxy Card but do not make a choice on the Proxy Card, you will be deemed to have voted "FOR" Proposal No. 10.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFYING THE SELECTION
                OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS

                                 OTHER BUSINESS

We know of no other business to be brought at the Annual Meeting. If, however, any other business should be properly brought up before the Annual Meeting, those persons named in the accompanying Proxy Card will vote Proxies as in their discretion they may deem appropriate, unless you direct them to do otherwise in your Proxy Card.

                                  OTHER MATTERS

SHAREHOLDER PROPOSALS

Any of our shareholders wishing to include proposals in the proxy material in relation to the annual meeting of our shareholders to be held in 2001 must submit the same in writing so as to be received at our executive offices on or before February 28, 2001. Proposals must also meet the other requirements of the rules of the SEC relating to shareholders' proposals.

If notice of a shareholder proposal that has not been submitted to be included in our proxy statement is not received by us on or before ______, 2000 or the date which is 45 days before the date this proxy is mailed, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment. If notice of the proposal is timely served, the persons named in the enclosed form of proxy may not exercise their discretionary authority as to the proposal.

SOLICITATION OF PROXIES

The cost of solicitation of proxies for use at the Annual Meeting will be borne by us. Solicitations will be made primarily by mail or by facsimile, but our employees may solicit proxies personally or by telephone.

OTHER INFORMATION

We have included a copy of our Amended Annual Report on Form 10-K for the Fiscal Year Ended October 31, 1999 with these proxy materials and our Amended Annual Report on Form 10-K for the Fiscal Year Ended October 31, 1998. You may also obtain a copy of each of these Annual Reports, and all other reports electronically filed by us via the Internet, by accessing the Securities and Exchange Commission's EDGAR website at www.sec.gov/edaux/searches.html.

                                             By Order Of the Board of Directors


                                             BILLY V. RAY, JR.
                                             Chairman of the Board

Roswell, Georgia
____________, 2000


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

                                   APPENDIX A

                           ABLE TELCOM HOLDING CORP.
                       1995 STOCK OPTION PLAN, AS AMENDED

                              SECTION 1. PURPOSE.

This 1995 Stock Option Plan is intended to provide incentives to the officers, employees and other eligible persons performing services for Able Telcom Holding Corp. and its present and future subsidiaries to acquire an ownership interest in the Company through the exercise of options to purchase Common Stock or the receipt of awards of shares of Common Stock which may be granted pursuant to this Plan.

                            SECTION 2. DEFINITIONS.

     (a) "Agreement" shall have the meaning, ascribed to the term as set forth in Section 6 hereof.

     (b) "Award" means an Option or a Stock Award granted to an eligible person pursuant to this Plan.

     (c) "Board of Directors" means the Board of Directors of the Company.

     (d) "Common Stock" means the common stock, $.001 par value per share, of the Company.

     (e) "Company" means Able Telcom Holding Corp., a Florida corporation.

     (f) "Employee" means every individual performing services for the Company or any Subsidiary if the relationship between him and the person for whom he performs such services is the legal relationship of employer and employee as determined in accordance with Section 3401(c) of Internal Revenue Code and Treasury Regulations promulgated thereunder. A member of the Board of Directors in his sole capacity as such is not an Employee.

     (g) "Incentive Stock Option" means a right granted pursuant to this Plan to purchase Common Stock that satisfies the requirements of Section 422 of the Internal Revenue Code.

     (h) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     (i) "Non-Affiliate Director" means every member of the Board of Directors who is not an Employee of the Company or any Subsidiary and who does not beneficially own, within the meaning of Rule 13d-2 of the Securities Exchange Act of 1934, as amended, more than five percent (5%) of any class of the outstanding capital stock of the Company.

     (j) "Nonqualified Stock Option" means a right granted pursuant to this Plan to purchase Common Stock that does not satisfy the requirements of Section 422 of the Internal Revenue Code.

     (k) "Option" means a right granted pursuant to this Plan to purchase Common Stock which may be either an Incentive Stock Option or a Nonqualified Stock Option as determined by the Board of Directors.

     (l) "Optionee" means an individual who has received an Option under the Plan.

     (m) "Option Shares" means the shares of Common Stock issuable upon the exercise of an Option.

     (n) "Plan" means this 1995 Stock Option Plan of Able Telcom Holding Corp.

     (o) "Plan Administrators" shall have the meaning ascribed to the term as set forth in Section 5 hereof.

     (p) "Plan Adoption Date" means the date on which this Plan shall have been adopted by the Board of Directors.

     (q) "Reserved Shares" shall have the meaning ascribed to the term as set forth in Section 3 hereof.

     (r)  "Stock Award" shall mean an award of shares of Common Stock under
Section 6-A hereof.

     (s) "Subsidiary" means any corporation (other than the Company) in an (unbroken chain of corporations beginning with the Company if, at the time the Option is granted, each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                     SECTION 3. SHARES SUBJECT TO THE PLAN.

Subject to adjustments pursuant to Section 9 of the Plan, no more than Five Million Five Hundred Thousand (5,500,000) shares in the aggregate of the Company's Common Stock (the "Reserved Shares") may be issued pursuant to the Plan to eligible participants. The number of the Reserved shall be reduced by the number of Options of Stock Awards granted under the Plan. The Reserved Shares may be made available from authorized but unissued Common Stock of the Company, from Common Stock of the Company held as treasury stock, from any shares which may become available due to the expiration, cancellation or other termination of any Option or the forfeiture of any Common Stock issued pursuant to a Stock Award previously granted by the Company, or from any combination of the foregoing.

                            SECTION 4. ELIGIBILITY.

The individuals eligible to receive Awards under this Plan shall be such valued Employees, Non-Affiliate Directors, advisors or consultants of the Company or any Subsidiary, as the Plan Administrators may from time to time determine and select. Non-Affiliate Directors, advisors and consultants shall be eligible to receive only Nonqualified Stock Options. Employees shall be eligible to receive Incentive Stock Options, Nonqualified Stock Options and Stock Awards. An Optionee may receive more than one Option or Stock Award or any combination of the two. No Employee of the Company or any Subsidiary is eligible to receive any Incentive Stock Options if such Employee, at the time the option is granted, owns, beneficially or of record, in excess of 10% of the outstanding voting stock of the Company or a Subsidiary; provided, however, that such Employee will be eligible to receive an Incentive Stock Option if at the time such Option is granted the Option price is at least 110% of the fair market value (determined with regard to Section 422(c)(7) of the Internal Revenue
Code) of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted. Pursuant to Section 422(d) of the Internal Revenue Code, no Option granted pursuant to this Plan shall be treated as an Incentive Stock Option to the extent that the aggregate fair market value, determined at the time the Option was granted, of Common Stock with respect to which Options that otherwise qualify as Incentive Stock Options are exercisable for the first time by an Employee during any calendar year, under all plans of the Company and its Subsidiaries, exceeds $100,000.

                     SECTION 5. ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Board of Directors or a committee thereof consisting solely of two or more "Non-Employee Directors" (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended) as determined by the Board of Directors, which may be the compensation Committee or a subcommittee of the Compensation Committee (in any such case, the "Plan Administrators").

     (b) The Plan Administrators shall have the power, subject to, and within the limits of, the express provisions of the Plan:

          (i) To determine from time to time which eligible persons shall be granted Awards under the Plan, and the time when any Award shall be granted;

          (ii) To determine the number of shares of Common Stock to be subject to any Option or included in any Stock Award granted to any person and, in the case of Options, whether such Options are Incentive Stock Options, Nonqualified Stock Options or any combination thereof;

          (iii) To determine the duration and purposes of leaves of absence which may be granted to Optionees without constituting a termination of their employment for purposes of the Plan;

          (iv) To prescribe the terms and provisions of each Option granted under the Plan (which need not be identical), including the exercise price and the period of time during which such Option may be exercised or shall become exercisable, and the conditions, restrictions, risks of forfeiture and other limitations, if any, applicable to any Stock Award;

          (v) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration; and

          (vi) Generally, to exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

     (c) The Plan Administrators, in the exercise of these powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All determinations of the Plan Administrators shall be made by majority vote. Subject to any applicable provisions of the Company's By-laws, all decisions made by the Plan Administrators pursuant to the provisions of the Plan and related orders or resolutions of the Plan Administrators shall be final, conclusive and binding on all persons, including the Company, shareholders of the Company, Employees and Optionees.

     (d) The Plan Administrators may designate the Secretary of the Company, or other employees of the Company or competent professional advisors, to assist in the administration of this Plan and may grant authority to such persons to execute agreements or other documents on behalf of the Plan Administrators.

     (e) The Plan Administrators may employ such legal counsel, consultants and agents as they may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counselor consultant and any computation received from any such consultant or agent. No present or former Plan Administrator shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted hereunder. To the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-laws, each present or former Plan Administrator shall be indemnified and held harmless by the Company against any cost or expenses (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan unless arising out of such person's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company, the By-laws of the Company or otherwise. Expenses incurred by the Plan Administrators in the engagement of such counsel, consultant or agent shall be paid by the Company.

                    SECTION 6. OPTION TERMS AND CONDITIONS.

The Options granted under the Plan shall be evidenced by written Option Agreements (the "Agreements") consistent with the terms of the Plan which shall be executed by the Company and the Optionee. The Agreements, in such form as the Plan Administrators shall from time to time approve, shall, incorporate the following terms and conditions:

     (a) Time of Exercise. Options shall be exercisable in accordance with the terms of the Agreements as approved by the Plan Administrators from time to time. Incentive Stock Options may be exercised only if, at all times during the period that begins on the date of the granting of the Incentive Stock Option and that ends on the day three (3) months before the date of such exercise, the Optionee was an Employee of the Company or any Subsidiary; provided, however, that if the Optionee is "disabled" within the meaning of Section 22(e) of the Internal Revenue Code, then the end of the preceding post-employment exercise period shall be extended to one (1) year.

     (b) Purchase Price. Except as otherwise provided in Section 4 hereof, the purchase price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall not be less than the fair market value of the Common Stock on the date the Option is granted. The purchase price per share of Common Stock deliverable upon the exercise of a Nonqualified Stock Option shall be determined by the Plan Administrators in their sole discretion.

     (c) Method of Exercise. In order to exercise an Option in whole or in part, the Optionee shall give written notice to the Company at its principal place of business of such exercise, stating the number of shares with respect to which the Option is being exercised. Such notice shall be accompanied by full payment of the purchase price thereof either (i) in cash, or (ii) at the discretion of the Plan Administrators, in whole shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, or (iii) at the discretion of the Plan Administrators, by delivery of the Optionee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Internal Revenue Code, or (iv) any combination of (i), (ii) and (iii) above. If the Plan Administrators exercise their discretion to permit payment of the exercise price of any Option by means of the methods set forth in clauses (ii), (iii) or (iv) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of die Option in question. The exercise date of the Option shall be the date the Company receives such notice with any necessary accompaniments in satisfactory order.

     (d) Transferability. An Option shall not be transferable by the Optionee other than at death and an Option granted to such Optionee is exercisable, during his lifetime, only by such Optionee.

The Agreements may also contain such other terms, provisions, and conditions consistent with the Plan and applicable provisions of the Internal Revenue Code as the Plan Administrators may determine are necessary or proper.

                           SECTION 6-A. STOCK AWARDS

Subject to the limitations of this Plan, the Plan Administrators may select persons to receive Stock Awards and determine the time when each Award shall be granted, the number of shares of Common Stock subject to each Award, the period of time, if any, during which all of or a portion of such shares shall be subject to forfeiture and the other terms and conditions of such Award, if any. Subject to the restrictions set forth below, the recipient of a Stock Award shall have all the rights of a shareholder of the Company with respect to the shares of Common Stock subject to such Award, including voting rights and the right to receive all dividends and other distributions of the Company with respect to such shares. Certificates representing shares of Common Stock issued upon the grant of a Stock Award may be by the Company until the lapse of any conditions to vesting or risks of forfeiture. Shares of Common Stock included in any Stock Award are not transferable until fully vested or until the lapse or termination of any other risks of forfeiture.

           SECTION 7. STOCK OPTION GRANT FOR NON-AFFILIATE DIRECTORS.

     (a)  Grant of Options.

          (i) Each Non-Affiliate Director of the Company as of the date of approval of this Plan by the Board of Directors (the "Plan Adoption Date"), or any other person as of the date he or she first becomes a Non-Affiliate Director and thereafter, on the date of such Non-Affiliate Director's re-election as a Director of the Company, is hereby, and shall be, automatically granted a Nonqualified Stock Option to purchase Ten Thousand (10,000) shares of Common Stock. The Options granted to existing Non-Affiliate Directors as of the Plan Adoption Date shall be at an exercise price equal to the closing market price for the Common Stock on that date and shall vest one (1) year from the date of such grant, so long as such Non-Affiliate Director is serving as a Non-Affiliate Director of the Company on such vesting date.

          (ii) Each Non-Affiliate Director shall further receive the number of options described below upon such Non-Affiliate Director's election, re-election, or appointment, as the case may be, to serve in the capacit(ies) described below:

               Position                                    Number of Options
               Chairman of the Board of Directors                5,000
               Audit Committee Chairman                          2,000


               Audit Committee Member                            1,000
               Compensation Committee Chairman                   2,000
               Compensation Committee Member                     1,000
               Nominating Committee Chairman                     2,000
               Nominating Committee Member                       1,000

          The grant of the options described in this Section 7(a)(ii) shall vest one year from the date of grant so long as such Non-Affiliate Directors is acting in such capacities as of such vesting date(s).

     (b) Option Price. Notwithstanding anything to the contrary contained in this Plan, any Nonqualified Stock Option granted pursuant to this Section 7 shall provide an exercise price per share equal to 100% of the fair market value per share of the Common Stock on the date of such grant.

     (c)  Option Term. Any Nonqualified Stock Option granted pursuant to this
Section 7 shall expire on (i) September 19, 2005, or (ii) the date which is two years after the date that such Non-Affiliate Director shall no longer serve as a member of the Board. Nonqualified Stock Options issued to a non-affiliate Director shall not be exercisable until the first anniversary of the date of grant (the "Vesting Date"); provided, however, that said Options shall not vest and shall expire if the Non-Affiliate Director fails to attend at least 60% of all Board of Directors' meetings, and meetings of committees of which he is a member, which take place between the date of grant and the Vesting Date.

     (d)  Other Terms. All grants of Nonqualified Stock Options pursuant to this
Section 7 shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. The provisions of this
Section 7 shall not be amended more than once in any six month period, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or other applicable federal or state law.

                SECTION 8. RIGHTS OF STOCKHOLDERS AND OPTIONEE.

An Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option, unless and until: (a) the Option shall have been exercised pursuant to the terms thereof; (b) the Company shall have issued and delivered the shares to the Optionee; and (c) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting and other ownership rights with respect to such shares.

             SECTION 9. ADJUSTMENTS IN THE EVENT OF CHANGES IN THE
     CAPITAL STRUCTURE, REORGANIZATION ANTI-DILUTION OR ACCOUNTING CHANGES.

     (a) Changes in Capital Structure. In the event of a change in the corporate structure or shares of the Company, the Plan Administrators (subject to any required action by the stockholders) shall make such equitable adjustments as they may deem appropriate in the number and kind of shares authorized by the Plan and, with respect to outstanding Options in the number and kind of shares covered thereby and in the exercise price of such Options on the dates granted. For the purpose of this Section, a change in the corporate structure or shares of the Company shall include, but is not limited to, changes resulting from a recapitalization, stock split, reverse stock split, consolidation, rights offering, stock dividend, reorganization, or liquidation. Any additional shares of Common Stock or other securities or rights issued or issuable with respect to any portion of a Stock Award which is unvested or remains subject to risks of forfeiture or other conditions at the time of any such change shall be subject to the same restrictions, risks or other conditions, for the same period of time, as are then applicable to such portion of the Stock Award.

     (b) Reorganization-Continuation of the Plan. Upon the effective date of the dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation, or of a transfer of substantially all of the Company's property or more than 80% of the then outstanding shares of the Company to another corporation not controlled by the Company's stockholders, the Plan and any Option previously granted under the Plan shall terminate unless provision be made in writing in connection with such transaction for the continuation of (i) the Plan and for the assumption of the Options previously granted, or for the substitution of new Options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments (in accordance with the applicable provisions of the Internal Revenue Code) as to the number and kind of shares and price per share, in which event the Plan and the Options previously granted or new Options substituted therefor shall continue in the manner and under the terms as provided, and (ii) all vesting requirements for any portion of a Stock Award which is unvested shall be deemed satisfied and the shares subject thereto fully vested, and all risks of forfeiture or other restrictions or conditions applicable to any Stock Award shall lapse and terminate.

     (c) Reorganization-Termination of the Plan. In the event of a dissolution, liquidation, reorganization, merger, consolidation, transfer of assets or transfer of shares, as provided in Section 9(b) above, and if provision is not made in such transaction for the continuance of the Plan and for the assumption of Options previously granted or the substitution of new Options covering die shares of a successor employer corporation or a parent or subsidiary thereof, then an Optionee under the Plan shall be entitled to written notice prior to the effective date of any such transactions stating that rights under his Option must be exercised within thirty (30) days of the date of such notice or they will be terminated.

                       SECTION 10. GENERAL RESTRICTIONS.

     (a) No Option shall be exercisable, in whole or in part, and the Company shall not be obligated to sell any Option Shares, if such exercise or sale would, in the opinion of the Company, violate the applicable requirements of any Federal or state law. Additionally, no Option shall be exercisable if, at any time, the Company shall determine in its discretion that:

          (i) the listing of the Option Shares is necessary or desirable under any securities exchange requirements; or

          (ii) the qualification of the Option Shares is necessary or desirable under any applicable law; or

          (iii) the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Option Shares; unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     (b) If any law or regulation of any state or Federal commission or agency having jurisdiction shall require the Company or the Optionee to take any action with respect to the Option Shares, then the date upon which the Company shall deliver or cause to be delivered the certificate or certificates for the Option Shares shall be postponed until full compliance shall have been made with all such requirements.

                            SECTION 11. EMPLOYMENT.

Nothing in this Plan shall be deemed to grant any right of continued employment to a participating employee or to limit or waive any rights of the Company or its Subsidiary to terminate such employment at any time, with or without cause.

                             SECTION 12. AMENDMENT.

Subject to the provisions of Section 7(d) hereof, the Board of Directors shall have the power to amend or revise the terms of this Plan or any part thereof without further action of the stockholders; provided, however, that no such amendment shall impair any Award or deprive any Optionee of shares that may have been granted to him under the Plan without his consent; and provided further that no such amendment shall, without shareholder approval:

     (a)  increase the aggregate number of the Reserved Shares;

     (b)  change the class of persons eligible to receive Awards under the Plan;

     (c) extend the maximum period during which any Option may be granted or exercised;

     (d) reduce the Option price per share under any Option below fair market value at the time such Option was granted; or

     (e)  extend the term of the Plan.

              SECTION 13. EFFECTIVE DATE AND TERMINATION OF PLAN.

     (a) The effective date of the Plan shall be the Plan Adoption Date; provided, however, in the event that the Plan is not approved by the voting stockholders of the Company on or before December 31, 1996, the Plan and all Options granted and to be granted hereunder shall be null and void and the Company shall have no obligation of any nature whatsoever to any employee or other person arising out of the Plan or any options granted or to be granted hereunder.

     (b) The Board of Directors of the Company may terminate the Plan at any time with respect to any shares that are not subject to Awards. Unless terminated earlier by the Board of Directors, the Plan shall terminate on September 19, 2005, and no Awards shall be granted under this Plan after it has been terminated. Termination of this Plan shall not affect the right and obligation of any Optionee with respect to Awards granted prior to termination.

                         SECTION 14. WITHHOLDING TAXES.

Whenever under the Plan shares are to be issued in respect of Awards granted hereunder, the Company shall have the right to require the recipient to make arrangements to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, prior to or following the delivery of any certificate or certificates for such shares.

                           SECTION 15. QUALIFICATION.

This Plan is adopted pursuant to, and is intended to comply with, the applicable provisions of the Internal Revenue Code and the regulations thereunder. Incentive Stock Options granted pursuant to this Plan are intended to be "incentive stock options" as that term is defined in Section 422 of the Internal Revenue Code and the regulations thereunder. In the event this Plan or any Incentive Stock Option granted pursuant to this Plan is in any way inconsistent with the applicable legal requirements of the Internal Revenue Code or any regulation thereunder, this Plan and any Incentive Stock Option granted pursuant to this Plan shall be deemed automatically amended as of the date hereof to conform to such legal requirements, if such conformity can be achieved by amendment.

          SECTION 16. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Employee makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option. For purposes of this Plan, a "disqualifying disposition" is any disposition (including any sale) of such Common Stock before the later of (i) two years after the date the Employee was granted the Incentive Stock Option, or (ii) one year after the date the Employee acquired Common Stock by exercising the Incentive Stock Option.

                                   APPENDIX B

(a) Additional information concerning the business of the Company and of MFSNT

                 BUSINESS OF THE COMPANY (Pre-MFSNT Acquisition)

Prior to the MFSNT Acquisition, Able specialized in designing, installing, maintaining and providing system integration services for advanced voice, data and video communications networks. Able's customers included, and still include, domestic and international telephone operating companies, government entities, and mid- to large- size corporations. Able provided its customers with a number of complementary services within the telecommunication infrastructure, traffic management systems, automated manufacturing systems and utility network areas. Able developed the ability to assemble a large, trained workforce, offer a turn-key service mix and satisfy requirements for capital, bonding, technical, administrative and financial pre-qualifications which allowed the Company to bid on large projects and compete on both a national and international level.

Able conducted its business through three main operating groups: (1) Telecommunication Services, (2) Traffic Management Services, and (3) Communications Development. Each operating group contained subsidiaries that relied on local managerial talent supported by centralized corporate control. These groups are briefly summarized below.

         Telecommunications Services consisted of network technical services for building both "outside plant" and "inside plant" telecommunications systems. "Outside plant" services are large scale installation and maintenance of coaxial and fiber optic cable (installed either aerial or underground) and ancillary equipment for digital voice, data and video transmissions provided primarily to local telephone companies, although work has been performed for long distance telephone companies, electric utility companies, local municipalities and cable television multiple system operators in the United States, as well as electric utility grids and water and sewer utilities. "Inside plant" services (also known as premise wiring) consist of engineering, design, installation and integration of telecommunication networks and delivery systems for voice, data and video providing connectivity and networking to offices for large private businesses, including banks, universities and hospitals.

         Traffic Management Services consisted of designing, installing and maintaining traffic control and signalization devices (i.e., stoplights, crosswalk signals, drawbridge and railroad track signals and gate systems traffic detection and data gathering devices). This operating group also designed, installed and maintained "intelligent highway" communication systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage in order to monitor and communicate traffic conditions such that real-time responses to dynamic changes in traffic patterns and climate conditions can be made.

         Communications Development activities consisted of management of Able's joint venture arrangements in Latin America, primarily Venezuela, which were formed to provide telecommunication installation and maintenance services to privatized local telephone companies. In 1996, these activities were expanded to include marketing to Latin American telephone companies of "Neurolama," an internally developed proprietary telephone call record and data collection system.

Able's strategy was to capture an increased share of the market for outsourced network installation, maintenance and system integration and through increased marketing efforts by broadening the range of services it offers to customers. This strategy includes both (i) growth through acquisition and (ii) internal growth of existing and complementary lines of business.

COMPANY STRUCTURE

Able was incorporated in 1987 as "Delta Venture Fund, Inc.", a Colorado Corporation. Able adopted its current name in 1989 and changed its corporate domicile to Florida in 1991. Commencing in mid-1992 until mid-1994, 95 percent of the Company's revenues and profits were derived from telecommunications services provided primarily through two majority-owned subsidiaries located in Caracas, Venezuela. These services were provided to one customer, CANTV, the Venezuelan national telephone company. To decrease its exposure to foreign markets, in 1994, Able expanded its business focus by marketing its services in the southeastern United States with the acquisition of Florida-based Transportation Safety Contractors, Inc. and its affiliates (collectively, "TSCI"). TSCI installs and maintains traffic control signage, signalization and lighting systems and performs outside plant telecommunication services. The majority of TSCI's business is conducted in Florida and Virginia with these states' respective Departments of Transportation and various city and county municipalities.

To further expand in the domestic market and to facilitate a continued acquisition program, the Company acquired the common stock of H.C. Connell, Inc. ("Connell") in December 1995. Connell performs primarily outside plant telecommunication and electric power services for local telephone and utility companies in central Florida. Connell was renamed Able Telecommunications and Power, Inc. ("ATP") in January 1999. In October 1996, Able acquired the common stock of Georgia Electric Company ("GEC"), headquartered in Albany, Georgia. GEC operates in eight southeastern states and specializes in the installation, testing and maintenance of intelligent highway and communication systems including computerized traffic management, wireless and fiber optic data networks, weather sensors, voice data and video systems and computerized manufacturing and control systems. In December 1996, Able acquired the common stock of Dial Communications, Inc. ("Dial") of Tallahassee, Florida. At that time, Dial provided outside and inside plant telecommunication services to the regional Bell operating company, other local and long distance telephone companies, private businesses and universities. Able has subsequently discontinued Dial's operations. In April 1998, Able acquired the common stock of Patton Management Company ("Patton") of Atlanta, Georgia which provides advanced telecommunication network services to upgrade existing networks and to provide connectivity to office buildings, local and wide area networks.

                BUSINESS OF THE COMPANY (Post-MFSNT Acquisition)

GENERAL OVERVIEW

The following discussion of Able's business includes those aspects of Able's operations acquired in the MFSNT Acquisition. For a better understanding of those aspects of Able's business attributable to MFSNT, see the description of the business of MFSNT set forth under the heading "Business of MFSNT".

Able, and its subsidiaries, develops, builds and maintains communications systems for companies and governmental authorities. The Company has five organizational groups. Each group is comprised of subsidiaries of the Company with each having local executive management functioning under a decentralized operating environment. The Company completed operational restructuring of its subsidiaries during fiscal year 1999. As a result, the Company now has 14 active subsidiaries, 11 of which are wholly-owned.

The service provided by each group is as follows:


             ORGANIZATIONAL GROUP                                    SERVICE PROVIDED
             --------------------                                    ----------------

Network Services.................................     Design, development, engineering, installation,
                                                      construction, operation and maintenance
                                                      services for telecommunications systems.

Network Development..............................     Established subsequent to October 31, 1999, to own,
                                                      operate and maintain local and regional
                                                      telecommunication networks.

Transportation Services .........................     Design, development, integration, installation,
                                                      construction, project management, maintenance and
                                                      operation of automated toll collection systems.

Construction.....................................     Design, development, installation, construction,
                                                      maintenance and operation of electronic traffic
                                                      management and control systems, and road signage.

Communications Development ......................     Design, installation and maintenance services to
                                                      foreign telephone companies in South America.

COMPANY STRUCTURE

In July 1998, in a transaction that increased Able's revenues by approximately 300 percent, the Company acquired the network construction and transportation systems business of MFS Network Technologies, Inc. ("MFSNT") from MCI WorldCom, Inc. ("WorldCom"). MFSNT was then divided into two entities, 1) the network construction business became MFS Network Technologies, Inc. and 2) the transportation systems business became MFS Transportation Systems, Inc. As part of the MFSNT acquisition, the Company, WorldCom and MFSNT entered into a Master Services Agreement (the "WorldCom Master Services Agreement") pursuant to which the Company agreed to provide telecommunication infrastructure services to WorldCom on a cost-plus 12 percent basis for a minimum of $40.0 million per year. The aggregate sum payable to the Company for the five-year contract is guaranteed to be no less than $325.0 million, subject to certain adjustments. To achieve these established minimums, WorldCom has agreed to award the Company at least 75 percent of all WorldCom's outside plant work related to its local network projects up to $500.0 million and the Company has agreed to accept and perform work orders from WorldCom for as much as $130.0 million of services during each year of the five-year contract. The Company has also agreed that WorldCom will have met all of its commitments to the Company, to the extent that payments made to the Company reach an aggregate of $500.0 million at any time during the five-year term of the contract.

In July 1999, the Company entered into a teaming agreement with 186K.Net, Co. (the "186K Agreement"), a technology firm and hosting facility, to combine their respective expertise in infrastructure engineering/design and high-end Internet technology to deliver high-speed Internet connectivity, telecommunications and systems integration solutions. Under the 186K Agreement, the Company will focus on infrastructure build-outs and 186K.Net, Co. will focus on the delivery of high-end Internet services. Included in the 186K Agreement is a deferred value added equity swap that would allow either party to benefit by an increase in market capitalization value over a three year period (refer to Exhibit 2.6 for more detail).

In November 1999, the Company acquired the common stock of Southern Aluminum and Steel Corporation ("SASCO") and Specialty Electronic Systems, Inc. ("SES") which together provide expertise in design, installation and project implementation of advanced highway communication networks and Intelligent Transportation Systems.

In January 2000, Able established Able ICP, Inc. ("Able ICP") which will own, operate and maintain local and regional telecommunication networks as part of Able's Network Development Group. Able ICP is a development company that is expected to require significant capital expenditures related to network construction and which is not expected during fiscal 2000 to generate significant net income or earnings before interest, depreciation, taxes and amortization. The Company's ability to grow Able ICP and to implement its business plan will be dependent on the Company's ability to fund its capital expenditure needs, either internally or through borrowings and the sale of equity. No assurance can be given that the Company will be able to meet Able ICP's funding needs on a timely basis, or at all, on terms acceptable to the Company, or that Able ICP will ever be profitable. In March 2000, the name "Able ICP, Inc." was changed to "Adesta ICP, Inc."

In compliance with a contractual obligation with WorldCom, effective February 2000, all subsidiaries bearing "MFS" as part of their name were changed. MFS Network Technologies, Inc. changed its name to Adesta Communications, Inc. ("Adesta Communications"), MFS Transportation Systems, Inc. changed its name to Adesta Transportation, Inc. ("Adesta Transportation") and MFS TransTech, Inc. changed its name to TransTech, Inc. In conjunction with these name changes, this proxy statement includes a proposal to shareholders to change the name of the Company to "The Adesta Group, Inc."

SERVICES, MARKETS AND CUSTOMERS

Able conducts five distinct types of business activities, four of which are primarily conducted in the United States and one of which is conducted abroad. Domestically, Able provides network services, network development, transportation services and construction. Abroad, principally in Venezuela, the Company conducts communication development activities. Each of these activities is discussed in more detail below. In most of Able's business activities it faces competition that may be larger and may have substantially greater financing, distribution and marketing resources than Able.

Network Services Group. The Network Services Group provides telecommunications network services through two divisions: (i) the Telecommunications Systems Integration Division provides general contracting services for large-scale telecommunications projects, and (ii) the Telecommunications Construction Division specializes in the construction of network projects or project phases.

Able provides turn-key telecommunications infrastructure solutions through the Telecommunications Systems Integration Division. As a telecommunications systems integrator, Able provides "one-stop" capabilities that include project development, design, engineering, construction management, and on-going maintenance and operations services for telecommunications networks. The projects include the construction of fiber optic networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment.

The Telecommunications Construction Division provides construction and technical services for building both outside plant and inside plant telecommunications systems. Outside plant services are large-scale installation and maintenance of coaxial and fiber optic cable (installed either aerially or underground) and ancillary equipment for digital voice, data and video transmissions. These installations are most often undertaken to upgrade or replace existing communications networks. Inside plant services, also known as premise wiring, include design, engineering, installation and integration of telecommunications networks for voice, video and data inside customers' facilities. Additionally, Able provides maintenance and installation of electric utility grids and water and sewer utilities. The Company provides outside plant telecommunications services primarily under hourly and per unit basis contracts to local telephone companies. Able also provides these services to long distance telephone companies, electric utility companies, local municipalities and cable television multiple system operators.

Network Development Group. The Network Development Group was established subsequent to October 31, 1999, to design, engineer, construct, operate and maintain state-of-the-art, 'future proof' (designed for low cost upgrades to avoid obsolescence), fiber optic networks providing virtually unlimited bandwidth, and a comprehensive suite of cutting edge multimedia telecommunications services for users in Tier 3 cities (those with populations between 100,000 and 250,000).

Transportation Services Group. The Transportation Services Group provides "one-stop" electronic toll and traffic management solutions for intelligent transportation system infrastructure projects, including project development and management, design, development, integration, installation, engineering, construction and systems operation and maintenance. Additionally, Able has and continues to develop proprietary software and applications designed to support these systems. The electronic toll and traffic management segment of the intelligent transportation system industry uses technology to automate toll collection for bridges and highways, allowing for "non-stop" toll collection. Electronic toll and traffic management systems use advanced scanning devices to identify a car's type, combined with the user's account information, as the car passes a tolling station and immediately debits the appropriate toll from the user's account. In addition, significant support systems must be developed to maintain electronic toll and traffic management accounts, and process violations. Able developed automatic vehicle identification technology jointly with Texas Instruments and used it in many of its electronic toll and traffic management projects. The Transportation Services Group markets its services to state and local government transportation departments.

Construction Group. The Company's Construction Group installs and maintains traffic control and signalization devices. These services include the design and installation of signal devices (such as stoplights, crosswalk signals and other traffic control devices) for rural and urban traffic intersections, drawbridge and railroad track signals, gate systems and traffic detection and data gathering devices. The Company also designs, develops, installs, maintains and operates "intelligent highway" communications systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage. These systems monitor traffic conditions, communicate such conditions to central traffic control computers, and provide real-time responses to dynamic changes in traffic patterns and climate conditions by changing speed limit display devices, lowering traffic control gates, or changing the text on remote signs and signals. The Company also installs and maintains computerized manufacturing systems for various industrial businesses. Many of the functions of the Construction Group, particularly those involved in intelligent highway systems, complement those of the Network Services Group.

Communications Development Group. The Company's Communications Development Group operates primarily in Venezuela. These activities consist of management of joint venture arrangements, which were formed to provide telecommunications installation and maintenance services to privatized local phone companies. These joint ventures are in the form of subsidiaries in which Able has an 80% voting and ownership interest and a 50% share of profits and losses. In 1996, the Communications Development Group expanded its communications development activities to include the marketing to Central and South American telephone companies of NeuroLAMA, an internally developed proprietary telephone call record and data collection system. Significant capital expenditures will be required to install NeuroLAMA in South America.

INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION

Sales to unaffiliated customers, income (loss) from operations, and identifiable assets pertaining to the Groups in which the Company operates are presented below (in thousands).


                                               For the Fiscal Year Ended October 31,
                                               -------------------------------------

                                                  1999         1998          1997
                                                  ----         ----          ----
Sales to unaffiliated customers:
Network Services                                $260,354       $ 62,243      $    --
Transportation Services                           39,394         24,639           --
Construction                                     113,948        125,270       82,171
Communication Development (International)          4,869          5,329        4,163
                                                --------       --------      -------
                                                $418,565       $217,481      $86,334
                                                --------       --------      -------

Income (loss) from operations:
Network Services                                $ 14,746       $  6,272      $    --
Transportation Services                          (10,618)         2,586           --
Construction                                      (5,730)         1,718        4,824
Communication Development (International)            346            182           17
Unallocated Corporate Overhead                      (628)           651           --
                                                --------       --------      -------
                                                $ (1,884)      $ 11,409      $ 4,841
                                                --------       --------      -------

Identifiable assets:
Network Services                                $139,460       $159,660      $    --
Transportation Services                           50,178         48,830           --
Construction                                      66,667         71,941       44,751
Communication Development (International)          3,813          4,496        2,509
Corporate                                          1,915          5,833        3,086
                                                --------       --------      -------
                                                $262,033       $290,760      $50,346
                                                --------       --------      -------


INDUSTRY OVERVIEW

Telecommunications Infrastructure. The International Telecommunications Union estimates that between 1996 and 2000, telecommunications infrastructure investment will exceed $50.0 billion in the United States and $600.0 billion worldwide. In addition, Able believes that utility and telecommunications companies, including regional Bell operating companies ("RBOCs"), competitive local exchange carriers ("CLECs") and inter-exchange carriers ("IXCs"), which still conduct a significant portion of their construction work in-house, will outsource more infrastructure construction in the future in response to rapid deregulation and competitive pressures to reduce costs and focus on the operations and marketing of their telecommunications services.

The Telecommunications Act of 1996 (the "Telecommunications Act") created a structural change in the telecommunications industry by removing the barriers to entry that the RBOCs and IXCs had previously enjoyed. The Telecommunications Act established less restrictive regulations for CLECs and other telecommunications companies to compare with the RBOCs. As a result, the RBOCs must allow competing telecommunications companies, under the performance party principle, to compete in their markets. This has led to intense competition among all players in the telecommunications and data/information transfer and services industries. Prices for services and equipment have been falling, and new technologies and services are being offered. In addition, the battle to attract and retain customers has led to higher levels of customer service.

These conditions have forced the RBOCs to compete for customers. As a result, more money is being dedicated to construction and upgrades of fiber optic and coaxial networks and other assets by many participants in the telecommunications and data/information transfer industries. RBOCs are searching for ways to reduce costs and become more efficient. Internal operations such as network installation are increasingly being outsourced to companies such as Able.

The infrastructure and network services segment of the communications industry is poised for significant growth, due to the changing regulatory environment and rapid advancements in technology, which require increases in bandwidth to carry voice, video and data. These trends are resulting in a significant need for rapid replacement and upgrade of existing communications infrastructure and network systems. In addition, new entrants to the telecommunications industry are increasingly turning to experienced, full-service communications infrastructure and network integrators for assistance and support.

It has been forecasted that significant growth will occur within the international market for telecommunications infrastructure. In many emerging and developing areas such as South America, the Pacific Rim and Africa, the infrastructure required to support telecommunications on a widespread local level is incomplete or nonexistent. The telecommunications infrastructure that currently exists is typically analog-based. For developing countries, the main focus is to establish or expand their telecommunications infrastructure rather than convert and upgrade existing lines. The lack of telecommunications infrastructure in developing economic areas creates an opportunity to provide turn-key telecommunications infrastructure project managerial services. Able expects not only to selectively bid on new opportunities, but also further develop existing telecommunications infrastructure projects.

Transportation Systems. The market for traffic management and, specifically, intelligent transportation services, is significant and growing due to federal and state legislation to create economically efficient and environmentally safe transportation systems. The Intermodal Surface and Transportation Efficiency Act of 1996 will provide $217.0 billion to state departments of transportation over the next six years and is expected to significantly increase spending on advanced transportation infrastructure. In addition, the deployment of intelligent highway systems, as well as telecommunications infrastructure along the highway rights-of-way, offer new revenue sources for the responsible government agencies. Intelligent transportation services include electronic toll collection, highway fiber optic network, computerized traffic signal and other traffic management tools.

SUPPLIERS AND RAW MATERIALS

Able has no material dependence on any one supplier of raw materials.

BACKLOG

The Company's estimated backlog at January 31, 2000, was as follows:


                                         Operations and
                           Construction    Maintenance
  Organizational Group      Contracts       Contracts         Total
---------------------------------------------------------------------
Network Services             $408,000      $  179,000      $  587,000
Transportation Services       140,000         120,000         260,000
Construction                  151,000          33,000         184,000
                             --------      ----------      ----------
                             $699,000      $  332,000      $1,031,000
                             ========      ==========      ==========


The Company expects to complete approximately 40% of the total backlog within the next fiscal year. Due to the nature of the Company's contractual commitments, in many instances its customers do not commit to the volume of services to be purchased under a contract but, rather, commit the Company to perform these services if requested by the customer and commit to obtain these services from it if they are not performed internally. Many of the contracts are multi-year agreements, ranging from less than one year to 20 years. The Company includes the full amount of services projected to be performed over the life of the contract in backlog due to its historical relationships with its customers and experience in procurements of this nature. Contract backlog of $500 million is under performance bonds and the Company may be subject to liquidated damages for failure to perform in a timely manner. The Company's backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of its order backlog can be canceled at any time without penalty, except, in some cases, the Company can recover actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from its customers could have a material adverse effect on its business, operating results and financial condition. In addition, there can be no assurance as to customers' requirements during a particular period or that such estimates at any point in time are accurate.


DEPENDENCE UPON KEY CUSTOMERS

The Company derives a significant portion of its revenues from a few large customers. Those customers are as follows:


                                                                       Revenue for the       Percentage of Total
                                                                         Fiscal Year      Revenues During The Fiscal
                                                                      Ended October 31,    Years Ended October 31,
        Customer                            Operating Group                 1999           1999      1998      1997
-------------------------------------------------------------------------------------------------------------------
New Jersey Consortium             Transportation and Network Services      $78,515          18%        7%       --
WorldCom                                    Network Services                61,636          15%       14%       --
Williams Communications, Inc.               Network Services                49,621          12%       --        --
Cooper Tire Company                           Construction                  13,050           3%        6%       15%
Florida Power Corp                            Construction                  13,514           3%        2%        9%
State of Illinois (ISTHA)                   Network Services                11,680           2%        8%       12%

MFSNT is party to multiple contracts with the New Jersey Consortium ("New Jersey Consortium Contracts") which includes the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey, South Jersey Transportation Authority, State of Delaware Department of Transportation. The New Jersey Consortium Contracts provide for, among other items, MFSNT to construct and maintain a fully integrated automated toll collection system and supporting fiber optic network. The estimated gross value of the New Jersey Consortium Contracts is in excess of $280.0 million. During the fiscal year ended October 31, 1999, the Company incurred net losses related to the New Jersey Consortium Contracts of approximately $4.0 million, including penalties of approximately $4.9 million associated with the failure to meet certain milestones provided in the contracts. The Company is not currently incurring additional penalties related to the New Jersey Consortium Contracts.

At October 31, 1999, the Company had billed and unbilled receivables of $18.3 million and $20.4 million related to the New Jersey Consortium, $10.9 million and $8.7 million related to WorldCom and $6.2 million and $1.1 million related to Williams Communications, Inc., respectively.

Able believes that a substantial portion of its total revenues and operating income will continue to be derived from a concentrated group of customers, in particular the New Jersey Consortium and WorldCom. The loss of the New Jersey Consortium, WorldCom or any other such customers could have a material adverse effect on Able's business, financial condition and results of operations.

CONTRACTS

The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligation under a contract may result in the loss of the contract and subject the Company to litigation and various claims, including liquidated damages.

Construction Contracts. For construction contracts, the Company obtains fixed price or cost plus contracts for projects, either as a prime or as a subcontractor, on a competitive bid basis. Typically, for prime contracts, a state department of transportation ("DOT") or other governmental body provides a set of specifications for the project to qualified contractors. The Company then estimates the total project cost based on input from engineering, production and materials procurement personnel. Able then submits a bid along with a bid bond. For most government-funded projects, the scope of work extends across many industry segments. In such cases, the Company subcontracts its expertise to a prime contractor. Able must submit performance bonds on substantially all contracts obtained. The financial viability of the Company is dependent on maintaining adequate bonding capacity and any loss of such would have a material adverse effect on the Company.

Government business is, in general, subject to special risks, such as delays in funding, termination of contracts or subcontracts for the convenience of the government or for the default by a contractor, reduction or modification of contracts or subcontracts, changes in governmental policies, and the imposition of budgetary constraints. The Company's contracts with governmental agencies provide specifically that such contracts are cancelable for the convenience of the government. Contract duration is dependent upon the size and scope of the project but typically is from six months to three years. Contracts generally set forth date-specific milestones and provide for liquidated damages for failure to meet milestones. During fiscal 1999, Able was subject to liquidated damages relating to the "Violations Processing Center" portion of the New Jersey Consortium Contract amounting to approximately $4.9 million.

In most cases, Able supplies the materials required for a particular project, including materials and component parts required for the production of highway signage and guardrails and the assembly of various electrical and computerized systems. Aluminum sheeting, steel poles, concrete, reflective adhesive, wood products, cabling and electrical components are the principal materials purchased domestically for the production of highway signage and guard railing. Generally, the supply and costs of these materials has been and is expected to continue to be stable, and the Company is not dependent upon any one supplier for these materials. The Company also purchases various components for the assembly of various electrical, lighting and computerized traffic control systems. Many of these materials must be certified as meeting specifications established by the customer. The unavailability of those components could have an adverse impact on meeting deadlines for the completion of projects which may subject the Company to liquidated damages; however, the availability of these materials, generally, has been adequate.

SERVICE CONTRACTS. The Company generally provides telecommunication, cable television, electric utility and manufacturing system services (i.e., non-governmental business) under comprehensive operation and maintenance and master service contracts that either give Able the right to perform certain services at negotiated prices in a specified geographic area during the contract period or pre-qualify the Company to bid on projects being offered by a customer. Contracts for projects are awarded based on a number of factors such as price competitiveness, quality of work, on-time completion and the ability to mobilize equipment and personnel efficiently. Able is typically compensated on an hourly or per unit basis or, less frequently, at a fixed price for services performed. Contract duration is either for a specified term, usually one to three years, or is dependent on the size and scope of the project. In most cases, the Company's customers supply most of the materials required, generally consisting of cable, equipment and hardware, and the Company supplies the expertise, personnel, tools and equipment necessary to perform its services.

SALES AND MARKETING

Able markets its systems integration services through a dedicated sales group. Its salespeople market directly to existing and potential customers, including municipalities and other government authorities, telecommunications companies and utility companies. Able's salespeople work with those responsible for project development and funding to facilitate network design and funding procurement.

Typically, the contracting process for systems integration projects entails the development of a list of qualified bidders and the establishment of a bid schedule, the distribution of, and response to, a request for proposal ("RFP") and the awarding of the contract to an approved service provider. Important elements in determining the qualifications of a bidder are its reputation, its previous projects and its ability to secure bonding for the project. The selling cycle, which is usually 12 to 24 months in duration, is protracted due to the scope and complexity of the services provided.

Able markets its telecommunications construction services to local and long distance telephone companies, utility companies, local municipalities and certain corporations with particular communications needs. In addition, the Company markets its construction services to certain systems integrators. A dedicated sales force, as well as members of each subsidiary's senior management, actively market Able's services in their defined geographic regions. Additionally, Able markets transportation construction services to state and local departments of transportation, public/private toll authorities and certain international authorities.

COMPETITION

Network Services Group. The Telecommunications Systems Integration Division of the Network Services Group competes for business in two segments: the traditional request for proposal ("RFP")/bid based segment for the installation and integration of infrastructure projects and a less traditional "project development" segment. Able's largest competitors in the traditional RFP/bid based segment are telecommunications service providers. The Telecommunications Systems Integration Division has identified and pursued the "project development" segment as a "niche" market for its services, providing network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private memberships and other financing models unique to the industry. These customers often must choose between building their own networks or using an existing telecommunication service provider's network. Once a customer has decided to build its own network, the Company assists the customer in preparing a viable and customized project business plan that addresses the customer's specific telecommunications needs, including budgetary and other concerns. Able also has focused on "project development" opportunities presenting ownership or participation opportunities that can generate recurring revenues. The Company believes that no other company presently provides these kind of complete, turnkey project development service for these customers. Able can make no assurances, however, that other systems integration companies will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to Able's services, or that it will be able to maintain its competitive position.

The Telecommunications Construction Division competes for business with several competitors on a much larger scale. In addition, the Telecommunications Construction Division also competes in a market characterized by a large number of smaller size private companies that compete for business generally in a limited geographic area or with few principal customers. The Telecommunications Construction Division's largest competitors are MasTec, Inc. and Dycom, Inc.

Network Development Group. The competitive environments within the large metropolitan areas (called Tier 1 cities), such as New York, Los Angeles, Chicago and Atlanta, already have an Incumbent Local Exchange Carrier ("ILEC") and multiple Competitive Local Exchange Carriers ("CLECs") competing for their large, high volume, business base. In addition, due to the high density of apartment complexes, many have more than one cable company.

In contrast, the Tier 3 cities that the Network Development Group is targeting typically have the ILEC, one cable company, and in some cases facilities based CLECs targeting a limited area of businesses. In most cases, both the cable company and the ILEC have legacy infrastructures with very limited capability to provide modern services.

Transportation Services Group. The Transportation Services Group believes its major competitors in the North American market are Lockheed Information Management Co., a division of Lockheed Martin, and Syntonic Technology, Inc., doing business as Transcore ("Transcore").

Construction Group. The market in which the Construction Group competes is characterized by large competitors who meet the experience, bonding and licensure requirements for larger projects and by small private companies competing for projects of $3 million or less in limited geographic areas. The Construction Group's largest competitors include Lockheed Martin, Traffic Control Devices of Florida and MasTec, Inc. The Construction Group's smaller competitors are High Power of Florida, MICA Corporation of Texas and Fishback & Moore. A number of these competitors may be larger, may have substantially greater financial, distribution and marketing resources, and may have more established reputations than Able.

Communications Development Group. The Communications Development Group competes for business in the international market, primarily in South America. Presently, the operations of the Communications Development Group are in Venezuela and Brazil. In Venezuela, the market is characterized by a single customer, CANTV, the telephone company of Venezuela, and a large number of smaller sized private companies that compete for business generally in a limited geographic area. In Brazil, the market consists of a myriad of smaller companies competing for a growing but limited market, which forces margins down.

EMPLOYEES

As of January 31, 2000, the Company and its subsidiaries had approximately 2,000 employees. The number of employees considered as laborers can vary significantly according to contracts in progress. Such employees are generally available to the Company through an extensive network of contacts within the communications industry.

PROPERTIES

The Company's corporate offices are in Roswell, Georgia, where it occupies 6,600 square feet under a lease that expires July 31, 2004. The Company also has 5,110 square feet of office space under a lease that expires January 31, 2004 in West Palm Beach, Florida which is presently available for sublet. The Company leases 35,815 square feet of office space in Omaha, Nebraska, under a lease that expires September 30, 2004, and which houses Adesta Communications, and 40,111 square feet in Mt. Laurel, New Jersey, under a lease that expires February 28, 2003 and which houses Adesta Transportation. The Company leases 6,400 square feet of space in Fairbanks, Alaska, for a network operations center. The Company leases 6,800 square feet of office space in Fort Lauderdale, Florida, under a lease which expires September 30, 2003, which facility is presently available for sublet. The Company leases several field offices and numerous smaller offices. The Company also leases on a short-term or cancelable basis temporary equipment yards or storage locations in various areas as necessary to enable it to efficiently perform its service contracts.

The Company owns (subject to a mortgage) and operates a 10,000 square foot facility for operations based in Chesapeake, Virginia. The Company's Venezuelan subsidiaries own and operate from a 33,000 square foot floor of an office building located in Caracas, Venezuela, and lease an additional 50,000 square feet of covered parking and shop facilities. Able also owns a 15,000 square foot facility located on approximately three acres of land for operations in Tampa, Florida.

SEASONALITY

The Company operates throughout the United States and its results of operations are not significantly impacted by seasonal changes.

LEGAL PROCEEDINGS

In May 1998, SIRIT Technologies, Inc. ("SIRIT") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company and Thomas M. Davidson, who subsequently became a member of the Company's Board of Directors. Mr. Davidson resigned in January 2000. SIRIT asserts claims against the Company for tortuous interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the Company's agreement to purchase the shares of MFSNT and seeks injunction relief and compensatory damages in excess of $100.0 million. In May 2000, Able was determined to owe SIRIT $1.2 million in compensatory damages and $31.0 million in punitive damages. Able believes that the jury award is both without merit and excessive and is intending to pursue all its legal rights, including an appeal of the jury award.

In 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, and certain of its officers. SFSC asserts claims under the federal securities laws against the Company and four of its officers that the defendants allegedly caused the Company to falsely represent and mislead the public with respect to two acquisitions, COMSAT and MFSNT, and the ongoing financial condition of the Company as a result of the acquisitions and the related financing of those acquisitions. SFSC seeks certification as a class action on behalf of itself and all other similarly situated investors and seeks unspecified damages and attorneys' fees.

In 1997, Bayport Pipeline, Inc. ("Bayport") filed a lawsuit against MFSNT seeking a declaratory judgment concerning the rights and obligations of Bayport and MFSNT under a Subcontract Agreement that was entered into on May 1, 1997 related to the NYSTA contract. The matter was referred to arbitration in January 1999. The total amount sought was not less than $5.5 million and subsequent to October 31, 1999 was increased to $19 million. On February 24, 2000, the arbitrator ruled that MFSNT owed Bayport $4.1 million, which is consistent with amounts previously accrued by the Company. The arbitrator's award is binding; however, the Company is disputing the calculation of the award, which it believes in error. Additionally, the Company may appeal the award in future legal proceedings.

In 1997, U.S. Public Technologies, Inc. ("USPT") filed a lawsuit in the United States District Court for the Southern District of California, (San Diego), against MFSNT for breach of contract, breach of an alleged implied covenant of good faith and fair dealing, tortious interference, violation of the California Unfair Competition Act, promissory estoppel and unjust enrichment in connection with a Teaming Agreement between MFSNT and USPT concerning the Consortium Regional Electronic Toll Collection Implementation Program in the state of New Jersey. In this lawsuit, USPT seeks actual damages in excess of $8.5 million and unspecified exemplary damages. Discovery had not yet commenced in this lawsuit.

In 1999, Newbery Alaska, Inc. ("Newbery") filed a demand for arbitration seeking approximately $3.8 million. This dispute arises out of Newbery's subcontract with MFSNT related to the fiber optic network constructed by MFSNT for Kanas. Newbery's claims are for the balance of the subcontract, including retainage and disputed claims for extras based on alleged deficiencies in the plans and specifications and various other alleged constructive change orders. The parties are currently conducting discovery. Arbitration hearings on this matter should take place in the spring or summer of 2000.

In 1998, Alphatech, Inc. ("Alphatech") filed a lawsuit in the U.S. District Court in Massachusetts. This suit alleges ten counts, including breach of Teaming Agreements on the E-470 project and the New Jersey Regional Consortium project, breach of implied duty of good faith and fair dealing on both projects, misappropriation of trade secrets, deceit, violation of Massachusetts General Laws Chapter 93A, promissory estoppel, quantum meruit, and unjust enrichment. Alphatech's claim is for $15 million. A hearing for a summary judgment is scheduled in May 2000.

In 1998, T.A.M.E. Construction, Inc. ("TAME") sued for breach of contract, promissory estoppel, discrimination and defamation related to certain contracts performed by GEC. TAME alleges that it was wrongfully terminated as a subcontractor. TAME claims contract damages in the amount of $250,000, punitive damages for discrimination of $1,000,000 and defamation damages of an additional $1,000,000. GEC has moved for summary judgment. This matter is not set for trial.

The Company is subject to a number of shareholder and other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

RESEARCH AND DEVELOPMENT; PROPRIETARY TECHNOLOGY AND RIGHTS

The Company acquired proprietary software from MFSNT in the MFSNT Acquisition, including applications at the lane, plaza, host, and customer service center levels within a sophisticated electronic toll collection system architecture. However, Able can make no assurances that products will not be developed in the future that will produce the same or a better result or be produced in a more economical manner. See "Business of MFSNT - Research and Development; Proprietary Technology and Rights" for a discussion of the Company's proprietary technology and rights (acquired in that acquisition).

NEUROLAMA. The Communications Development Group has incurred in excess of $1.0 million of costs developing its proprietary software, NeuroLAMA. NeuroLAMA is a telephone call record and data collection system. NeuroLAMA helps telephone companies increase revenues by decreasing fraud, eliminating misoperation, and increasing efficiency through their analog telecommunications systems. NeuroLAMA's quality, reliability and uniqueness of design are proving far superior to any competing system. The Communications Development Group estimates that roughly 250 million analog lines worldwide could benefit from the implementation of NeuroLAMA. The software is being marketed throughout South America. Currently, the Communications Development Group has not capitalized any costs related to this software.

Able relies on a combination of contractual rights, patents, trade secrets, know-how, trademarks, non-disclosure agreements, licenses and other technical measures to establish and protect the Company's proprietary rights to protect its proprietary applications and technologies. To the extent necessary, Able intends to vigorously defend any and all rights Able has, now or in the future, in its proprietary applications and technologies. However, the Company can make no assurances that it will be successful in pursuing any of its rights or, if successful, that it will be timely.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

The Common Stock is traded on the Nasdaq National Market System (NMS) under the trading symbol "ABTE". The following table sets forth the high and low sale prices for the Common Stock for each fiscal quarter indicated below.


                                                                    Sale Price Range
                                                                    ----------------
                                                                   High            Low
                                                                   ----            ---
Year Ended October 31, 1997
             1st Quarter ..............................         $  9.625       $  7.250
             2nd Quarter ..............................            9.000          7.375
             3rd Quarter ..............................            9.000          7.125
             4th Quarter ..............................           10.625         7.5625

Year Ended October 31, 1998
             1st Quarter ..............................         $  10.75       $  6.375
             2nd Quarter ..............................          13.1875         7.0625
             3rd Quarter ..............................          20.9375          8.625
             4th Quarter ..............................           10.625           1.75

Year Ended October 31, 1999
              1st Quarter .............................         $ 12.374       $ 5.0625
              2nd Quarter .............................          11.5625          6.625
              3rd Quarter .............................            7.125         5.8125
              4th Quarter .............................          10.0625          7.500

Year Ended October 31, 2000
              1st Quarter .............................         $ 11.875       $   4.50
              2nd Quarter .............................             6.72           4.75


On February 4, 2000, there were approximately 412 shareholders of record of the Company's Common Stock.

No cash dividends have been declared by the Company on its Common Stock since its inception and the Company has no present intention to declare or pay cash dividends on the Common Stock in the forseeable future. The Company intends to retain any earnings, which it may realize in the foreseeable future to finance its operations. The terms of the Company's $35.0 million secured revolving credit facility, the Series C Preferred Stock and the Wor1dCom Note restrict or prohibit the Company's ability to declare or pay dividends on shares of Common Stock. Holders of Series C Preferred Stock are generally entitled to receive cumulative quarterly dividends at a rate of 5.9 percent per year. On February 4, 2000, the Company redeemed and retired all remaining shares of Series B Preferred Stock by payment of $10,851,062 in cash and the issuance of 801,785 in restricted common shares that were issued at or above market price and further Able issued 267,000 Warrants to acquire its Common Stock at varying prices. Also, on February 4, 2000, Able privately placed 5,000 shares of Series C Preferred Stock with a small group of investors at $3,000 per share. The sale of the Series C shares includes the issuance of Warrants to purchase up to 200,000 shares at prices substantially above market. See "Management's Discussion of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Consolidated Audited Financial Statements of the Company" incorporated by reference to the Company's Annual Report of Form 10-K for the fiscal year ended October 31, 1999, as filed February 22, 2000, as amended March 1, 1999 and as further amended May 26, 2000.

Management expects that, except for the dividends required to be paid or payable to the holders of the Series B Preferred Stock, Able will retain its earnings, if any, to finance operations. Thus, Able does not expect to pay dividends to holders of Common Stock for the foreseeable future.

For Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations, see the Company's Annual Report on Form 10-K for the year ended October 31, 1998, filed February 24, 1999, as amended March 1, 1999, and as further amended on May 23, 2000,and the Company's Annual Report on Form

10-K for the year ended October 31, 1999, as filed February 22, 2000, as amended May 23, 2000, a copy of which has been provided along with these Proxy Materials.

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to market risk from changes in interest rates on debt obligations that impact the fair value of these obligations. The Company's policy is to manage interest rates through a combination of fixed and variable rate debt. Currently, the Company does not use derivative financial instruments to manage its interest rate risk. The table below provides information about the Company's risk exposure associated with changing interest rates as of October 31, 1998 (amounts in thousands):

                                             Expected Maturity

                             1999         2000           2001            2002         2003     Thereafter
                             ----         ----           ----            ----         ----     ----------
Fixed rate debt            $15,047       $18,225        $ 1,021         $  935       $  872     $21,081

Average interest rate        12.40%        13.00%         13.64%         13.61%       13.57%      13.54%

Variable rate debt         $    --       $    --        $35,000         $   --       $   --     $    --

Average interest rate           --            --           7.69%            --           --          --

The Company has cash flow exposure due to interest rate changes for its fixed debt obligations. The Company's $35.0 million credit facility with NationsBank has been declared in default obligating the Company to pay a default penalty of 2% per annum. All of the Company's debt is non-trading. The fair value of the Company's debt approximates its carrying value.

Although the Company conducts business in foreign countries, the international operations were not material to the Company's consolidated financial position, results of operations or cash flows as of October 31, 1998 and October 31, 1999. Additionally, foreign currency transaction gains and losses were not material to the Company's results of operation for the fiscal years ended October 31, 1998 and October 31, 1999. Accordingly, the Company was not subject to material foreign currency exchange rate risks from the effects that exchange rate movements of foreign currencies would have on the Company's future costs or on future cash flows it would receive from its foreign subsidiaries. To date, the Company has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.

                                BUSINESS OF MFSNT

Much of the information provided herein related to MFSNT is as of, or before, July 2, 1998 (the acquisition date).

General Overview

MFS Network Technologies (MFSNT) provides systems integration for advanced telecommunications networks and is engaged in the development, design, project management, construction, operation and maintenance of communications systems throughout the United States. MFSNT conducts its business through two divisions:
(i) MFS Network Systems, a communications network systems integrator, and (ii) MFS Transportation Systems, which provides intelligent transportation and traffic management services. MFSNT manages the integration of a variety of equipment and software systems from multiple vendors, selecting those components most suitable for each individual bid or project.

MFS Network Systems believes that it has remained at the forefront of the telecommunications network industry through the development of advanced telecommunications systems in partnership with public authorities and private corporations. MFSNT believes that it has the ability to engage large telecommunications projects, evidenced by work completed for WorldCom, resulting in $500 million in revenues and the deployment of 500,000 fiber miles in 43 cities, as well as the successful completion of a full-scale, state-wide fiberoptic telecommunications network for the Iowa state government, in addition to numerous other similar projects.

Its clients include federal, state and local government agencies, telecommunications service providers, regional and state transportation and transit agencies, public utilities and private industry in the United States and abroad. MFSNT's wholly owned subsidiary, MFS Transportation Systems, located in Mt. Laurel, NJ provides systems integration for intelligent transportation systems applications, primarily electronic toll and traffic management.

Company Structure

MFSNT was formed in 1988 as a subsidiary of Peter Kiewit Sons', Inc. In December 1996, MFSNT was purchased by WorldCom. In July 1998, WorldCom sold MFSNT to the Company.

Services, Markets and Customers

MFSNT conducts two distinct types of business activities which are primarily conducted in the United States. These business activities include its
(i) Network Systems Group and (ii) Transportation Systems Group.

Network Systems Group. MFSNT's Network Systems Group provides telecommunications network services for large-scale telecommunications' projects. This group provides turn-key telecommunications infrastructure solutions by providing "one-stop" capabilities that include project development, design, engineering, construction management, and on-going maintenance and operations services for telecommunications networks. MFSNT's projects include the construction of fiber optic networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment.

Transportation Systems Group. The Transportation Systems Group provides full-service general contracting services for large-scale projects which includes providing "one-stop" electronic toll and traffic management solutions for intelligent transportation system infrastructure projects, including project development and management, design, development, integration, installation, engineering construction, and systems operation and maintenance. Additionally, MFSNT develops proprietary software and applications designed to support these systems. The electronic toll and traffic management segment of the intelligent transportation system industry uses technology to automate toll collection for bridges and highways allowing for "non-stop" toll collection. Electronic toll and traffic management systems use advanced scanning devices to identify a car's type, combined with the user's account information as the car passes a tolling station and immediately debits the appropriate toll from the user's account. In addition, significant support systems must be developed to maintain electronic toll and traffic management accounts and process violations. MFSNT developed Automatic Vehicle Identification technology jointly with Texas Instruments and used it in many of its electronic toll and traffic management projects. The Transportation Systems Group markets its services to state and local government transportation departments.

Industry Overview (See discussion above under "Business of the Company (Post-MFSNT Acquisition) - Industry

Overview).

Suppliers and Raw Materials

MFSNT has no material dependence on any one supplier of raw materials.

Backlog

MFSNT includes all services projected to be performed over the life of each executed contract in backlog at the date of determination due to MFSNT's historical relationship with its customers and experience in the procurements of this nature. As of June 30, 1998 backlog was approximately $647.7 million, approximately $70.7 million (10.9 percent) of which was attributable to WorldCom Network. MFSNT expects to complete approximately 33 percent of this backlog within the next fiscal year As of June 30, 1997, MFSNT's backlog was approximately $367.7 million, approximately $60.2 million (16.4 percent) of which was attributable to WorldCom Network. Due to the nature of MFSNT's contractual commitments, in many instances its customers do not commit to the volume of services to be purchased under the contract, but rather commit MFSNT to perform these services if requested by the customer and obtain these services from MFSNT if they are not performed internally. Many of the contracts are multi-year agreements, and MFSNT includes the full amount of services projected to be performed over the life of the contract. At June 30, 1998 contract backlog of approximately $495.5 million is under performance bonds and MFSNT may be subject to liquidated damages for failure to perform in a timely manner. MFSNT's backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of MFSNT's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of MFSNT's actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from MFSNT's customers could have a material adverse effect on its business, operating results and financial condition. In addition, there can be no assurance as to the customer's requirements during a particular period or that such estimates at any point in time are accurate.

Contracts

The Company has and will continue to execute various contracts which may require MFSNT to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by MFSNT to meet its obligations under these contracts may result in the loss of the contract and subject MFSNT to litigation and various claims, including liquidated damages.

Telecommunication and Related Services. MFSNT generally provides telecommunication, cable television, electric utility and manufacturing system services (i.e., non-governmental business) under comprehensive master service contracts that either give MFSNT the right to perform certain services at negotiated prices in a specified geographic area during the contract period or pre-qualify MFSNT to bid on projects being offered by a customer. Contracts for projects are awarded based on a number of factors, such as price competitiveness, quality of work, on-time completion and the ability to mobilize equipment and personnel efficiently. MFSNT is typically compensated on an hourly or per unit basis or, less frequently, at a fixed price for services performed. Contract duration either is for a specified term, usually one to three years, or dependent on the size and scope of the project. In most cases, MFSNT's customers supply most of the materials required for a particular project, generally consisting of cable, equipment and hardware and MFSNT supplies the expertise, personnel, tools and equipment necessary to perform its services.

Traffic Management and General Utility Services. For traffic management and general utility services (i.e., government funded business), MFSNT generally obtains fixed price contracts for projects, either as a prime contractor or as a subcontractor, on a competitive bid basis. Typically, for prime contracts, DOT or other governmental body provides to qualified contractors a set of specifications for the project. MFSNT then estimates the total project cost based on input from engineering, production and materials procurement personnel. A bid is then submitted by MFSNT along with a bid bond. For most government funded projects, the scope of work extends across many industry segments. In such cases, MFSNT subcontracts its expertise to a prime contractor. MFSNT must submit performance bonds on substantially all contracts obtained. MFSNT believes its relations with its bonding company are good and that its bonding capacity is adequate. However, the financial viability of MFSNT is dependent upon maintaining adequate bonding capacity and any loss of such would have a material adverse effect on MFSNT.

Contract duration is dependent upon the size and scope of the project. Contracts generally set forth date-specific milestones and provide for severe liquidated damages for failure to meet the milestones by the specified dates.

The failure to complete the contract backlog on time could have a material adverse impact upon the financial condition of MFSNT. MFSNT is typically paid based on completed units. Retainage is normally held on contracts (usually 5 percent to 10 percent of the contract amount), until approximately 90 days after the services are rendered and accepted by the customer. The majority of the contracts are bonded/guaranteed as to payment by the DOT upon performance by MFSNT.

Sales and Marketing

MFSNT markets its systems integration services through its in-house sales group, marketing directly to existing and potential customers, including municipalities and other government authorities, telecommunications companies and utility companies. Its salespeople work with those responsible for project development and funding to facilitate network design and funding procurement.

Typically, the sales process for systems integration projects entails: (i) developing a list of qualified bidders and the establishment of a bid schedule;
(ii) distributing and responding to RFPs; and (iii) awarding contracts to an approved service provider. Important elements in determining the qualifications of a bidder are its reputation, its previous projects and its ability to secure bonding for the project. The selling cycle, which is usually 12 to 24 months in duration, is protracted due to the scope and complexity of the services provided.

Competition

Network Systems Group. The Network Systems Group competes for business in two segments: (i) the traditional RFP/bid based segment for the installation and integration of infrastructure projects and (ii) a less traditional "project development" segment. MFSNT's largest competitors in the traditional RFP/bid based segment are telecommunications service providers. The Network Systems Group has identified and pursued the "project developments" segment as a "niche" market for its services, providing network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private memberships and other financing models unique to the industry These customers often must choose between building their own networks or using an existing telecommunications service provider's network. Once a customer has decided to build its own network, MFSNT assists the customer in preparing a viable and customized project business plan that addresses the customer's specific telecommunications needs, including budgetary and other concerns. MFSNT also has focused on "project development" opportunities presenting ownership or participation opportunities that can generate recurring revenues. Management believes that no other company presently provides these kind of complete turn-key project development services for these customers. There can, however, be no assurance that other systems integration companies will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to MFSNT's services, or that MFSNT will be able to maintain its competitive position.

Transportation Systems Group. The Transportation Systems Group believes its major competitors in the North American market are Lockheed Information Management Co., a division of Lockheed Martin and Synatonic Technology, Inc., doing business as Transcore ("Transcore"), a division of SAIC Corporation.

Employees

As of June 30, 1998, MFSNT had approximately 1200 employees. None of MFSNT's employees is represented by a labor union and management considers relations with key and other employees to be good.

Properties

The Network Systems Group corporate offices are located in Omaha, Nebraska, where it occupies 33,571 square feet under a lease that expires September 30, 1999. The Transportation Systems Group corporate offices are located in Mt. Laurel, New Jersey, where it occupies 40,111 square feet under a lease that expires February 28, 2003. There are also leases of

6,400 square feet of space in Fairbanks, Alaska for a network operations center and MFSNT leases several field offices and numerous smaller offices. There are also leases on a short-term or cancelable basis for temporary equipment yards or storage locations in various areas as necessary to enable efficient performance of service contracts.

Research and Development; Proprietary Technology and Rights

MFSNT has various proprietary software including applications at the lane, plaza, host, and customer service center levels within a sophisticated electronic toll collection system architecture. MFSNT has also developed a proprietary video and data multiplexing system used for surveillance, monitoring, and system audit purposes. The benefits of this proprietary software include reduced operating costs, non-stop tolling, reduced traffic congestion, efficient traffic management, and increased revenue accountability.

Lane System Applications. The lane system application is designed to be modular in nature to allow and accommodate tolling operations in various configurations in accordance with a customer's specific needs and operational requirements. The lane controller application is the head of the lane system. It runs on a standard PC and under a real-time operating environment. The lane controller controls the various in-lane equipment items and gathers data from the in-lane sensors to provide transaction records for each vehicle that travels through a toll lane. The lane controller coordinates and controls revenue collection events and transactions. The lane controller also interacts with and can recognize individual vehicles as well as cars that evade toll collection. The transaction data created at the lane level is sent to the plaza computer system for further processing. The lane controller also has the unique capability of operating in a completely autonomous mode if communications to the plaza system are disrupted.

Plaza System Applications. The plaza system is the central repository of the transaction data received from each toll lane. The data is stored in a relational database and is then used for reporting and tracking purposes. Traffic reports, revenue reports and collector performance reports are among several reports that can be generated from the plaza system. A real-time plaza supervisor system allows client personnel to monitor traffic and collection events (as well as equipment and security status) as each event actually occurs. The data received at the lane plaza system level is forwarded to the host system for further processing and review

Host System Applications. The primary role of the host application is to provide the client with the capability to generate system-wide reports for traffic and revenue, as well as provide audit and reconciliation capabilities. The host system also acts as the primary interface to the customer service center ("CSC") system and is the "conduit" for electronic toll transactions and patron account information. The host application also controls the download of information to the plaza and lane systems, such as toll schedules, employee identification information, patron account status, time synchronization and other information required for daily operation of the system.

CSC System Applications and Services. MFSNT provides numerous CSC systems and services, including hardware and software system applications and CSC staffing, operations and management. The CSC application is a highly reliable and robust, user friendly, efficient, and fully auditable software application. Able's system incorporates automated internal controls for audit and reconciliation purposes and also employs a flexible design to accommodate potential changes to customer policies, procedures, and/or operations.

Video Transaction Data Multiplexer ("VTDM") Product. The VTDM system is a patented product that compiles video and data based records for every vehicle that travels through a monitored lane. The VTDM provides auditors, toll supervisors and other customer service personnel with the unique capability to record, review, and analyze lane event data in an efficient and cost-effective manner. This system can also be used for problem resolution relating to system and/or toll collector performance. The VTDM system provides information (lane event data) in the form of video and transaction event text (text-over-video display). Cameras and videocassette recorders are used to visually record lane activity on a 24-hour basis.

Market Price of Common Stock and Dividend Policy

Prior to the MFSNT Acquisition, MFSNT was a division of a public company, WorldCom, Inc. Therefore, there was no market price for the common stock of MFSNT. Subsequent to the MFSNT Acquisition, MFSNT was a wholly-owned subsidiary of the Company.

Selected Financial Data

The following is a summary of MFSNT's financial statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The financial statements of MFSNT include the accounts of i) Network Technologies Division of MFS Network Technologies, Inc.;
ii) MFS Transportation Systems, Inc.; iii) MFS TransTech, Inc.; and iv) MFS Network Technologies of the District of Columbia, Inc. (collectively referred to as the "Division"). The financial data for the six months ended July 2, 1998 and June 30, 1997 include, in the opinion of management, all adjustments necessary to present fairly the financial position and results of the Division for such periods. Due to seasonality and other market factors, the historical results for the six months ended July 2, 1998 are not necessarily indicative of results for a full year (amounts in thousands):


                               For the Six Months Ended                        For the Years Ended December 31,
                             ----------------------------    --------------------------------------------------------------------

Revenues                    July 2, 1998  July 30, 1997        1997            1996           1995           1994           1993
                            ------------  -------------      ---------      ---------      ---------      ---------      --------

  Affiliated entity            $  36,703      $  34,078      $ 100,902      $  56,238      $ 112,693      $  86,791      $ 45,652

  Third party                     63,826        108,011        264,015        165,867         61,146         32,500        70,290
                               ---------      ---------      ---------      ---------      ---------      ---------      --------

                                 100,529        142,089        364,917        222,105        173,839        119,291       115,942

Cost of revenues                 136,075        136,294        363,453        206,225        155,826        103,171        96,778
                               ---------      ---------      ---------      ---------      ---------      ---------      --------

Gross Margin (loss)              (35,546)         5,795          1,465         15,880         18,013         16,120        19,164

Operating Expenses                11,814         14,830         25,066         23,754         22,806         18,607        17,245
                               ---------      ---------      ---------      ---------      ---------      ---------      --------

Operating income (loss)          (47,359)        (9,035)       (23,601)        (7,874)        (4,793)        (2,487)        1,919

Other income (expense)                16            (11)           (23)          (102)           231            138           148
                               ---------      ---------      ---------      ---------      ---------      ---------      --------

Net income (loss)              $ (47,344)     $  (9,046)     $ (23,624)     $  (7,976)     $  (4,562)     $  (2,349)     $  2,067
                               =========      =========      =========      =========      =========      =========      ========

BALANCE SHEET
DATA (at end of period):
 Cash and cash equivalents     $       6      $     179      $      --      $     300      $      --      $      22      $  2,634

 Total Assets                    180,905        155,128        230,200        135,078         97,604         68,515        52,843

 Advances from parent            119,389         95,143        142,968         76,648         58,310         26,415         8,816

 Contributions and
  accumulated deficit            (72,760)        (9,043)       (25,417)        (1,792)         6,116         10,746        13,275

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

The following table sets forth, for the periods indicated, selected elements of the Division's statements of operations as a percentage of its revenues:


                               For the Six Months Ended                           For the Years Ended December 31,
                            -----------------------------                     ---------------------------------------
                            July 2, 1998    July 30, 1997                     1997             1996             1995
                            ------------    -------------                     -----            -----            -----

Revenue:
  Affiliated entity                36.5%            24.0%                      27.7%            25.3%            64.8%
  Third party                      63.5%            76.0%                      72.3%            74.7%            35.2%
                                  -----            -----                      -----            -----            -----

     Total revenues               100.0%           100.0%                     100.0%           100.0%           100.0%

Cost of revenues                  135.4%            95.9%                      99.6%            92.9%            89.6%

Operating expenses                 11.7%            10.4%                       6.9%            10.7%            13.1%
Other (income) expense               --               --                         --               --               --
                                  -----            -----                      -----            -----            -----

Net Loss                          (47.1)%           (6.3)%                     (6.5)%           (3.6)%           (2.7)%


Revenues - Affiliated Entities

Revenues from affiliated entities were $36.7 million and $34.1 million for the six months ended July 2, 1998 and June 30, 1997, respectively, an increase of $2.6 million or 7.6 percent. Revenues from affiliated entities were $100.9 million and $56.2 million for the years ended December 31, 1997 and 1996, respectively, an increase of $44.7 million or 80.0 percent. Revenues from affiliated entities were $56.2 million and $112.7 million for the years ended December 31, 1996 and 1995, respectively, a decrease of $56.5 million or 50.l percent.

Revenues from affiliated companies relate primarily to the network infrastructure project needs of the Division's parent. Substantially all of MFSNT's revenue from affiliated entities is from cost reimbursable contracts that include an 8.7 percent general and administrative fee.

Revenues - Third Party

Revenues from third parties were $63.8 million and $108.0 million for the six months ended July 2, 1998 and June 30, 1997, respectively, a decrease of $44.2 million or 40.9 percent. The decrease related primarily to decreases in revenue in the Division's network systems group of $56.9 million partially offset by revenue increases of $12.7 in the Division's transportation systems group. The decrease in revenues from the Division's network systems group resulted primarily from the Company's infrastructure projects with the New York State Thruway Authority ("NYSTA") and Nortel which generated revenues of $26.0 million and $78.2 million during the six months ended July 2, 1998 and June 30, 1997, respectively. Substantially all of the increase in the revenues from the Division's transportation systems group resulted from the New Jersey Consortium project which was obtained in early 1998.

Revenues from third parties were $264.0 million and $165.9 million for the years ended December 31, 1997 and 1996 respectively, an increase of $98.1 million or
59.1 percent. This increase is primarily due to the NYSTA project that began in late 1996.

Revenues from third parties were $165.9 million and $61.1 million for the years ended December 31, 1996 and 1995, respectively, an increase of $104.8 million or
171.5 percent. The increase consisted of $95.1 million and $9.7 million increases from the Divisions network systems and transportation systems groups, respectively. The increase in the network systems group was due primarily to infrastructure projects with Nortel and Kanas Telcom that began in 1996 and generated combined revenues of $89.6 million. The increase in the transportation systems group was due primarily to toll collection and traffic management projects with the Atlantic City Expressway and the Arizona Department of

Transportation which combined to increase revenue $9.5 million between 1996 and 1995.

Cost of Revenues

Costs of revenues were $136.1 million and $136.3 million for the six months ended July 2, 1998 and June 30, 1977, respectively, a decrease of $0.2 million or less than 1.0 percent.

Costs of revenues were $363.5 million and $206.2 million for the years ended December 31, 1997 and 1996, respectively, an increase of $157.3 million or 76.3 percent.

Costs of revenues were $206.2 million and $155.8 million of the years ended December 31, 1996 and 1995, respectively, an increase of $50.4 million or 32.3 percent.

Changes in costs of revenues for all periods discussed generally correlate to changes in revenues. Cost of revenues include all direct material and labor costs, as well as those indirect costs relating to the contract such as indirect labor, supplies and equipment costs. Changes in job performance, condition and the estimated profitability may result in changes in the estimates for project costs and profits. Revised estimates are recognized in the period in which the changes are determined. When the current estimates of total contract revenue and contract cost indicates a loss, a provision for the entire loss on the contract is made. At July 2, 1998 and December 31, 1997, reserves for losses on uncompleted contracts totaled $39.9 million and $12.6 million, respectively.

Operating Expenses

Operating expenses were $11.8 million and $14.8 million for the six months ended July 2, 1998 and June 30, 1997, respectively, a decrease of $3.0 million or 20.3 percent.

Operating expenses were $25.1 million and $23.8 million for the years ended December 31, 1997 and 1996, respectively, an increase of $1.3 million or 5.5 percent.

Operating expenses were $23.8 million and $22.8 million of the years ended December 31, 1996 and 1995, respectively, an increase of $1.0 million or 4.4 percent.

Changes in operating expenses for all periods discussed generally correlate to changes in revenue.

Net Loss

Net loss was $47.3 million and $9.0 million for the six months ended July 2, 1998 and June 30, 1997, an increase of $38.3 million or 425.5 percent.

Net loss was $23.6 million and $8.0 million for the years ended December 31, 1997 and 1996, respectively, an increase of $15.6 million or 195.0 percent.

Net loss was $8.0 million and $4.6 million for the years ended December 31, 1996 and 1995, respectively, an increase of $3.4 million or 73.9 percent.

Liquidity and Capital Resources


Cash and Cash Equivalents - Cash and cash equivalents were $0.0, $0.0 and $0.3 million at July 2, 1998, December 31, 1997 and December 31, 1996, respectively. The treasury and cash management functions of the Company are performed by the Company. All net cash inflows are applied against advances. It was the intent of WorldCom to support the Division until such time that the Division could generate sufficient cash flows to fund its operations.

Cash from Operations - Cash from operations were $24.0 million and $(16.2) million during the six months ended July 2, 1998 and June 30, 1997, respectively, an increase of $40.2 million or 248.1 percent. The change resulted primarily from the liquidation during the six months ended July 2, 1998 of current assets related to the NYSTA contract.

Cash from operations were $(62.4) million and $(19.7) million for the years ended December 31, 1997 and 1996, respectively, a decrease of $42.7 million or
216.8 percent. The change related primarily from the accumulation during the year ended December 31, 1997 of costs related to the NYSTA contract.

Cash from operations were $(19.7) million and $(29.8) million for the years ended December 31, 1996 and 1995, respectively.

Cash from Investing Activities - Cash from investing activities were $(0.4) million and $(2.4) million for the six months ended July 2, 1998 and June 30, 1997, respectively, an increase of $2.0 million or 83.3 percent.

Cash from investing activities were $(4.2) million and $(2.1) million for the years ended December 31, 1997 and 1996, respectively, a decrease of $2.1 million or 100.0 percent.

Cash from investing activities were $(2.1) million and $(2.2) million for the years ended December 31, 1996 and l995, respectively, an increase of $0.1 million or 4.5 percent. Investing activities generally relate to purchases of network and equipment to support the infrastructure necessary to support the network services and transportation services groups.

Cash from Financing Activities - Cash from financing activities were $(23.6) million and $18.5 million for the six months ended July 27 1998 and June 30, 1997, respectively, a decrease of $42.1 million or 227.6 percent.

Cash from financing activities were $66.3 million and $22.1 million for the years ended December 31, 1997 and 1996, respectively, an increase of $44.2 million or 200.0 percent.

Cash from financing activities were $22.1 million and $31.9 million for the years ended December 31, 1996 and 1995, respectively, a decrease of $9.8 million or 30.7 percent.

Financing activities for all periods discussed relate to advances from parent. As discussed above, all net cash inflows are applied against advances from parent. Likewise, it was the intent of the Company's parent to support the Division until such time that the Division could generate sufficient cash flows to fund its operations.

                                   APPENDIX C

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MFS Network Technologies, Inc.:

We have audited the accompanying balance sheets of the Network Technologies Division of MFS Network Technologies, Inc. as of December 31, 1997 (restated
- see Note 10) and 1996, and the related statements of operations and cash flows for the years ended December 31, 1997 (restated - see Note 10), 1996 and 1995. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Network Technologies Division of MFS Network Technologies, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

Omaha, Nebraska,
  June 16, 1998 (except with
  respect to the matter discussed
  in Note 10, as to which the
  date is May 24, 2000)

                        NETWORK TECHNOLOGIES DIVISION OF

                         MFS NETWORK TECHNOLOGIES, INC.

            BALANCE SHEETS--JULY 2, 1998, DECEMBER 31, 1997 AND 1996



                                                                        RESTATED
                                                            --------------------------------
                                                              JULY 2,           DECEMBER 31,        DECEMBER 31,
                                                               1998                 1997                1996
                                                            ------------        ------------        ------------
                                                             (UNAUDITED)         (AUDITED)            (AUDITED)
                   ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                 $      5,902       $         --        $    300,000
   Accounts receivable-
     Affiliated entities                                       19,829,355         40,649,818          10,698,656
     Third party                                               38,948,038         20,194,721          23,159,965
   Costs and earnings in excess of billings on
     uncompleted contracts-
       Affiliated entities                                     11,893,461         19,068,875           9,535,530
       Third party                                             75,456,486        119,018,440          85,008,166
   Other current assets                                           523,736          2,898,233             395,394
                                                             ------------       ------------        ------------
          Total current assets                                146,656,978        201,830,087         129,097,711

PROPERTY AND EQUIPMENT, net                                     5,727,302          6,133,214           4,654,412

NETWORK ASSETS HELD FOR SALE                                   28,044,000         21,110,000                  --

RESTRICTED ASSETS                                                 347,481            746,245             984,869

OTHER NONCURRENT ASSETS, net                                      128,850            380,257             341,244
                                                             ------------       ------------        ------------
          Total assets                                       $180,904,611       $230,199,803        $135,078,236
                                                             ============       ============        ============

LIABILITIES, CONTRIBUTIONS AND ACCUMULATED DEFICIT

CURRENT LIABILITIES:
   Accounts payable                                          $ 13,732,569       $ 25,259,641        $ 15,304,269
   Accrued costs and billings in excess of revenue
     on uncompleted contracts-
       Affiliated entities                                      8,041,172         12,360,457           4,426,092
       Third party                                             48,537,638         42,545,113          39,825,275
   Reserves for losses on uncompleted contracts                39,900,000         12,610,000                  --
   Accrued compensation                                         1,464,551            836,131             598,405
   Other current liabilities                                      600,118            647,146              68,530
                                                             ------------       ------------        ------------
          Total current liabilities                           112,276,048         94,258,488          60,222,571

PROPERTY TAXES PAYABLE                                         22,000,000         18,390,000                  --

ADVANCES FROM MFS NETWORK TECHNOLOGIES, INC.                  119,388,930        142,967,895          76,648,131

COMMITMENTS AND CONTINGENCIES (Note 7)

CONTRIBUTIONS AND ACCUMULATED DEFICIT:
   Contributions from MFS Network
     Technologies, Inc.                                        11,755,694         11,755,694          11,755,694
   Accumulated deficit                                        (84,516,061)       (37,172,274)        (13,548,160)
                                                             ------------       ------------        ------------
          Total contributions and accumulated
            deficit                                           (72,760,367)       (25,416,580)         (1,792,466)
                                                             ------------       ------------        ------------
          Total liabilities, contributions and
            accumulated deficit                              $180,904,611       $230,199,803        $135,078,236
                                                             ============       ============        ============


      The accompanying notes are an integral part of these balance sheets.

                        NETWORK TECHNOLOGIES DIVISION OF

                         MFS NETWORK TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

               FOR THE PERIODS ENDED JULY 2, 1998, JUNE 30, 1997,
                        DECEMBER 31, 1997, 1996 AND 1995


                                     SIX-MONTHS
                                       ENDED                                  YEARS ENDED
                             -----------------------------                    DECEMBER 31,
                                RESTATED                        --------------------------------------------
                                 JULY 2,        JUNE 30,          RESTATED
                                  1998           1997               1997            1996            1995
                              ------------    ------------      ------------    ------------    ------------
                               (UNAUDITED)     (UNAUDITED)       (AUDITED)       (AUDITED)        (AUDITED)
REVENUE:
   Affiliated entities        $ 36,703,005    $ 34,077,636      $100,901,819    $ 56,237,902    $112,692,674
   Third party                  63,826,308     108,011,172       264,015,450     165,867,327      61,145,581
                              ------------    ------------      ------------    ------------    ------------
          Total revenue        100,529,313     142,088,808       364,917,269     222,105,229     173,838,255

COST OF REVENUES               136,075,030     136,294,198       363,452,515     206,225,389     155,826,296
                              ------------    ------------      ------------    ------------    ------------
                               (35,545,717)      5,794,610         1,464,754      15,879,840      18,011,959

OPERATING EXPENSES              11,813,772      14,830,436        25,066,129      23,754,195      22,806,053
                              ------------    ------------      ------------    ------------    ------------
OPERATING LOSS                 (47,359,489)     (9,035,826)      (23,601,375)     (7,874,355)     (4,794,094)

OTHER INCOME (EXPENSE), net         15,701         (10,706)          (22,739)       (101,630)        231,355
                              ------------    ------------      ------------    ------------    ------------
NET LOSS                      $(47,343,788)   $ (9,046,532)     $(23,624,114)   $ (7,975,985)   $ (4,562,739)
                              ============    ============      ============    ============    ============


        The accompanying notes are an integral part of these statements.

                        NETWORK TECHNOLOGIES DIVISION OF

                         MFS NETWORK TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

               FOR THE PERIODS ENDED JULY 2, 1998, JUNE 30, 1997,
                        DECEMBER 31, 1997, 1996 AND 1995



                                                         SIX-MONTHS
                                                           ENDED                                 YEARS ENDED
                                               ------------------------------                    DECEMBER 31,
                                                 RESTATED                        ---------------------------------------------
                                                  JULY 2,          JUNE 30,        RESTATED
                                                   1998              1997            1997             1996            1995
                                               -----------        -----------    ------------     ------------    ------------
                                               (UNAUDITED)        (UNAUDITED)      (AUDITED)        (AUDITED)       (AUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                    $(47,343,788)      $ (9,046,532)  $(23,624,114)    $ (7,975,985)   $ (4,562,739)
   Adjustments to reconcile net loss
     to net cash provided by (used in)
     operating activities-
       Depreciation and amortization              1,358,000          1,342,345      2,684,691        1,869,993       1,628,908
       Reserves for losses on uncompleted
        contracts                                27,290,000                 --     12,610,000               --              --
       Increase in property tax payable           3,610,000                 --     18,390,000               --              --
       Changes in assets and liabilities-
         Accounts receivable and other
           assets                                 4,693,050         (2,546,525)   (29,488,757)      (4,522,767)    (10,046,771)
         Accounts payable and other
           liabilities                          (11,527,072)           798,920     10,771,714        4,939,109       5,246,045
         Costs and earnings in excess
           of billings on uncompleted
           contracts                             50,737,368        (16,712,465)   (43,543,619)     (35,611,529)    (18,594,198)
         Accrued costs and billings
           in excess of revenue on
           uncompleted contracts                  1,673,240          9,702,293     10,654,203       21,885,223      (3,201,681)
         Construction of network assets
           held for sale                         (6,934,000)                --    (21,110,000)              --              --
         Restricted assets                          398,764            238,624        238,624         (280,191)       (207,332)
                                               ------------       ------------   ------------     ------------    ------------
          Net cash provided by (used in)
           operating activities                  23,955,562        (16,223,340)   (62,417,258)     (19,696,147)    (29,737,768)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of network and equipment              (952,000)        (2,492,812)    (4,163,493)      (2,068,478)     (2,192,752)
   Additions to deferred costs and other            581,392            100,162        (39,013)         (11,764)         13,236
                                               ------------       ------------   ------------     ------------    ------------
          Net cash used in investing
            activities                             (370,696)        (2,392,650)    (4,202,506)      (2,080,242)     (2,179,516)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Advances (repayments) from MFS Network
    Technologies, Inc.                          (23,578,964)        18,494,835     66,319,764       22,076,389      31,894,895
                                               ------------       ------------   ------------     ------------    ------------
          Net cash from provided by (used in)
            financing activities                (23,578,964)        18,494,835     66,319,764       22,076,389      31,894,895
                                               ------------       ------------   ------------     ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                         5,902           (121,155)      (300,000)         300,000         (22,389)

CASH AND CASH EQUIVALENTS, beginning
  of period                                              --            300,000        300,000               --          22,389
                                               ------------       ------------   ------------     ------------    ------------
CASH AND CASH EQUIVALENTS, end of period       $      5,902       $    178,845   $         --     $    300,000    $         --
                                               ============       ============   ============     ============    ============


        The accompanying notes are an integral part of these statements.

                        NETWORK TECHNOLOGIES DIVISION OF

                         MFS NETWORK TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

              JULY 2, 1998 (UNAUDITED), JUNE 30, 1997 (UNAUDITED),
                        DECEMBER 31, 1997, 1996 AND 1995

1. ORGANIZATION:

The financial statements include the accounts of the following entities:

       Network Technologies Division of MFS Network Technologies, Inc. (NT) MFS Transportation Systems, Inc. (TSI)
       MFS TransTech, Inc. (TT)
       MFS Network Technologies of the District of Columbia, Inc. (DC)

Collectively, these entities are known as the Division. NT, TSI and DC are wholly owned by MFS Network Technologies, Inc. (MFSNT). TSI owns 85 percent of TT. The basis of the 15% minority interest has been reduced to zero due to TT's significant losses for the periods ended July 2, 1998, June 30, 1997, December 31, 1997, 1996 and 1995. As of January 1, 1995, MFSNT was a wholly owned subsidiary of MFS Communications Company, Inc. (MFSCC). During 1995, MFSCC completed a restructuring in which it contributed its subsidiaries to MFSNT. This transaction has been accounted for at historical cost in a manner similar to the pooling of interest method. During 1996, MFSCC became a wholly owned subsidiary of WorldCom, Inc. (WorldCom). All significant accounts and transactions by and between the entities included in the Division have been eliminated.

The Division operates as a systems integrator and project developer for large-scale, facilities-based communications networks and Intelligent Transportation Systems.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING FOR CONSTRUCTION CONTRACTS

The Division uses the percentage of completion method of accounting to account for revenues and costs, measured by the percentage of budget completed to date to the total budget. Provision is made for the entire amount of future estimated determinable losses on contracts in progress; claims for additional contract compensation, however, are not reflected in the accounts until the year in which such claims are allowed. Revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts which require the revision become known. It is possible that cost and profit estimates will be revised in the near term.

In accordance with industry practice, amounts realizable and payable under contracts which may extend beyond one year are included in current assets and liabilities.

Substantially all of the Division's revenue from affiliates is from cost reimbursable contracts. Revenues from those contracts are recognized on the basis of costs incurred during the period, plus the overhead fee earned.

The Division has entered into two related agreements with a significant customer. One contract relates to construction services and the other contract relates to materials purchasing whereby the Division purchases certain materials for the customer and passes those through at cost. The materials contract was entered into in conjunction with the construction contract, therefore, the costs associated with materials are shown as contract costs and revenue is recognized to the extent of those costs. The revenues and related costs were $36.1 million, $40.0 million, $57.3 million, $0 for the periods ended June 30, 1997, December 31, 1997, 1996 and 1995, respectively. These amounts are included in the accompanying financial statements as construction revenues and cost of revenues.

Credit risk is minimal with public (government) owners since the Division ascertains that funds have been appropriated by the governmental project owner prior to commencing work on public projects. Most public contracts are subject to termination at the election of the government. However, in the event of termination, the Division is entitled to receive the contract price on completed work and reimbursement of costs, plus a reasonable profit, on uncompleted work. Credit risk with private owners is minimized because of statutory mechanics liens, which give the Division high priority in the event of lien foreclosures following financial difficulties of private owners.

FIXED ASSETS

Fixed assets are stated at cost. Depreciation on leasehold improvements is provided by the straight-line method over estimated useful lives ranging from 10 to 31.5 years, and depreciation on all other fixed assets is provided on accelerated methods over the estimated useful lives of the respective assets ranging from 3 to 8 years. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recognized.

INCOME TAXES

The Division is included in the combined income tax returns of WorldCom for the years ended December 31, 1997 and 1996, and in the combined income tax return of MFSCC for the year ended December 31, 1995. There is no tax sharing agreement between the Division and WorldCom or MFSCC, respectively; therefore, the Division calculates its tax provision on a separate-entity basis. The accompanying financial statements do not reflect a tax benefit since it is more likely than not that the deferred tax asset will not be realized.

RESTRICTED ASSETS

Restricted assets consist of government securities held for owners in lieu of retainage. These government securities are carried at cost which approximates fair market value.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, the Division considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

3. ACCOUNTS RECEIVABLE:

Accounts receivable includes retainage which has been billed but is not due until after the services are rendered and accepted by the customer. Retainage totaled $4.5 million, $5.0 million and $2.8 million at July 2, 1998, December 31, 1997 and 1996, respectively.

4. PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following:


                                                                       December 31,
                                                                 -------------------------
                                                   JULY 2, 1998     1997          1996
                                                   ------------  -----------   -----------
       Furniture, fixtures and office equipment    $ 6,817,519   $ 6,059,631   $ 4,336,901
       Vehicles                                      4,556,658     4,436,769     2,821,138
       Leasehold improvements                        1,066,251     1,042,972     1,056,620
       Testing and construction equipment              865,062       754,992       829,013
       Other                                           517,768       723,068       423,261
                                                   -----------   -----------   -----------
                                                    13,823,258    13,017,432     9,466,933

       Less- Accumulated depreciation               (8,095,956)   (6,884,218)   (4,812,521)
                                                   -----------   -----------   -----------
                                                   $ 5,727,302   $ 6,133,214   $ 4,654,412
                                                   ===========   ===========   ===========

5. LEASES:

The Division is leasing premises under various noncancellable operating leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes and other executory costs related to the leases. Certain leases provide for adjustments in lease cost based upon adjustments in the Consumer Price Index and increases in the landlord's management costs. The lease agreements have various expiration dates and renewal options through 2003.

Future minimum payments by year and in the aggregate, under the noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at July 2, 1998 and December 31, 1997:

                          JULY 2, 1998     DECEMBER 31, 1997
                          ------------     -----------------
       1998                $  798,822         $1,714,000
       1999                 1,259,651          1,176,000
       2000                   503,836            504,000
       2001                   436,000            436,000
       2002                   436,000            436,000
       Thereafter             109,000            109,000

Rent expense related to noncancellable operating leases for the periods ended July 2, 1998, June 30, 1997, December 31, 1997, 1996 and 1995, respectively, was approximately $860,800, $896,700, $1,800,000, $1,429,700 and $862,000.

6. RELATED-PARTY TRANSACTIONS:

Employees of the Division are eligible to participate in the WorldCom employee benefit plans.

WorldCom manages and performs the treasury functions for the Division.

WorldCom's intention is to support the Division until such time that the Division can generate sufficient cash flows to fund its operations.

7. COMMITMENT AND CONTINGENCIES:

The Division is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of its business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Division's financial position or results of operations.

The Division has an agreement with the minority stockholders of TT, under which the Division obtains permanent exclusive and permanent nonexclusive licenses for certain toll system patents for an aggregate license fee of $6,000,000 to be paid in installments through February 1999. At July 2, 1998 and December 31, 1997, the remaining installment payments totalled $333,000 and $1,083,000, respectively. The Division paid approximately $750,000, $1,417,000, $1,000,000 and $1,000,000 under this agreement during the periods ended July 2, 1998, December 31, 1997, 1996 and 1995, respectively.

8. SIGNIFICANT CUSTOMERS:

A significant portion of the Company's business, excluding affiliated entities, was derived from three major customers in 1997, two major customers in 1996 and two major customers in 1995. Revenues from these customers totaled approximately $224.6 million, $89.6 million and $39.4 million, or 61%, 40% and 23% of revenues in years ended December 31, 1997, 1996 and 1995, respectively.

9. SUBSEQUENT EVENTS:

Subsequent to December 31, 1997, the Division incurred and recognized during the period ended July 2, 1998, approximately $25 million of losses on four contracts that were in process as of year-end. Division management represented that these losses were not anticipated at December 31, 1997, and related to matters and events occurring subsequent thereto. As a result, the losses were not reflected in the 1997 financial statements prepared by the Division.

In July 1998, Able Telcom Holding Corp. (Able) executed an agreement with WorldCom to acquire the Division for the net book value of the Division at March 31, 1998, as defined in the agreement, plus $10 million. Able subsequently negotiated a significant reduction in the purchase price. The accompanying financial statements of the Division for both the year ended December 31, 1997, and the period ended July 2, 1998, have been restated by Able to reflect the adjustments described in Note 10 which, in the opinion of Able's management, are necessary to have those financial statements be in accordance with generally accepted accounting principles.

10. RESTATEMENT OF FINANCIAL STATEMENTS:

Able closed the acquisition of the Division on July 2, 1998, with the stipulation that it could continue its due diligence assessment and could reopen negotiation of the purchase price. In September 1998, the cash and notes portion of the purchase price was reduced from the previously estimated amount of $101.4 million to $58.8 million. The adjusted price paid, including consideration delivered to the seller in the form of Able equity instruments valued at $4.1 million, was approximately $24.9 million less than the net assets reflected on the Division's July 2, 1998, unaudited balance sheet.

On November 10, 1999, Able met with the Staff of the Securities and Exchange Commission. One of the issues discussed with the Staff was the need to restate the pre-acquisition financial statements of the Division. These financial statements had been prepared by the predecessor owner. The Staff informed Able that it had a responsibility to restate the financial statements, if necessary, to be in accordance with what Able believed represented generally accepted accounting principles. The potential restatement involved the preacquisition audited financial statements of the Division for the year ended December 31, 1997, and the unaudited financial statements for the period from January 1, 1998 through July 2, 1998.

As part of the preparation and audit of the October 31, 1999 financial statements of Able, Able initiated a review of the preacquisition financial statements of the Division. Management of Able has determined that certain adjustments to the preacquisition financial statements of the Division for the year ended December 31, 1997 and the period from January 1, 1998 through July 2, 1998 are appropriate. The adjustments prepared by Able and reflected in the accompanying restated financial statements of the Division are described in more detail below. The adjustments include the correction of accounting errors discovered during the 1999 audit process and amounts identified in Able's review of the preacquisition financial statements of the Division and are based upon facts and circumstances that existed at the time those financial statements were prepared.

The effects of the restatements on the previously filed financial statements of the Division included in prior Able filings is shown below (in thousands):

                                                                    12/31/97         7/2/98
                                                                    --------        --------
Net loss - as previously reported                                   $ (8,317)       $(21,515)
    Record additional "reserves for losses on
       uncompleted contracts"(1)                                          --         (28,200)
    Record loss accruals in 1997(2)                                   (5,293)          5,293
    Record subcontractors' claims accrual in 1997(3)                  (4,306)          4,306
    Adjust receivables for discounted amount and based
      on percent complete(4)                                          (4,417)           (560)
    Record legal costs in period incurred(5)                          (1,000)           (400)
    Record write-down of conduit network assets held
      for sale(6)                                                         --          (6,559)
    Record adjustments related to the NYSTA contract(7)                 (291)            291
                                                                    --------        --------
Net loss - as adjusted                                              $(23,624)       $(47,344)

(1) Able has restated loss reserves on the Division's July 2, 1998, unaudited balance sheet to equal the finalized amount of the loss reserves recognized by Able in purchase accounting and confirmed by post acquisition activity in completing loss jobs.

(2) Able reviewed evidence that two electronic toll collection jobs were forecast to generate losses on completion of as much $13.1 million and $5.3 million, respectively, as of December 31, 1997. However, through December 31, 1997, losses recognized were only approximately $13.2 million for the two jobs. Additional losses were not accrued, apparently because the Division believed the losses would be mitigated through change orders, claims and additional revenues generated through those jobs. Those potential additional revenues were not realized. The guidance for consideration of unpriced change-orders and contractor claims is provided in paragraphs 62 and 65 of SOP 81-1. Able has restated the loss reserves to accrue for those unrecognized losses at December 31, 1997. It is Able's policy to not consider additional revenues that might result from change-orders or claims until the change-order is approved and signed.

(3) The claims relate to work performed by subcontractors to the Division on certain jobs. Most of the work performed by these subcontractors occurred in 1997. These claims were filed in 1997 or prior to July 2, 1998. Because these claims relate to work performed in 1997 and the claims originated in 1997, Able has restated the Division's financial statements to accrue, at December 31, 1997, the amounts that such claims have been, or are expected to be settled.

(4) Able determined that the Division had included in unbilled receivables (costs and profits in excess of billings) the gross amount of future user fees to be received over twenty years from two users of the NYSTA network (see Note 8 to the financial statements included in the Able's 1999 Form 10-K). The fees are payable in installments and should have been recorded at their discounted present value. Consequently, Able recorded an adjustment to reallocate the purchase price to recognize a discount on these long-term receivables. The discounted (at 10%) present value of these long-term receivables was approximately $3.8 million at October 31, 1999. Able believes this was an accounting error as reflected in the financial statements of the Division as of and for the year ended December 31, 1997. Therefore, Able has restated the financial statements of the Division to reflect the correction of this error at December 31, 1997.

(5) Able has also restated its own operating results for the first three quarters of fiscal 1999 (see Note 22 to the financial statements included in Able's 1999 Form 10-K). The restatement included adjustments for costs to operate the New Jersey Consortium Violation Processing Center that were determined to have been improperly deferred. It was determined that approximately $1.4 million of those costs were incurred before the acquisition of the Division and should have been expensed in the pre-acquisition financial statements of the Division. The $1.4 million was for legal fees and other pre-contract costs related to the award of the contract to the Division. Able has restated the financial statements of the Division to expense these costs when incurred in 1997 or early 1998.

(6) The financial statements prepared by the Division reflected NYSTA conduit network constructed by the Division and held for sale at approximately $34.6 million. This adjustment reduces the carrying value of that asset to the approximate net amount realized by Able on its subsequent sale.

(7) This amount is the net effect of adjustments related to the NYSTA contract to more appropriately value, as of December 31, 1997, the conduit network held for sale, the related accrual for property taxes, and the reserve for loss on that contract.

The following entries summarize the effects of the above restatement adjustments on the previously reported balance sheets of the Division as of December 31, 1997, and July 2, 1998:

December 31, 1997
-----------------
Network assets                                                           $21,110
Accumulated deficit                                                       15,307
     Reserves for Losses on Uncompleted Contracts                                      12,610
     Property taxes payable                                                            18,390
     Costs and earnings in excess of billings on uncompleted contracts                  5,417

July 2, 1998 (unaudited)
------------------------
Network assets                                                           $28,044
Accumulated deficit                                                       41,136
     Reserves for Losses on Uncompleted Contracts                                      39,900
     Property taxes payable                                                            22,000
     Costs and earnings in excess of billings on uncompleted contracts                  7,280

                            ABLE TELCOM HOLDING CORP.

          UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED JULY 31, 1998

                                                       7/31/98
                                                        ABLE        3/31/98 -5 MOS
                                                     HISTORICAL         PATTON           PRO FORMA
                                                     (RESTATED)      HISTORICAL         ADJUSTMENTS           SUB TOTAL
                                                     ----------      ----------         -----------           ---------
Revenues                                             $  115,125      $    9,339                  --           $ 124,464
Costs of revenues                                        90,222           8,825                  --              99,047
General and administrative                               14,703             889                  --              15,592
Depreciation and amortization                             4,865             501                  12 (A)           5,378
                                                     ----------      ----------         -----------           ---------
     Total costs and expenses                           109,790          10,215                  12             120,017
                                                     ----------      ----------         -----------           ---------
Income (loss) from operations                             5,335            (876)                (12)              4,447
Other (income) expense, net:
     Interest expense                                     2,092             574                 (57)(B)           2,609
     Interest and dividend income                            --              --                  --                  --
     Other (income) expense                               1,046            (366)                 78 (C)             758
                                                     ----------      ----------         -----------           ---------
     Total other (income) expense, net                    3,138             208                  21               3,367
Minority interest                                           610              --                  --                 610
                                                     ----------      ----------         -----------           ---------

Income (loss) before income taxes                         1,587          (1,084)                (33)                470
Income tax expense (benefit)                                857            (142)                (13)(D)             702
                                                     ----------      ----------         -----------           ---------
Net income (loss)                                           730            (942)                (20)               (232)
Preferred stock dividends and discount
     attributable to beneficial conversion
     privilege of preferred stock                         8,158              --                  --               8,158
                                                     ----------      ----------         -----------           ---------
Net income (loss) applicable to common stock         $   (7,428)     $     (942)        $       (20)          $  (8,390)
                                                     ==========      ==========         ===========           =========
Earnings per common share - basic                    $    (0.77)
Earnings per common share - diluted                  $    (0.77)

Basic weighted average shares                         9,660,921
Diluted weighted average shares                       9,660,921

                                                        11/1/97-
                                                         6/30/98
                                                          MFSNT             PRO FORMA               PRO FORMA
                                                       HISTORICAL          ADJUSTMENTS               COMPANY
                                                       (RESTATED)          (RESTATED)               (RESTATED)
                                                       ----------          -----------              ----------
Revenues                                                 $162,085                  --             $   286,549
Costs of revenues                                         193,010                  --                 292,057
General and administrative                                 11,939                  --                  27,531
Depreciation and amortization                               2,146          $       877 (F)              8,401
                                                       ----------          -----------            -----------
     Total Costs and Expenses                             207,095                  877                327,989
                                                       ----------          -----------            -----------
Income (loss) from operations                             (45,010)                (877)               (41,440)
Other (income) expense, net:
     Interest expense                                          --                3,421 (E)              6,030
     Interest and dividend income                             (15)                  --                    (15)
     Other (income) expense                                     6                   --                    764
                                                       ----------          -----------            -----------
     Total other (income) expense, net                         (9)               3,421                  6,779
Minority interest                                              --                   --                    610
                                                       ----------          -----------            -----------
Income (loss) before income taxes                         (45,001)              (4,298)               (48,829)
Income tax expense (benefit)                                   --                 (702)(G)                 --
                                                       ----------          -----------            -----------
Net income (loss)                                         (45,001)              (3,596)               (48,829)
Preferred stock dividends and discount
     attributable to beneficial conversion
     privilege of preferred stock                              --                  533 (E)              8,691
                                                       ----------          -----------            -----------
Net income (loss) applicable to common stock           $  (45,001)         $    (4,129)          $    (57,520)
                                                       ==========          ===========            ===========
Earnings per common share - basic                                                                 $     (5.95)
Earnings per common share - diluted                                                               $     (5.95)

Basic weighted average shares                                                                       9,660,921
Diluted weighted average shares                                                                     9,660,921

NOTES:

(A)
Incremental depreciation of $12,000 attributable to property, plant and equipment acquired from Patton and recorded at fair value.

(B)
Elimination of the amortization of debt discount of $57,000 for Patton related to debt repaid by Able.

(C)
Elimination of $78,000 in amortization of deferred financing costs related to debt repaid by Able, offset by the amortization of goodwill related to the acquisition of Patton.

(D)
Income tax benefit of $13,000 resulting from pro forma adjustments A, B, and C based on a rate of 38%.

(E)
Assumes the Company financed the cash purchase price of MFSNT of $63.4 million ($67.5 million less equity valued at $4.1 million) in the following ways (in thousands):

                                                                   Net Proceeds
________________________________________________________________________________
 Series B Preferred Stock (1)                                           $18,110
 WorldCom Note (2)                                                       30,000
 Secured Credit Facility (3)                                             15,290
________________________________________________________________________________
                                                                        $63,400
________________________________________________________________________________

(1) Assumes the $20.0 million Series B Preferred Stock was issued for net proceeds of $18.1 million on November 1, 1996, resulting in pro forma adjustments thru July 2, 1998, for dividends at 4 percent or $533,000. A beneficial conversion charge of $7.9 million related to the issuance of the Series B Preferred Stock was recognized at the date of issue and is reflected in the historical financial statements of the Company for the nine months ended July 2, 1998.
(2) Assumes the 11.5 percent $30.0 million WorldCom Note was issued for net proceeds of $30.0 million on November 1, 1997, resulting in a pro forma adjustment for the period from January 1, 1998 to July 2, 1998, to interest expense of $2.3 million.
(3) Assumes the remainder of the cash purchase price of $15.3 million was financed through the Company's Secured Credit Facility with a stated interest rate of 9.5 percent and an estimated effective interest rate of 11.0 percent, resulting in a pro forma adjustment for the period from January 1, 1998 to July 2, 1998, to interest expense of $1.1 million.

(F)
The MFSNT goodwill of $26.3 million is being amortized over 20-years resulting in annual amortization expense of $1.3 million. The pro forma adjustment for the period from January 1, 1998 to July 2, 1998 is approximately $0.9 million.

(G)
As a result of significant pro forma losses, a pro forma adjustment is necessary to eliminate income tax expense.

                            ABLE TELCOM HOLDING CORP.

          UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED OCTOBER 31, 1997


                                                      10/31/97           10/31/97
                                                        ABLE              PATTON           PRO FORMA
                                                     HISTORICAL         HISTORICAL        ADJUSTMENTS
                                                     ----------         ----------        -----------
Revenues                                             $   86,334            $30,456                 --
Costs of revenues                                        68,181             26,375                 --
General and administrative                                8,781              2,415                 --
Depreciation and amortization                             4,532              1,246                 63   (K)
                                                     ----------          ----------         -----------
     Total Costs and Expenses                            81,494             30,036                 63
                                                     ----------          ----------        -----------
Income (loss) from operations                             4,840                420                (63)
Other expenses (income):
     Interest expense                                     1,565                775               (129)  (L)
     Interest and dividend income                          (449)                --                 --
     Other (income) expense                                (153)              (172)               187   (M)
                                                     ----------         ----------        -----------
     Total other expense, net                               963                603                 58
Minority interest                                           292                  6                 --
                                                     ----------         ----------        -----------
Income (loss) before income taxes                         3,585               (189)              (121)
Income tax expense (benefit)                                727                135                (46)  (N)
                                                     ----------         ----------        -----------
Net income (loss)                                         2,858               (324)               (75)
Preferred stock dividends and discount
     attributable to beneficial conversion
     privilege of preferred stock                         1,526                 --                 --
                                                     ----------         ----------        -----------
Net income (loss) applicable to common stock         $    1,332         $     (324)       $       (75)
                                                     ==========         ==========        ===========
Earnings per common share - basic                    $     0.16
Earnings per common share - diluted                  $     0.16

Basic weighted average shares                         8,504,972
Diluted weighted average shares                       8,504,972


                                                                        12/31/97
                                                                          MFSNT             PRO FORMA                 PRO FORMA
                                                                       HISTORICAL          ADJUSTMENTS                 COMPANY
                                                    SUB TOTAL          (RESTATED)          (RESTATED)                 (RESTATED)
                                                    ---------          ----------          -----------                ----------
Revenues                                            $ 116,790          $364,917                     --                $ 481,707
Costs of revenues                                      94,556           363,452                     --                  458,008
General and administrative                             11,196            22,381                     --                   33,577
Depreciation and amortization                           5,841             2,685                  1,315 (P)                9,841
                                                    ---------          --------            -----------                ---------
     Total Costs and Expenses                         111,593           388,518                  1,315                  501,426
                                                    ---------          --------            -----------                ---------
Income (loss) from operations                           5,197           (23,601)                (1,315)                 (19,719)
Other expenses (income):
     Interest expense                                   2,211                --                  5,132 (O)                7,343
     Interest and dividend income                        (449)               --                     --                     (449)
     Other (income) expense                              (138)               23                     --                     (115)
                                                    ---------          --------            -----------                ---------
     Total other expense, net                           1,624                23                  5,132                    6,779
Minority interest                                         298                --                     --                      298
                                                    ---------          --------            -----------                ---------
Income (loss) before income taxes                       3,275           (23,624)                (6,447)                 (26,796)
Income tax expense (benefit)                              816                --                   (816) (Q)                  --
                                                    ---------          --------            -----------                ---------
Net income (loss)                                       2,459           (23,624)                (5,631)                 (26,796)
Preferred stock dividends and discount
     attributable to beneficial conversion
     privilege of preferred stock                       1,526                --                  8,709 (O)               10,235
                                                    ---------          --------            -----------                ---------
Net income (loss) applicable to common stock        $     933          $(23,624)           $   (14,340)               $ (37,031)
                                                    =========          ========            ===========                =========
Earnings per common share - basic                                                                                     $   (4.35)
Earnings per common share - diluted                                                                                   $   (4.35)

Basic weighted average shares                                                                                         8,504,972
Diluted weighted average shares                                                                                       8,504,972

NOTES:

(K)
Incremental depreciation of $63,000 attributable to recording property, plant and equipment acquired from Patton and recorded at fair value.

(L)
Elimination of the amortization of debt discount of $129,000 for Patton that related to debt repaid by Able.

(M)
Elimination of $187,000 in amortization of deferred financing costs related to debt repaid by Able, offset by the amortization of goodwill related to the acquisition of Patton.

(N)
Income tax benefit of $46,000 resulting from proforma adjustments K, L, and M based on a rate of 38%.

(O)
Assumes the Company financed the cash purchase price of MFSNT of $63.4 million ($67.5 million less equity valued at $4.1 million) in the following ways (in thousands):

                                                                   Net Proceeds
-------------------------------------------------------------------------------
Series B Preferred Stock (1)                                       $18,110
WorldCom Note (2)                                                   30,000
Secured Credit Facility (3)                                         15,290
-------------------------------------------------------------------------------
                                                                   $63,400
-------------------------------------------------------------------------------

(1) Assumes the $20.0 million Series B Preferred Stock was issued for net proceeds of $18.1 million on November 1, 1996, resulting in pro forma adjustments during fiscal year 1997 for dividends at 4 percent or $800,000 and a beneficial conversion charge of $7.9 million recognized at the date of issue.
(2) Assumes the 11.5 percent $30.0 million WorldCom Note was issued for net proceeds of $30.0 million on November 1, 1996, resulting in a pro forma adjustment during fiscal year 1997 to interest expense of $3.5 million.
(3) Assumes the remainder of the cash purchase price of $15.3 million was financed through the Company's Secured Credit Facility with a stated interest rate of 9.5 percent and an estimated effective interest rate of
       11.0 percent, resulting in a pro forma adjustment during fiscal year 1997 to interest expense of $1.7 million.

(P)
The MFSNT goodwill of $26.3 million is being amortized over 20-years resulting in annual amortization expense of $1.3 million.

(Q)
As a result of significant pro forma losses, a pro forma adjustment is necessary to eliminate income tax expense.

                           ABLE TELCOM HOLDING CORP.
                                AND SUBSIDIARIES

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)


On April 1, 1998, the Company purchased all of the outstanding common stock of Patton Management Corporation ("Patton") for a total purchase price of approximately $4.0 million. The acquisition was accounted for using the purchase method of accounting. Goodwill of approximately $4.3 million (as adjusted) was recorded and is being amortized on a straight-line basis over 20 years. The results of operations of Patton have been included in the Company's consolidated statements of operations since the date of acquisition.

On July 2, 1998, the Company acquired the Network Technologies Division of MFS Network Technologies, Inc. ("MFSNT") from a subsidiary of WorldCom, Inc. The acquisition was accounted for as a purchase and the operations of MFSNT have been included in the consolidated financial statements of the Company prospectively from the date of acquisition.

As described in Item 2. of this Form 8-K/A-3, the purchase price for MFSNT included the following consideration (in millions):

Contract price                                                          $58.8
Transaction related costs                                                 4.6
WorldCom Option                                                           3.5
WorldCom Phantom Stock Awards                                             0.6
-----------------------------------------------------------------------------
Total purchase prices                                                   $67.5
-----------------------------------------------------------------------------

The Company's consolidated balance sheet as of October 31, 1998, reflected the preliminary allocation of the purchase price to the assets acquired and the liabilities assumed based on initial estimates of their fair values. During the year ended October 31, 1999, (see Note 5 to the financial statements included in Able's 1999 Form 10-K) the Company obtained the information needed to complete its valuation and finalized the allocation as set forth below (in millions):

                                                As
                                            Previously                 Final
                                             Reported   Adjustments  Allocation
                                            ----------  -----------  ----------
Accounts receivable                            $47.0      $(1.4)       $45.6
Costs and profits in excess of billings on
  uncompleted contracts                         93.7       (5.0)        88.7
Assets held for sale                            38.8         --         38.8
Prepaid expenses                                 1.0         --          1.0
Property                                         5.7         --          5.7
Goodwill                                        16.5        9.8         26.3
Accounts payable                               (13.7)      (0.5)       (14.2)
Billings in excess of costs on uncompleted
  contracts and accrued job costs incurred     (56.6)        --        (56.6)
Reserves for losses on uncompleted
  contracts                                    (40.5)       0.6        (39.9)
Accrued restructuring costs                     (2.0)       0.3         (1.7)
Property taxes payable                         (15.0)        --        (15.0)
Other accrued liabilities                       (7.4)      (3.8)       (11.2)
-------------------------------------------------------------------------------
      Total allocated purchase price          $ 67.5      $  --       $ 67.5
-------------------------------------------------------------------------------

The accompanying restated pro forma combined statements of operations include pro forma adjustments that are based on the final allocation of the MFSNT purchase price.

The accompanying restated pro forma combined statements of operations have been prepared assuming the purchase of MFSNT and Patton occurred as of November 1, 1996. As described in footnote 10 to the restated historical financial statements of MFSNT included in this Form 8-K/A-3, those financial statements have been restated by the Company. The related amounts for MFSNT included in the pro forma combined financial statements included herein have likewise been restated as indicated below:

                                                          Eight-Months Ended                          Year Ended
                                                       6/30/98 MFSNT Historical                12/31/97 MFSNT Historical
                                                 -----------------------------------      -----------------------------------
                                                 Previously                               Previously
                                                  reported    Adjustments   Adjusted       reported    Adjustments   Adjusted
                                                 ----------   -----------   --------      ----------   -----------   --------
Revenues                                            162,645          (560)   162,085         369,334        (4,417)   364,917
  Costs of Revenues                                 168,141        24,869    193,010         353,562         9,890    363,452
  General and Administrative                         11,539           400     11,939          21,381         1,000     22,381
  Depreciation and amortization                       2,146             0      2,146           2,685             0      2,685
                                                 ----------   -----------   --------      ----------   -----------   --------
Total Costs and Expenses                            181,826        25,269    207,095         377,628        10,890    388,518
                                                 ----------   -----------   --------      ----------   -----------   --------

Income (loss) from operations                       (19,181)      (25,829)   (45,010)         (8,294)      (15,307)   (23,601)
Other (income) expense, net
  Interest Expense                                       --             0         --              --             0         --
  Interest and dividend income                          (15)            0        (15)             --             0         --
  Other (income) expense                                  6             0          6              23             0         23
                                                 ----------   -----------   --------      ----------   -----------   --------
  Total other (income) expense, net                      (9)            0         (9)             23             0         23
Minority interest                                        --             0         --              --             0         --
                                                 ----------   -----------   --------      ----------   -----------   --------

Income (loss) before income taxes                   (19,172)      (25,829)   (45,001)         (8,317)      (15,307)   (23,624)
Income tax expense (benefit)                             --             0         --              --             0         --
                                                 ----------   -----------   --------      ----------   -----------   --------

Net income (loss)                                   (19,172)      (25,829)   (45,001)         (8,317)      (15,307)   (23,624)
Preferred stock dividends and discount
  attributable to beneficial conversion
   privilege of preferred stock                          --             0         --              --             0         --
                                                 ----------   -----------   --------      ----------   -----------   --------
Net income (loss) applicable to common stock        (19,172)      (25,829)   (45,001)         (8,317)      (15,307)   (23,624)
                                                 ----------   -----------   --------      ----------   -----------   --------

APPENDIX D

                             AUDIT COMMITTEE OF THE
                  ABLE TELCOM HOLDING CORP. BOARD OF DIRECTORS

                                     CHARTER

1.       STATEMENT OF POLICY

The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to any governmental body, the public or others, the Corporation's systems of internal controls regarding financial reporting that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to the Corporation's financial reporting policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

         [ ] Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

         [ ] Review and appraise the audit efforts of the Corporation's independent auditors and internal audit department; and

         [ ] Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 3 and 4.

2.       COMPOSITION

The Audit Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors, as soon as such individuals are duly qualified members of the Board but in no event later than June 13, 2001, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. The Board of Directors, in its business judgment, shall determine that the members of the audit committee satisfy the three foregoing criteria.

In addition, each member of the audit committee must satisfy the independence requirements of the Nasdaq Stock Market.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3.       MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or the other participants believe should be discussed privately. In addition, the Committee or its Chair should meet with the independent auditors and management quarterly to review the Corporation's financials consistent with Section 4 below. The Committee shall maintain minutes or other records of meetings and activities of the Audit Committee which shall be submitted to the Board of Directors.

4.       RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

         a. Review and update this Charter periodically, at least annually, as conditions dictate and report the results of its review to the Board;

         b. Review the Corporation's annual financial statements and any reports or other financial information to be submitted to any governmental body, the public, or others, including any certification, report, opinion or review rendered by the independent auditors;

         c. Review the regular internal reports to management prepared by the internal auditing department and management's response; and review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal audit.

         d. Review with financial management and the independent auditors a draft of the 10-Q in substantially final form, and the 10Q prior to its filing [or prior to the release of earnings]. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

The Corporation's outside independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. The Board of Directors, in consultation with the Audit Committee has the ultimate authority to select, evaluate, recommend that shareholders ratify the selection of and, where in its business judgment appropriate, replace the outside independent auditors.

         e. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors. Arrange for the independent auditor to be available to the full Board of Directors at least annually to help provide a basis for the board to recommend to the stockholders ratification of the appointment of the independent auditors.

         f. The chair of the Committee shall be responsible for obtaining and providing to the other members of the Committee, on at least an annual basis, a written statement from the Corporation's independent auditors to the committee delineating all of the relationships between the auditors and the Corporation, including a representation from the auditor that the statement is consistent with the Independent Standards Board's Standard No. 1. The Committee is responsible, on an annual basis, for engaging in a dialogue with the Corporation's independent outside auditors, with respect to any relationships or services disclosed in the foregoing statement that the Committee deems may impact the objectivity and independence of the auditors and, if the Committee deems appropriate, for recommending that the Board of Directors of the Corporation take appropriate action to assure the independence of the auditors.

         g. Periodically consult with the independent auditors out of the presence of management about internal controls over financial reporting including computerized information system controls and security and the fullness and accuracy of the organization's financial statements.

         h. Inquire of management, the director of internal audit and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

         i. Consider, in consultation with the independent auditors and the director of internal audit, the audit scope and plan of the internal auditors and the independent auditors.

         j. Review with the director of internal auditing and the independent auditors the coordination of audit efforts to assure coverage, reduction of redundant efforts, and the effective use of audit resources.

Financial Reporting Processes

         k. In consultation with the independent auditors and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

         l. Consider the independent auditors judgment about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting. Discuss with the Corporation's independent auditors their views about the quality and acceptability of the Corporation's accounting principles as applied to its financial reporting, including such matters as the consistency of the Corporation's accounting policies, their application and related disclosures. The discussion should include items that the auditors believe may have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information included in the Corporation's financial statements, such as selection of new, or changes in, accounting policies; estimates, judgments and uncertainties; unusual transactions; and accounting policies relating to significant financial statement items, including the timing of transactions and the periods in which they are recorded.

         m. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal audit department.

         n. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

         o. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent auditors.

         p. Review with counsel legal regulatory matters that may have a material impact on the financial statements, related to the Corporation's compliance with financial reporting policies, and programs and reports received from regulators.

         q. Following completion of the annual audit, review separately with each of management, the independent auditors and the internal audit department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

         r. Review any significant disagreement among management and the independent auditors or the internal audit department in connection with the preparation of the financial statements.

         s. Review the independent auditor, the internal audit department and advise management as to the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted in an appropriate amount of time subsequent to implementation of changes or improvements, as decided by the Committee.)

         t. Report actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

         u. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

         v. The Committee will perform such other functions as assigned by law, the Corporation's charter or by-laws, or the Board of Directors.

         w. Review the procedures established by the Corporation that monitor the compliance by the Corporation with its loan and indenture financial covenants and restrictions.

                            ABLE TELCOM HOLDING CORP.
                          PROXY AND VOTING INSTRUCTION
            2000 ANNUAL MEETING OF SHAREHOLDERS - [SEPTEMBER 29, 2000]

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ______________ and ______________, or any of them, as a Proxy or with full power of substitution, to represent the undersigned at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Able Telcom Holding Corp. (the "Company") to be held at _________________in Atlanta, Georgia on September 29, 2000 at 10 a.m. Eastern Time, and at all adjournments or postponements thereof, and to vote all the shares of Common Stock, $.001 par value per share, held of record by the undersigned at the close of business on August 17, 2000, with all the power that the undersigned would possess if personally present, as designated on the reverse side. Your vote is important to us. Feel free to direct your comments to the Corporate Secretary at
(770) 993-1570. Shares will be voted as specified. The undersigned also hereby revokes previous Proxies and acknowledges receipt of the Company's Notice of Annual Meeting and Proxy Statement.

The Board recommends a vote FOR Items 1-10. IF YOU DO NOT SPECIFY HOW YOU INTEND TO VOTE, THIS PROXY WILL BE VOTED "FOR" EACH PROPOSAL. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

1.       Election of the Directors

         Nominees for Directors

         Billy V. Ray, Jr.          Edwin D. Johnson
         Alec McLarty               C. Frank Swartz

__   FOR ALL THE NOMINEES   __        WITHHOLD AUTHORITY TO   __       FOR ALL THE NOMINEES
     LISTED ABOVE                     VOTE FOR THE NOMINEES            LISTED ABOVE, EXCEPT
                                      LISTED ABOVE                     AS FOLLOWS

List Exceptions:

2.       Amending the Articles of Incorporation

A. to increase the number of authorized shares of Common Stock from 25 million to 100 million.

___  FOR        ___  AGAINST      ___  ABSTAIN

B. to increase the number of authorized shares of Preferred Stock from one million to five million.

___  FOR        ___  AGAINST      ___  ABSTAIN

3. Amending the Articles of Incorporation to change its corporate name for "ABLE TELCOM HOLDING CORP." to `THE ADESTA GROUP, INC."

___  FOR        ___  AGAINST      ___  ABSTAIN

4.       Further amending the Company's 1995 Stock Option Plan to

         (A) increase the number of shares authorized for issuance from 1,300,000 to 5,500,000;

___  FOR        ___  AGAINST      ___  ABSTAIN

         (B) increase the number of options granted to Non-Affiliate Directors from a one-time grant of 5,000 options to an annual grant of 10,000 options,

___  FOR        ___  AGAINST      ___  ABSTAIN

         (C) grant additional options, on an annual basis to Non-Affiliate Directors who serve as Chairman of the Board of the Company or as Chairman or a member of a Board committee, and

___  FOR        ___  AGAINST      ___  ABSTAIN

         (D) Extend the exercise period of the date of options previously granted to Non-Affiliate Directors to the earlier of (A) September 19, 2005, or
(B) the date which is two years after the date that the Non-Affiliate Director is no longer serving as a Director.

___  FOR        ___  AGAINST      ___  ABSTAIN

5. Ratifying and approving the issuance of stock options granted to certain of our officers and directors.

___  FOR        ___  AGAINST      ___  ABSTAIN

6. Approving issuing 2,600,000 shares of Common Stock upon the exercise of certain options and stock appreciation rights granted to WorldCom, Inc.

___  FOR        ___  AGAINST      ___  ABSTAIN

7. Approving issuing shares of Common Stock upon exercising certain Series B warrants.

___  FOR        ___  AGAINST      ___  ABSTAIN

8. Approving issuing shares of Common Stock upon converting shares of our Series C Convertible Preferred Stock and exercising certain warrants issued in our Series C offering.

___  FOR        ___  AGAINST      ___  ABSTAIN

9. Approving issuing shares to Sirit Technologies, Inc. under our settlement agreement with them.

___  FOR        ___  AGAINST      ___  ABSTAIN

10. Ratifying the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal years ended October 31, 1999 and October 31, 2000.

___  FOR        ___  AGAINST      ___  ABSTAIN

NOTE: Please sign this Proxy Card as your name appears hereon, including the title "Executor," "Trustee," etc., if it is appropriate. If a joint account, each joint owner should each sign. If stock is held by a corporation, this Proxy Card should be executed by a proper officer thereof.

PLEASE DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

Dated: ______________________, 2000


----------------------------------

Shareholder                           [ ] I intend to attend the Annual Meeting.


----------------------------------
Co-owner, if applicable